TRANSTECH INDUSTRIES, INC.
                                        200 Centennial Avenue
                                              Suite 202
                                    Piscataway, New Jersey  08854

                   ________________________________________________________

                              NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   To Be Held On February 29, 1996
                      ________________________________________________________

To the Stockholders of Transtech Industries, Inc.:

        You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Transtech Industries, Inc. (the "Company") to be held at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873, on Thursday, February 29, 1996, at 3:00 p.m., Eastern Standard Time, for the following purposes:

       1. To consider and approve the transactions contemplated by the proposed sale (the "Proposed Sale") by THV Acquisition Corp., a wholly-owned subsidiary of the Company ("THV" or the "Seller"), of all the issued and outstanding common stock of Hunt Valve Company, Inc. ("Hunt") owned by the Seller to ValveCo Inc. (the "Purchaser"), a newly-formed corporation organized by Three Cities Research, Inc. ("TCR"), a Delaware corporation unaffiliated with the Company or any of its directors and officers, with the participation of certain directors and executive officers of the Company and Hunt who will have minority equity interests in the Purchaser. It is expected that certain employees of TCR will be directors of the Purchaser after consummation of the Proposed Sale. In addition, TCR is a party to a management agreement with a general partner of each of two partnerships which together will own approximately 70% of the voting stock of the Purchaser on a fully diluted basis upon consummation of the Proposed Sale.

       2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

       The Board of Directors has fixed the close of business on January 2, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at such Special Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the said record date are entitled to notice of and to vote at such Special Meeting. The stockholders of the Company will not be entitled to any appraisal or dissenter's rights with respect to the Proposed Sale. In the event the Proposed Sale is approved, such approval may be used as a defense by the Company in any action by a shareholder of the Company against the Company or any of its representitives challenging the legality of the Proposed Sale, irrespective of whether such shareholder voted for or against, or abstained from voting with respect to, the Proposed Sale.

       Whether or not you plan to be present at the Special Meeting, please complete, sign, date and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors, so that your shares may be represented


at the Special Meeting. Signed but unmarked proxies will be voted FOR the Proposed Sale. The proxy is revocable and will not affect your right to vote in person in the event you attend the Special Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Andrew J. Mayer, Jr.

February 9, 1996                        Andrew J. Mayer, Jr., Vice-President -
                                        Finance, Chief Financial Officer and
                                        Secretary

                              TRANSTECH INDUSTRIES, INC.
                                 200 Centennial Avenue
                                       Suite 202
                             Piscataway, New Jersey  08854



                                   PROXY STATEMENT

                          for SPECIAL MEETING of STOCKHOLDERS

                                   February 29, 1996




       This Proxy Statement is being furnished to holders of common stock, par value $.50 per share ("Common Stock"), of Transtech Industries, Inc., a Delaware corporation (the "Company"), in connection with the solicitation, by and on behalf of the Board of Directors of the Company, of proxies to be used at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873, on Thursday, February 29, 1996 commencing at
3:00 p.m., Eastern Standard Time, or any adjournment thereof.

       At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the transactions contemplated by the sale (the "Proposed Sale") by THV Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of the Company ("THV" or the "Seller"), of all the issued and outstanding common stock, par value $.01 per share, owned by the Seller (the "Hunt Common Stock"), of Hunt Valve Company, Inc., a Delaware corporation ("Hunt"), to ValveCo Inc. (the "Purchaser"), a newly-formed Delaware corporation organized by Three Cities Research, Inc. ("TCR"), a Delaware corporation unaffiliated with the Company or any of its directors or officers, with the participation of certain directors and executive officers who are members of management of the Company and Hunt who will have minority equity interests in the Purchaser, pursuant to a Stock Purchase Agreement (the "Purchase Agreement"), dated as of October 24, 1995, as amended on January 15 and February 5, 1996, among the Seller, the Company, and the Purchaser. The Seller owns 79.05% of the outstanding common stock of Hunt, whose assets may be deemed to represent substantially all of the assets of the Company.

       The Proposed Sale contemplates that the Purchaser shall purchase the Hunt Common Stock from the Seller and, simultaneously therewith, the Purchaser shall provide Hunt with sufficient funds to enable Hunt to redeem its issued and outstanding 7% preferred stock, without par value (the "Hunt Preferred Stock"), all of which is owned by the Seller, and pay to the Seller all amounts due pursuant to the senior subordinated note issued by Hunt to Seller in the original principal amount of $500,000 (the "Senior Subordinated Note"). Hunt's present loan agreements, which will be paid or refinanced at the closing of the Proposed Sale, restrict Hunt's ability to redeem the Hunt Preferred Stock or to make any payments to the Seller on account of the Senior Subordinated Note. The Hunt Common Stock shall be purchased for a purchase price (the "Purchase Price") of $2,208,000 in cash, representing gross proceeds of $18,000,000, reduced by the sum of (i) $12,721,000, representing the amount of Hunt's indebtedness for borrowed money as of the closing of the Proposed Sale ("Funded Debt"), including Hunt's revolving credit facility (the "Revolver"), which has been fixed by the parties solely for purposes of determination of the Purchase Price (the "Funded Debt Amount"), (ii) the amount of $500,000, representing the value of the shares (the "Lender Warrant Shares") acquired by Terold N.V., a designee of the Purchaser ("Terold"), upon exercise of the Lender Warrants (as hereinafter defined under "The Proposed Sale - The Parties - THV, HVHC and Hunt") on December 27, 1995, (iii) the amount required to be paid by Hunt to the Seller upon the redemption by Hunt of the Hunt Preferred Stock and (iv) the amount required to be paid by Hunt to the Seller in repayment of the Senior Subordinated Note. At the closing of the Proposed Sale, the Purchaser shall provide Hunt with sufficient funds to pay and/or refinance the Funded Debt. The Seller was previously paid $50,000 of the Purchase Price (the "Supplemental Stock Payment") by Terold for the sale of 18 shares, or 2%, of the Hunt common stock held by the Seller (the "Supplemental Stock") to Terold on December 27, 1995. Since the outstanding balance of the Revolver fluctuates daily depending upon the amount of cash received and disbursements paid on a given day, the amount of Funded Debt outstanding as of the closing of the Proposed Sale cannot be predicted. Accordingly, the Seller and the Purchaser have agreed to the Funded Debt estimate of $12,721,000 defined above as the "Funded Debt Amount." Based on information presently available to the Company, the Company anticipates that net cash proceeds of the Proposed Sale (the "Net Cash Proceeds") will be approximately $3,981,000, with such estimate due to possible variation in anticipated transaction costs of the Company with respect to the Proposed Sale, as set forth in the following table:

       Gross Proceeds (Includes                      $18,000,000
         $50,000 previously paid by
         Terold to the Seller for the
         Supplemental Stock)
       Less:
             Funded Debt Amount                       12,721,000
             Value of Lender Warrant                     500,000
               Shares                                 __________

     Cash Proceeds Before
       Transaction Costs                               4,779,000
       Transaction Costs                                 798,000
       Net Cash Proceeds                             $ 3,981,000

       The cash proceeds before transaction costs to be received by the Company represents (i) the Purchase Price of $2,208,000, (ii) $2,000,000 of proceeds from the redemption of the Hunt Preferred Stock, to be redeemed upon consummation of the Proposed Sale, and
(iii) $571,000 of proceeds of the repayment of the Senior Subordinated Note, to be repaid upon consummation of the Proposed Sale. See "Allocation of Proceeds". In the event that, in the judgment of the Independent Director and his advisors, the actual Net Cash Proceeds to be received at the closing of the Proposed Sale will be an amount that, in light of all circumstances, is materially less than $3,981,000, the Company will resolicit proxies with respect to the Proposed Sale. Of the Net Cash Proceeds, $750,000 will be held in escrow to secure the Seller's indemnification obligations to the Purchaser under the Purchase Agreement. See "The Purchase Agreement - Conditions to Closing." If the Seller consummates an acquisition or business combination involving Hunt with a person or entity other than the Purchaser or its affiliates on or before February 17, 1996, the Seller and the Company shall pay, or cause Hunt to pay, to the Purchaser at the closing of such transaction a fee of $450,000, and the Company, the Seller or Hunt shall reimburse Robert V. Silva & Company, Inc. ("Silva & Company"), an entity of which Robert V. Silva, Chairman of the Board and Chief Executive Officer of the Company, is a principal, and the Purchaser for up to $1,000,000 of expenses incurred in negotiating the Purchase Agreement and the transactions contemplated thereby. See "The Purchase
Agreement - Negotiations with Others; Right of First Refusal."
It is expected that certain employees of TCR will be directors of the Purchaser after consummation of the Proposed Sale. In addition, TCR is a party to a management agreement with a general partner of each of two partnerships represented by TCR (the "TCR Investors") which together will own approximately 70% of the voting stock of the Purchaser on a fully diluted basis upon consummation of the Proposed Sale. See "The Proposed Sale - The Parties - The Purchaser" and "The Purchase Agreement."

       The sole independent member of the Board of Directors has approved the Proposed Sale and recommends a vote FOR approval of the Proposed Sale.

       The sole independent member of the Board of Directors is Arthur C. Holdsworth, III, who has served as a director since 1988. Since 1977, Mr. Holdsworth has been employed by Millington Quarry, a company owned by members of the Mahan family. Mr. Holdsworth's sister is the spouse of Roger Mahan, a member of the Mahan family. Certain members of the Mahan family who collectively own approximately 35% of the Common Stock (the "Mahan Stockholders") have indicated that they are in favor of the Proposed Sale and have granted to the Purchaser an irrevocable proxy to vote their shares in favor of the Proposed Sale. Robert V. Silva is the Chairman of the Board and Chief Executive Officer of the Company. He initiated the Proposed Sale and will have a minority equity interest in the Purchaser and remain an officer and director of Hunt after the Proposed Sale. (See "The Proposed Sale - Interests of Certain Persons in the Proposed Sale".) The wife of Robert V. Silva is the sister-in-law of a member of the Mahan family. However, Mr. Holdsworth is not employed by the Company, owns no Common Stock, has no present ownership interest in either TCR or the Purchaser, will have no ownership interest in TCR or the Purchaser after the closing of the Proposed Sale, and has not been, nor is he proposed to be, engaged by TCR or the Purchaser as an advisor, consultant or employee. The Mahan Stockholders have no ownership interest in the Purchaser or in TCR. See "The Proposed Sale - Interests of Certain Persons in the Proposed Sale." Both the Company and Mr. Holdsworth believe that Mr. Holdsworth's relationship with the Mahan family will not interfere with his exercise of independent judgment in carrying out his responsibilities as a director of the Company in connection with the Proposed Sale. Separate counsel has been engaged to represent the Company and Mr. Holdsworth, in his capacity as independent director, in connection with the Proposed Sale. Brenner Securities Corporation, an investment banking firm unaffiliated with the Company, has rendered an opinion to Mr. Holdsworth, in his capacity as a director of the Company, as to the fairness to the Company of the Proposed Sale from a financial point of view. See "The Proposed Sale - Opinion of Financial Advisor."

       Signed but unmarked proxies will be voted FOR the Proposed Sale. The stockholders of the Company will not be entitled to any appraisal or dissenter's rights with respect to the Proposed Sale. In the event the Proposed Sale is approved, such approval may be used as a defense by the Company in any action by a shareholder of the Company against the Company or any of its representatives challenging the legality of the Proposed Sale, irrespective of whether such shareholder voted for or against, or abstained from voting with respect to, the Proposed Sale.


       Hunt is the successor in interest to Hunt Valve Company, Inc., an Ohio corporation, which is sometimes referred to herein as "Old Hunt". As described below (see "The Proposed Sale - Background and Reasons for the Proposed Sale - Term Debt and Warrant Assignment"), as part of the Company's plan to protect the market value of Old Hunt through the severance of Old Hunt from the Company's consolidated federal income tax group in 1995, and thereby relieve Old Hunt from joint and several liability for the Company's taxes for 1996 and subsequent years, the Company and the Seller caused Old Hunt to merge (the "Merger") with and into its immediate parent company, HVHC, Inc., a Delaware corporation ("HVHC") whose sole asset was the common stock of Old Hunt. The Merger became effective on December 26, 1995 (the "Merger Date"). Upon Merger effectiveness, HVHC changed its name to "Hunt Valve Company, Inc." Thereafter, Terold acquired an aggregate of 20.95% of the common stock of Hunt, the successor by merger of Old Hunt, thereby effecting the deconsolidation of Hunt from the Company's consolidated federal income tax group. See "The Proposed Sale - Recommendation of the Board of Directors." Accordingly, except as otherwise expressly provided herein, all references to "Hunt" in this Proxy Statement and the description of documents described herein with respect to matters or events preceding the Merger Date are references to Old Hunt, and all references to "Hunt" with respect to matters or events on or after the Merger Date are references to Hunt, as successor by merger to Old Hunt.

       This Proxy Statement, the accompanying proxy, the Company's Annual Report for 1994 and the Company's Form 10-QSB for the fiscal quarter ended September 30, 1995, as amended, are being mailed to stockholders of the Company on or about February 9, 1996.

       No persons have been authorized to give any information or make any representation other than those contained in this Proxy Statement in connection with the solicitations of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. All information pertaining to the Purchaser contained in this Proxy Statement has been supplied by the Purchaser.

               TABLE OF CONTENTS                                       PAGE
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . .        16
       Time, Date and Place . . . . . . . . . . . . . . . . . .        16
       Matters to be Considered at the Special Meeting. . . . .        16
       Voting and Record Date . . . . . . . . . . . . . . . . .        16
       Proxies. . . . . . . . . . . . . . . . . . . . . . . . .        17

THE PROPOSED SALE . . . . . . . . . . . . . . . . . . . . . . .        18
       The Parties. . . . . . . . . . . . . . . . . . . . . . .        18
       Background and Reasons for the Proposed Sale . . . . . .        21
       Recommendation of the Board of Directors . . . . . . . .        38
       Opinion of Financial Advisor . . . . . . . . . . . . . .        41
       Joint Marketing Agreement - Hydraulik-Ring . . . . . . .        46
       Hunt Financing Memorandum. . . . . . . . . . . . . . . .        46
       Interests of Certain Persons in the Proposed Sale. . . .        49
       Regulatory Filings and Approvals . . . . . . . . . . . .        51
       Allocation of Proceeds . . . . . . . . . . . . . . . . .        51
       Plans for Operation of the Company After the
           Proposed Sale. . . . . . . . . . . . . . . . . . . .        53

THE PURCHASE AGREEMENT. . . . . . . . . . . . . . . . . . . . .        57
       The Proposed Sale. . . . . . . . . . . . . . . . . . . .        58
       Purchase Price . . . . . . . . . . . . . . . . . . . . .        58
       Closing Date . . . . . . . . . . . . . . . . . . . . . .        58
       Conditions to Closing. . . . . . . . . . . . . . . . . .        58
       Representations and Warranties . . . . . . . . . . . . .        61
       Certain Covenants. . . . . . . . . . . . . . . . . . . .        61
       Negotiations with Others; Right of First Refusal . . . .        63
       Certain Post-Closing Covenants . . . . . . . . . . . . .        64
       Survival; Indemnification. . . . . . . . . . . . . . . .        64
       Termination. . . . . . . . . . . . . . . . . . . . . . .        65

REASONS FOR SEEKING STOCKHOLDER APPROVAL OF
       PROPOSED SALE. . . . . . . . . . . . . . . . . . . . . .        66

FEDERAL INCOME TAX CONSEQUENCES; RIGHTS OF
       DISSENTING SHAREHOLDERS; VOTE REQUIRED . . . . . . . . .        67
       Federal Income Tax Consequences. . . . . . . . . . . . .        67
       Rights of Dissenting Stockholders. . . . . . . . . . . .        68
       Vote Required. . . . . . . . . . . . . . . . . . . . . .        68

MARKET FOR THE COMPANY'S COMMON EQUITY AND
       RELATED STOCKHOLDER MATTERS. . . . . . . . . . . . . . .        68

SELECTED CONSOLIDATED FINANCIAL INFORMATION
       OF THE COMPANY . . . . . . . . . . . . . . . . . . . . .        70

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
       MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . .        93

POSSIBLE ADJOURNMENT. . . . . . . . . . . . . . . . . . . . . .        95
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .        95
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . .        96

ANNEX A:  PURCHASE AGREEMENT. . . . . . . . . . .
ANNEX B:  FAIRNESS OPINION. . . . . . . . . . . .
ANNEX C:  TERM DEBT AND WARRANT ASSIGNMENT. . . .

                                        SUMMARY
       The following is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not a complete statement of all facts material to a stockholder's decision with respect to the matters to be voted upon at the Special Meeting. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in the remainder of this Proxy Statement and the Annexes hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to review carefully this Proxy Statement and the Annexes hereto in their entirety.

The Parties

The Company..............               The Company, directly and through
                                        its subsidiaries, is engaged in
                                        various lines of business,
                                        including the manufacture and sale
                                        of specialty directional and flow
                                        control valves, fluid power
                                        components, hydraulic and pneumatic
                                        cylinders, and complete valve
                                        systems for commercial and military
                                        use through its Hunt Valve Company,
                                        Inc. subsidiary.  Hunt's sales
                                        constituted 91%, 89% and 92% of the
                                        Company's consolidated operating
                                        revenue in 1992, 1993 and 1994,
                                        respectively.  The principal
                                        executive offices of the Company
                                        are located at 200 Centennial
                                        Avenue, Suite 202, Piscataway, New
                                        Jersey 08854 and the Company's
                                        telephone number is (908) 981-0777.
                                        See "The Proposed Sale - The
                                        Parties."

The Purchaser............               ValveCo Inc. (the "Purchaser") is a
                                        newly-formed Delaware corporation
                                        organized by Three Cities Research,
                                        Inc., a Delaware corporation
                                        unaffiliated with the Company or
                                        any of its directors and officers.
                                        Certain directors and executive
                                        officers who are members of
                                        management of the Company and Hunt
                                        will have a minority equity
                                        interest in the Purchaser.  See
                                        "The Proposed Sale - The Parties"
                                        and "The Proposed Sale - Interests
                                        of Certain Persons in the Proposed
                                        Sale."

                                        TCR is a New York-based investment
                                        advisor which organizes the
                                        investment of private equity
                                        capital in medium-sized businesses
                                        in the United States.  TCR has in
                                        excess of $350 million of capital
                                        under management.  The principal
                                        executive offices of the Purchaser
                                        are located at c/o Three Cities
                                        Research, Inc., 135 East 57th
                                        Street, New York, New York 10022
                                        and the Purchaser's telephone
                                        number is (212) 838-9660.


The Special Meeting

Time, Date, Place........               The Special Meeting will be held at
                                        the Somerset Marriott, 110 Davidson
                                        Avenue, Somerset, New Jersey 08873,
                                        on Thursday, February 29, 1996
                                        commencing at 3:00 p.m., Eastern
                                        Standard Time.

Matters to be Considered
 at the Special Meeting...              At the Special Meeting, the
                                        stockholders of the Company will be
                                        asked to consider and vote upon the
                                        proposed sale to the Purchaser by
                                        THV Acquisition Corp., a wholly-
                                        owned subsidiary of the Company, of
                                        all the issued and outstanding
                                        common stock of Hunt owned by the
                                        Seller for a Purchase Price of
                                        $2,208,000 in cash, representing
                                        gross proceeds of $18,000,000,
                                        reduced by the sum of (i) the
                                        Funded Debt Amount of $12,721,000
                                        (which includes $10,600,000 of
                                        principal indebtedness to Terold,
                                        plus accrued and unpaid interest
                                        thereon), (ii) the amount of
                                        $500,0000, representing the value
                                        of the Lender Warrant Shares, (iii)
                                        the amount paid by Hunt to the
                                        Seller upon redemption by Hunt of
                                        the Hunt Preferred Stock owned by
                                        the Seller and (iv) the amount paid
                                        by Hunt to the Seller in repayment
                                        of the Senior Subordinated Note.
                                        The Seller previously received
                                        $50,000 of the Purchase Price in
                                        payment for the Supplemental Stock.


Net Cash Proceeds.........              The Company expects the net cash
                                        proceeds of the Proposed Sale,
                                        consisting of the sum of (a) the
                                        Purchase Price of $2,208,000, (b)
                                        $2,000,000 of proceeds from the
                                        redemption of the Hunt Preferred
                                        Stock, to occur upon the closing of
                                        the Proposed Sale, and (c) $571,000
                                        of proceeds of the repayment of the
                                        Senior Subordinated Note, to occur
                                        upon the closing of the Proposed
                                        Sale, less transaction costs
                                        relating to the Proposed Sale of
                                        $798,000 (the "Net Cash Proceeds"),
                                        to be approximately $3,981,000,
                                        with such estimate due to possible
                                        variation in anticipated
                                        transaction costs of the Company
                                        with respect to the Proposed Sale.
                                        Based on this estimate of Net Cash
                                        Proceeds and estimates by current
                                        management of Hunt's profitability
                                        from now and until the closing, the
                                        Company expects to report a loss of
                                        approximately $842,000 from the
                                        Proposed Sale for financial report-
                                        ing purposes assuming a January 31,
                                        1996 closing date.  See "The
                                        Proposed Sale - Allocation of
                                        Proceeds."

Record Date; Shares Entitled
 to Vote.................               Holders of record of shares of
                                        Common Stock at the close of
                                        business on January 2, 1996 are
                                        entitled to notice of and to vote
                                        at the Special Meeting.  At the
                                        Record Date, there were 2,829,090
                                        shares of Common Stock outstanding,
                                        each of which will be entitled to
                                        one vote on each matter to be acted
                                        upon at the Special Meeting.  The
                                        presence, either in person or by
                                        properly executed proxy, of the
                                        holders of a majority of the
                                        outstanding shares of Common Stock
                                        entitled to vote at the Special
                                        Meeting, or at least 1,414,546
                                        shares, is necessary to constitute
                                        a quorum at the Special Meeting.
                                        See "The Special Meeting - Voting
                                        and Record Date" and "Certain
                                        Transactions; Effects of the Sale;
                                        Vote Required - Vote Required."

Vote Required............               The approval of the Proposed Sale
                                        will require the affirmative vote
                                        of a majority of the outstanding
                                        shares of capital stock of the
                                        Company entitled to vote thereon.
                                        Certain members of the Mahan
                                        family, who owned 987,911 shares of
                                        Common Stock, or approximately 35%
                                        of the outstanding shares of Common
                                        Stock entitled to vote at the
                                        Special Meeting, as of the Record
                                        Date, have indicated that they are
                                        in favor of the Proposed Sale and
                                        have granted to the Purchaser an
                                        irrevocable proxy to vote their
                                        shares in favor of the Proposed
                                        Sale.  See "The Special Meeting -
                                        Voting and Record Date" and
                                        "Certain Transactions; Effects of
                                        the Sale; Vote Required - Vote
                                        Required."


The Proposed Sale

Background and Reasons for
 the Proposed Sale.......               See "The Proposed Sale - Background
                                        and Reasons for the Proposed Sale."

Recommendations of the
 Board of Directors......               The Independent Director has
                                        approved the Proposed Sale and
                                        recommends to the Company's
                                        stockholders that they vote FOR
                                        approval of the Proposed Sale.

Opinion of Financial
 Advisor.................               Brenner Securities Corporation
                                        ("Brenner") has delivered its
                                        written opinion, dated October 24,
                                        1995, to the independent member of
                                        the Company's Board of Directors
                                        that, as of such date, the
                                        consideration to be paid to the
                                        Company by the Purchaser pursuant
                                        to the Proposed Sale is fair, from
                                        a financial point of view, to the
                                        Company.  A copy of the written
                                        opinion of Brenner which sets forth
                                        the assumptions made, matters
                                        considered and limits of the review
                                        undertaken by Brenner is attached
                                        to this Proxy Statement as Annex B
                                        and should be read in its entirety.
                                        See "The Proposed Sale - Opinion of
                                        Financial Advisor."

Interest of Certain Persons
 in the Proposed Sale....               Certain investors represented by
                                        TCR (the "TCR Investors") will
                                        provide the Purchaser with
                                        approximately $10.85 million of the
                                        financing for the Proposed Sale,
                                        with $7 million to consist of
                                        promissory notes.  Of the $4
                                        million of the Purchaser's total
                                        equity capital, $3 million of
                                        preferred stock will be issued to
                                        the TCR Investors.  Of the
                                        $1 million of common stock to be
                                        issued by the Purchaser at closing,
                                        85% will be issued to the TCR
                                        Investors and 15% will be issued to
                                        certain directors and executive
                                        officers of the Company and Hunt,
                                        consisting of Robert V. Silva,
                                        Chairman of the Board and Chief
                                        Executive Officer and a director of
                                        each of the Company and Hunt, David
                                        Huberfield, President and Chief
                                        Operating Officer of Hunt, Andrew
                                        J. Mayer, Jr. Vice President-
                                        Finance, Chief Financial Officer,
                                        Secretary and a director of each of
                                        the Company and Hunt, and Gerald
                                        Bogner, a director of Hunt (the
                                        "Management Investors").  The
                                        Management Investors will pay an
                                        aggregate purchase price of
                                        $150,000 for 15% of the common
                                        stock of the Purchaser.  The
                                        Management Investors, together with
                                        certain other members of senior
                                        management of Hunt yet to be
                                        determined, will also have the
                                        opportunity to acquire from the TCR
                                        Investors, for an aggregate cost of
                                        $2.75 million, up to an additional
                                        15% (an aggregate of 12.5% for the
                                        Management Investors) of the common
                                        stock of the Purchaser pursuant to
                                        the exercise of performance- and
                                        value-based options that will be
                                        issued to them.  In addition,
                                        certain of the directors and
                                        executive officers of the Company
                                        and Hunt (Robert V. Silva, David
                                        Huberfield, Andrew J. Mayer, Jr.
                                        and Gerald Bogner) will be employed
                                        as officers and/or directors of
                                        Hunt after the Proposed Sale.  See
                                        "The Proposed Sale - Interests of
                                        Certain Persons in the Proposed
                                        Sale."
Plans for Operation of the
 Company following the
 Proposed Sale...........               Upon consummation of the Proposed
                                        Sale, the Company intends to use
                                        the Net Cash Proceeds from the
                                        Proposed Sale, together with
                                        approximately $3 million in cash,
                                        short-term investments and
                                        marketable securities currently
                                        held by the Company to fund (i) tax
                                        obligations arising from the
                                        litigation with the Internal
                                        Revenue Service (the "Service")
                                        over the Company's tax returns for
                                        tax years 1980 through 1991, (ii)
                                        the Company's projected tax
                                        liability for 1996 and 1997 arising
                                        from its investment in computer
                                        equipment, (iii) the working
                                        capital requirements of the
                                        Company's remaining continuing
                                        operations, consisting of two
                                        operating companies engaged in the
                                        generation and sale of electricity
                                        from methane gas and the perform-
                                        ance of environmental services, and
                                        the overhead expenses of the
                                        Company and its 23 non-operating
                                        subsidiaries, and including
                                        the costs of environmental and tax
                                        litigation, (iv) expenses relating
                                        to the divestiture of certain
                                        assets, consisting primarily of
                                        approximately 530 acres of real
                                        property in New Jersey, and (v) if
                                        any amounts remain, the expansion
                                        of marketing efforts of the
                                        Company's environmental services
                                        business segment to entities
                                        outside the Company's consolidated
                                        group by means of, among other
                                        things, a joint marketing agreement
                                        with a national engineering firm
                                        with respect to projects involving
                                        the closure and remediation of
                                        municipal waste sites in the
                                        northeastern United States.  The
                                        foregoing uses of Net Cash Proceeds
                                        have been presented in order of
                                        decreasing magnitude, and do not
                                        necessarily represent the order in
                                        which such funds will be applied,
                                        since the Company may be required
                                        to assess and respond to funding
                                        needs as they arise.  Accordingly,
                                        specific amounts projected to fund
                                        each such use of proceeds, as well
                                        as the timing of each such use
                                        cannot presently be ascertained.

                                        Although the Company is pursuing
                                        the consummation of the Proposed
                                        Sale and the sale of the other
                                        assets described above, as well as
                                        the collection of a portion of the
                                        Kin-Buc remediation costs, no
                                        assurance can be given that the
                                        timing and amount of these
                                        collections will be sufficient to
                                        meet the capital requirements of
                                        the Company.  In the event that the
                                        proceeds of the Proposed Sale and
                                        the foregoing collections are
                                        insufficient to meet the Company's
                                        future capital requirements, then,
                                        if other alternatives are unavail-
                                        able at that time, the Company will
                                        be forced to consider a plan of
                                        liquidation of its remaining
                                        assets, whether through bankruptcy
                                        proceedings or otherwise.

                                        The Company's directors, Robert V.
                                        Silva, Andrew J. Mayer, Jr. and
                                        Arthur C. Holdsworth, III, will
                                        continue to serve in such
                                        capacities after the Proposed Sale.
                                        Messrs. Silva and Mayer will also
                                        continue to serve in their present
                                        capacities as Chairman of the
                                        Board/Chief Executive Officer and
                                        Chief Financial Officer,
                                        respectively, after the Proposed
                                        Sale.  See "The Proposed Sale -
                                        Plans for Operation of the Company
                                        following the Proposed Sale."

Federal Income Tax
 Consequences............               The Company presently anticipates
                                        that the Proposed Sale and the
                                        transactions contemplated by the
                                        Term Debt and Warrant Assignment
                                        (see "The Proposed Sale -
                                        Background and Reasons for the
                                        Proposed Sale - Term Debt and
                                        Warrant Assignment") will result in
                                        a nondeductible loss for federal
                                        income tax purposes of approximate-
                                        ly $2,660,000 ($36,000 of which is
                                        attributable to the sale to Terold
                                        of 2% of the common stock of Hunt
                                        held by the Seller).  Under federal
                                        income tax regulations, the Company
                                        will not be permitted to deduct
                                        this loss on its federal income tax
                                        returns.  The Proposed Sale will
                                        not result in any direct federal
                                        income tax consequences to
                                        stockholders of the Company.  See
                                        "Federal Income Tax Consequences;
                                        Rights of Dissenting Stockholders;
                                        Vote Required - Federal Income Tax
                                        Consequences."

Absence of Appraisal Rights.            The stockholders of the Company
                                        will not be entitled to any
                                        appraisal or dissenters' rights
                                        with respect to the Proposed Sale.
                                        In the event the Proposed Sale is
                                        approved, such approval may be used
                                        as a defense by the Company in any
                                        action by a shareholder of the
                                        Company against the Company or any
                                        of its representatives challenging
                                        the legality of the Proposed Sale,
                                        irrespective of whether such
                                        shareholder voted for or against,
                                        or abstained from voting with
                                        respect to, the Proposed Sale.

The Purchase Agreement...               The Purchase Agreement sets forth
                                        the principal terms under which the
                                        Proposed Sale will be consummated.
                                        The Purchase Agreement contains
                                        representations, warranties and
                                        agreements of the parties, and
                                        provides specific conditions to the
                                        consummation of the Proposed Sale
                                        and terms under which the Proposed
                                        Sale may be terminated or
                                        abandoned.  Under the terms of the
                                        Purchase Agreement, the Seller has
                                        agreed to indemnify the Purchaser
                                        for losses resulting from breaches
                                        of the Seller's representations and
                                        warranties and to indemnify Hunt
                                        with respect to taxes which may be
                                        paid by Hunt after the closing date
                                        on account of Hunt's liability for
                                        taxes of the Company and its
                                        consolidated subsidiaries and which
                                        relate to the years 1991 through
                                        1995, the years Hunt was a member
                                        of such consolidated group.
                                        Although the tax liability for
                                        these years may increase depending
                                        upon the results of the litigation
                                        currently pending before the U.S.
                                        Tax Court (see "Background and
                                        Reasons for the Proposed Sale -
                                        Income Taxes"), the extent of any
                                        such increase cannot presently be
                                        ascertained until the conclusion of
                                        such litigation.  The Company's
                                        indemnification obligations will be
                                        secured by $750,000 of the Purchase
                                        Price to be held in escrow.  The
                                        Company's ability to satisfy any
                                        such indemnification obligations in
                                        excess of $750,000 cannot presently
                                        be ascertained, and there can be no
                                        assurance that the Company will be
                                        able to satisfy these obligations.
                                        See "The Purchase Agreement."

Summary Financial
 Information.............               See "Selected Consolidated
                                        Financial Information of the
                                        Company".


                                  THE SPECIAL MEETING


Time, Date and Place

       This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation, by and on behalf of the Board of Directors of the Company, of proxies for use at the Special Meeting to be held at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873, telephone number
(908) 560-0500 on Thursday, February 29, 1996 commencing at 3:00 p.m., Eastern Standard Time, or any adjournment thereof.

Matters to be Considered at the Special Meeting

       At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon the Proposed Sale.

       The sole independent member of the Board of Directors has approved the Proposed Sale and recommends a vote FOR approval of the Proposed Sale.

Voting and Record Date

       The Board of Directors has fixed January 2, 1996 as the record date (the "Record Date") for determining stockholders of record entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 2,829,090 shares of Common Stock outstanding (which figure excludes 1,885,750 treasury shares which are not outstanding and which are not eligible to vote), which shares were held by approximately 291 holders of record.

       Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to the approval of the Proposed Sale and any other matter properly submitted for the vote of the Company's stockholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Common Stock entitled to vote at the Special Meeting, or at least 1,414,546 shares, is necessary to constitute a quorum at the Special Meeting. Certain members of the Mahan family, who collectively owned 987,911 shares of Common Stock, or 35% of the shares outstanding as of the Record Date, have indicated that they are in favor of the Proposed Sale and have granted to the Purchaser an irrevocable proxy to vote their shares with respect to the Proposed Sale. The Purchaser intends to vote such shares in favor of the Proposed Sale. See "Security Ownership of Certain Beneficial Owners and Management."

       Under the Delaware General Corporation Law, the authorization of the Proposed Sale requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote on the Proposed Sale. The accompanying proxy provides space for a stockholder to abstain from voting on the Proposed Sale if the stockholder chooses to do so. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "FOR" or "AGAINST" the proposal are counted. Abstentions, broker non-votes and instructions on the accompanying proxy to withhold authority to vote are counted only for purposes of determining whether a quorum is present at the Special Meeting.

Proxies

       All shares of Common Stock which are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the stockholder. Signed but unmarked proxies will be voted FOR the Proposed Sale.

       At the time this Proxy Statement was filed with the Securities and Exchange Commission (the "Commission"), the Board of Directors was not aware of any other matters not referred to herein that would be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to:
Transtech Industries, Inc., 200 Centennial Avenue, Suite 202, Piscataway, New Jersey 08854, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Special Meeting.

       All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such brokers, custodians, nominees and fiduciaries, and the Company may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. The Company has retained Continental Stock Transfer & Trust Company to aid in the distribution and tabulation of proxies, at a cost which the Company anticipates will not exceed $4,500. The Company has also retained Shareholder Communications Corporation to serve as solicitation agent, at a cost which the Company anticipates will not exceed $24,000, plus expenses.


                                   THE PROPOSED SALE


The Parties

       Transtech.  Transtech Industries, Inc. ("Transtech" or the
"Company") was incorporated under the laws of the State of Delaware in 1965. Transtech, directly and through its subsidiaries, is primarily engaged in the following lines of business:

       - the manufacture and sale of specialty directional and flow control valves, fluid power components, hydraulic and pneumatic cylinders, and complete valve systems for commercial and military use through its Hunt Valve Company, Inc. subsidiary; and

       - investments in computer equipment, generation of electricity from methane gas, supervision and performance of landfill monitoring and closure procedures and management of methane gas recovery operations.

       The Company and certain subsidiaries were previously active in the resource recovery and waste management industries. These activities included the operation of three landfills and a solvents recovery facility. Although these sites are now closed, the Company continues to own and/or remediate them and has both incurred and accrued for the substantial costs associated therewith. (See "Background and Reasons for the Proposed Sale - Environmental Matters".)

       The principal executive offices of the Company are located at 200 Centennial Avenue, Suite 202, Piscataway, New Jersey 08854 and the Company's telephone number is (908) 981-0777.

       THV, HVHC and Hunt. Hunt Valve Company, Inc. ("Hunt"), a Delaware corporation and an indirect subsidiary of the Company, located in Salem, Ohio, manufactures specialty directional and flow control valves, fluid power components, hydraulic and pneumatic cylinders and complete valve systems for commercial and military use. Hunt conducts its operations through two divisions, Hunt Valve and Waeco. Hunt's sales constituted 91%, 89% and 92% of the Company's consolidated operating revenue in 1992, 1993 and 1994, respectively.

       Hunt is the successor in interest to Hunt Valve Company, Inc., an Ohio corporation, which is sometimes referred to herein as "Old Hunt". As described below (see "The Proposed Sale - Background and Reasons for the Proposed Sale - Term Debt and Warrant Assignment"), as part of the Company's plan to protect the market value of Old Hunt through the severance of Old Hunt from the Company's consolidated federal income tax group in 1995, and thereby relieve Old Hunt from joint and several liability for the Company's taxes for 1996 and subsequent years, the Company and the Seller caused Old Hunt to merge (the "Merger") with and into its immediate parent company, HVHC, Inc., a Delaware corporation ("HVHC") whose sole asset was the common stock of Old Hunt. The Merger became effective on December 26, 1995 (the "Merger Date"). Upon Merger effectiveness, HVHC changed its name to "Hunt Valve Company, Inc." Accordingly, except as otherwise expressly provided herein, all references to "Hunt" in this Proxy Statement and the description of documents described herein with respect to matters or events preceding the Merger Date are references to Old Hunt, and all references to "Hunt" with respect to matters or events on or after the Merger Date are references to Hunt, as successor by merger to Old Hunt.

       The stock of Old Hunt was acquired by the Company from two individuals, unaffiliated with the Company, on September 27, 1991, when THV Acquisition Corp. ("THV" or the "Seller"), a wholly-owned subsidiary of the Company, acquired all of the stock of Old Hunt's parent, HVHC, whose sole asset was Old Hunt. Through THV and HVHC, the Company invested $2.5 million in common stock of Old Hunt and an additional $2 million in 7% preferred stock of Old Hunt. The total consideration paid to the two individual sellers for the capital stock of HVHC consisted of $9.7 million in cash, including $200,000 paid for non-competition agreements from the sellers (the "Cash Payment"), plus $500,000 in the form of two junior subordinated five-year promissory notes of Old Hunt. Funds for the $5.2 million balance of the Cash Payment, together with the refinancing of approximately $7.8 million of existing debt of Old Hunt and HVHC and additional funds for Old Hunt's working capital, were provided by a revolving loan facility and an aggregate of $11.5 million in term loans to Old Hunt. The loans are presently secured by substantially all of the assets of Hunt. In connection with such financing, Old Hunt issued ten-year warrants (the "Lender Warrants") entitling the lenders of the term loans to acquire up to an aggregate of 19.34% of the common stock of Old Hunt for a nominal exercise price. The Lender Warrants (which have since been exercised by Terold) provided that if Old Hunt did not commence an initial public offering of its common stock by September 30, 1996, the holders of the Lender Warrants could require Old Hunt to purchase the Lender Warrants and underlying shares of Old Hunt common stock (the "Put Right") for cash at a purchase price per share equal to the quotient of (a) (i) 5.5 times Old Hunt's operating income, minus (ii) the sum of Old Hunt's debt and preferred stock liquidation value, excluding the Senior Subordinated Note, plus (iii) Old Hunt's cash, divided by
(b) the number of shares of Old Hunt common stock on a fully diluted basis. The Put Right expired upon exercise of the Lender Warrants. In addition, a rights agreement among Old Hunt, HVHC and the original holders of the Lender Warrants (the "Rights Agreement") provides that on and after September 30, 1993, on not less than 120 days' notice, holders of a majority of the Lender Warrants and underlying shares of Hunt common stock who also hold the term loan notes that were issued contemporaneously with the Lender Warrants shall have the right, unless waived, to require Hunt to purchase (the "Special Right to Put") a percentage of such holders' proportionate ownership of outstanding term loan notes for cash at the current market price if (i) Hunt fails to meet certain earnings targets and (ii) the holders of the foregoing term loan notes do not have an unencumbered first lien on certain assets of Hunt. If Hunt is unable to satisfy its obligations under the Special Right to Put, such holders may compel a sale of Hunt in order to satisfy this obligation.

       The Purchaser. ValveCo Inc. (the "Purchaser"), a newly-formed Delaware corporation organized by Three Cities Research, Inc. ("TCR"), a Delaware corporation unaffiliated with the Company or any of its directors and officers, will purchase 100% of the Hunt Common Stock owned by THV - representing 79.05% of the issued and outstanding Hunt common stock - pursuant to the Proposed Sale (as further described below in "The Purchase Agreement"). To finance the Proposed Sale, the Purchaser will issue $7 million of promissory notes, $3 million of preferred stock and $1 million of common stock. The preferred stock will be issued to two partnerships represented by TCR (the "TCR Investors") who are unaffiliated with the Company. Of the $1 million of common stock to be issued by the Purchaser at closing, 85% will be issued to the TCR Investors and 15% will be issued to certain directors and executive officers who are members of management of the Company and Hunt, consisting of Robert V. Silva, David Huberfield, Andrew J. Mayer, Jr. and Gerald Bogner (the "Management Investors"), for $150,000. Such directors and executive officers, along with certain other members of senior management of Hunt yet to be determined, also will obtain the right to acquire, for an aggregate cost of $2.75 million, an additional 15% of the Purchaser's common stock from the TCR Investors pursuant to the exercise of performance- and value-based options. In addition, certain directors and executive officers of the Company and Hunt will be employed by the Purchaser after the Proposed Sale in various capacities. See "Interests of Certain Persons in the Proposed Sale."

       TCR is a New York-based investment advisor which organizes the investment of private equity capital in medium-sized businesses in the United States. TCR has in excess of $350 million of capital under management.

       The principal executive offices of the Purchaser are located at c/o Three Cities Research, Inc., 135 East 57th Street, New
York, New York 10022 and the Purchaser's telephone number is
(212) 838-9660.

Background and Reasons for the Proposed Sale

       As previously reported in the Company's annual and quarterly reports on Forms 10-KSB and 10-QSB, each as amended, the Company faces significant near- and long-term cash requirements for (i) federal and state income tax obligations that, for the most part, will become due following litigation or settlement with the Internal Revenue Service (the "Service") over the Company's tax liability for the years 1980 through 1991, (ii) income taxes that will be imposed in 1996 and 1997 on rental income from the Company's investment in computer equipment as a result of the exhaustion of tax depreciation that had previously sheltered the rental income from tax, and (iii) expenses associated with environmental remediation activity and related litigation. In light of the need for liquidity to address these obligations, the Company has been required to consider the sale of significant assets.

       Income Taxes. As discussed in greater detail below, the Company is currently litigating with the Service in Tax Court over its tax liability for taxable years 1980-88, including certain issues from 1989-91 that are part of the Tax Court litigation because losses from those years were carried back to 1988. After taking into account partial settlements that have been reached with the Service regarding certain of the adjustments asserted by the Service and a proposed partial settlement of additional adjustments, and taking into account available net operating losses and tax credits, the Company estimates that approximately $8.1 million of federal and $211,000 of state income taxes and $7.7 million of federal and $284,000 of state interest, calculated through September 30, 1995, would be owed if the Company were unsuccessful in its defense of the remaining unsettled issues. (All estimates of tax liabilities presented in this Proxy Statement exclude penalties which may be sought by the jurisdiction involved. The Service has conceded penalties on all issues in the Tax Court case.)

       In 1991, the Service asserted numerous adjustments to the tax liability of the Company and its subsidiaries for tax years 1980 through 1988, along with interest and penalties thereon. In 1993, after the conclusion of administrative proceedings before the Service, the Service issued a deficiency notice to the Company, asserting adjustments to income of $33.3 million, and a corresponding deficiency in federal income taxes of approximately $13.5 million, as well as penalties of $2.5 million and interest on the asserted deficiency and penalties. In addition, the Service challenged the carryback of losses incurred by the Company in taxable years 1989 through 1991, thereby bringing those years, which had been the subject of an ongoing audit, into the deficiency notice. The 1989-1991 tax audit is discussed below. The Company filed a petition with the Tax Court contesting many of the proposed adjustments asserted in the deficiency notice. On June 5, 1995 and August 14, 1995, respectively, the Company and the Service executed a stipulation of partial settlement of issues in the Tax Court case and a revised stipulation of partial settlement covering most of the adjustments asserted in the deficiency notice.

       In addition to the partial settlements that have been concluded with the Service, on September 18, 1995, the Company's Board of Directors approved a proposed partial settlement of additional issues for which the Service had sought adjustments to income totalling approximately $5.8 million. The Service has agreed in principle to the Company's proposed partial settlement. However, language reflecting the terms of the proposed partial settlement has not yet been drafted and agreed to by the Service and the Company. The Company anticipates that the proposed partial settlement will be concluded by the end of February 1996.

       Taking into account the proposed partial settlement and the partial settlements that have already been concluded, the Company has accepted approximately $5.2 million of the $33.3 million of total proposed adjustments to income. Many of the adjustments accepted by the Company relate to issues on which the Service would likely have prevailed in court. If the Service accepts the Company's proposed partial settlement, the Service will have conceded adjustments totalling $27.4 million of taxable income and penalties, leaving only one issue unresolved from the 1980-88 period. After conclusion of the proposed settlement, the Company will either settle or litigate the remaining adjustments for the 1980-1988 period and the adjustments, discussed below, asserted by the Service for the 1989-91 period. There is no assurance, however, that the proposed partial settlement will be consummated and the Company cannot predict the outcome of further settlement negotiations or litigation with the Service over the remaining issue from the 1980-88 period or the adjustments for the 1989-91 period.

       The Company has incurred net operating loss and tax credit carryforwards that will partly offset the settled adjustments to taxable income. Taking into account such carryforwards, the federal income tax and interest that would be due on account of the settled adjustments (including the proposed partial settlement) would be approximately $1,280,000 if payment were made on September 30, 1995 ($94,000 of taxes and $1,186,000 of interest). The settled adjustments (including the proposed partial settlement) also will result in approximately $495,000 of state tax liabilities ($211,000 of state income tax and $284,000 of interest as of September 30, 1995), not including penalties and penalty interest that may be assessed by the states involved. Payment of the federal tax liability resulting from both settled adjustments and any issues litigated before the Tax Court will be due after the conclusion of the Tax Court case. The date for payment of the state tax liabilities varies by state. The first of such payments, in the amount of approximately $284,000 including interest to September 30, 1995, will be paid in full by the end of the first quarter of 1996, absent an agreement between the Company and the state permitting payment in installments.

       The use of the Company's net operating loss and tax credit carryforwards to offset the settled adjustments will reduce the net operating loss and tax credit carryforwards that otherwise would have been available to partially offset the future tax liabilities that will arise when the Company recognizes an estimated $15.8 million of net taxable income from its investment in computer equipment. For federal income tax purposes, the Company has had the benefit of tax deductions for depreciation of the equipment and for interest on the long-term non-recourse debt that the Company incurred to finance the acquisition of the computer equipment. In prior years, those deductions exceeded the rental income that the Company earned from leasing out the equipment. Those excess deductions offset the Company's income from other sources. By a relatively small amount in 1994 and by approximately $5.8 million in 1995, rental income from leasing the computer equipment exceeded the related depreciation and interest deductions. This excess income was largely offset by the Company's deductions from other sources. Rental income will continue to exceed depreciation and interest deductions in 1996 and 1997. The Company anticipates approximately $6.5 and $3.5 million of taxable income, net of depreciation and interest, for 1996 and the first seven months of 1997, respectively, on account of the computer equipment investment. The Company does not expect to have sufficient deductions from other sources to offset this net income.

       The Service has concluded an audit of the Company's federal income tax returns for 1989 through 1991, and has questioned the deductions claimed by the Company in connection with its investment in the computer equipment discussed in the preceding paragraph. If the Service prevails in disallowing the computer equipment deductions, the Company's taxable income for 1989 through 1992 would be materially increased. However, in that case, its anticipated taxable income from the computer equipment for 1994 through 1997 would be reduced by a corresponding amount. Specifically, if the proposed partial settlement is approved and the Company prevails on the remaining issues from the 1980-88 and 1989-91 periods, the incremental federal income tax liability attributable to the disallowance of the computer equipment deductions will not exceed $5.9 million of tax and $2.4 million of interest, calculated through September 30, 1995, thereby increasing the Company's maximum aggregate liability for federal taxes and interest attributable to the settled issues and the computer lease issue to $6.0 million and $3.6 million, respectively, calculated through September 30, 1995. (This estimate is less than the aforementioned estimated federal income tax liability of $8.1 million of tax and $7.7 million of interest because those estimates assumed the loss of all remaining issues for the 1980-88 and 1989-91 periods.) In that case, however, the Company's deferred tax liability of $874,000 as of September 30, 1995 would be eliminated, as would most of the $6.5 million and $3.5 million of taxable income that the Company projects it will realize from the computer equipment in 1996 and 1997, respect-ively, as discussed in the preceding paragraph. Disallowance of the computer equipment deductions would not result in any state tax liability. The Service also challenged certain real property deductions and certain expenses that were deducted by the Company, but that the Service believes should have been capital-ized. The deductions challenged by the Service for 1989 through 1991 will be addressed in the pending Tax Court litigation because those deductions were carried back and deducted in years covered by the Tax Court litigation. Settlement discussions on the 1989-1991 issues are in progress.

       The incremental amount of federal taxes and interest that the Company would owe if the Company is unsuccessful in its defense of the remaining issue from the 1980-88 period and all of the issues from the 1989-91 period, including the computer equipment deductions, and provided the proposed partial settlement is accepted by the Service, is approximately $8 million of federal income taxes and $6.5 million of interest, calculated through September 30, 1995. (Such amounts are in addition to the tax of $94,000 and interest of $1,186,000, discussed above, that will be owed as a result of the partial settlements and proposed partial settlement.) Little or no state income tax and interest is anticipated as a result of the disallowance of these issues.

       As described below (see "The Proposed Sale - Background and Reasons for the Proposed Sale - Term Debt and Warrant Assignment"), as part of the Company's plan to protect the market value of Hunt, the Company took actions to sever Hunt from the Company's consolidated federal income tax group in December 1995, and thereby relieve Hunt from joint and several liability for the Company's taxes for 1996 and subsequent years. Hunt is not liable for tax liabilities of the Company for periods prior to 1991, the year Hunt joined the Company's consolidated tax group, but is liable for taxes of the consolidated group for 1991 through 1995, the years in which it was a member of the consolidated group. Under the terms of the Purchase Agreement, the Seller has agreed to indemnify Hunt with respect to taxes which may be paid by Hunt after the closing date on account of Hunt's liability for taxes of the Company and its consolidated subsidiaries which relate to the years 1991-1995.

       Environmental Matters.           The Company and certain
subsidiaries were previously active in the resource recovery and waste management industries. Their activities included the operation of three landfills - the Kin-Buc landfill, Kinsley's landfill and the Mac Sanitary landfill. Although the sites are closed, the Company continues to own and/or remediate such sites.

       Kin-Buc. The Kin-Buc landfill, located in Edison, New Jersey, was operated by a wholly-owned subsidiary of the Company, Kin-Buc, Inc. ("KB"), through August 1975. From September 1975 until the landfill ceased operations in November 1977, the landfill was managed by Earthline Company ("Earthline"), a partnership formed by Wastequid, Inc. ("Wastequid"), then a wholly-owned subsidiary of the Company, and Chemical Waste Management of New Jersey, Inc. ("CWMNJ"), a wholly-owned subsidiary of SCA Services, Inc. ("SCA") and an affiliate of WMX Technologies, Inc. (formerly known as Waste Management, Inc.) ("WMX"). The Company and others have been remediating the Kin-Buc landfill and certain neighboring areas under orders (the "Orders") issued by the United States Environmental Protection Agency ("EPA") in September 1990 and November 1992 to 12 respondents: the Company, KB, Earthline, Wastequid, CWMNJ, SCA, Chemical Waste Management, Inc. (an affiliate of WMX), Filcrest Realty, Inc. (a wholly-owned subsidiary of the Company), Inmar Associates, Inc. (a company owned and controlled by Marvin H. Mahan, a former director, officer and principal shareholder of the Company), Marvin H. Mahan, Robert Meagher (a former director and officer of the Company and Inmar Associates, Inc.) and Anthony Gaess (a former director and officer of SCA).
Contractors have completed the construction required by EPA, and the Company is awaiting EPA review and acceptance of the work performed. Maintenance of remedial systems installed at the site and operation of a fluid treatment plant that was constructed to treat fluids at the site are required for a 30 year period beginning in 1995. The total cost of the construction, operations and maintenance of remedial systems over this period plus the cost of past remedial activities is estimated to be in the range of $80 million to $100 million.

       A study to determine the nature and extent of contamination, and the sources thereof, on approximately one acre of land adjacent to the Kin-Buc site has been substantially completed.
On the basis of such study, a design for a remedial program involving the installation of a slurry cut-off wall around this one acre parcel was presented to the EPA in late January 1996 for its review and approval. The cost of such installation may range from $1 million to $2 million. It is not possible to predict, at this time, whether the EPA will require additional remedial measures to be taken or will mandate long-term maintenance of the slurry wall. Therefore, the total cost associated with such remediation cannot now be predicted. In view of the $20 million difference between the high and low estimates of the total cost of the remediation of the Kin-Buc site, the addition of as much as $2 million in costs for the installation of the slurry wall around this one-acre parcel will not result in a significant increase in the total costs of the remediation. Other areas within the vicinity of the site also may become the subject of future studies due to the historic use of the area for waste disposal operations. The cost of studies and remediation of such areas is not included in the present estimates of the total cost of the remediation of the Kin-Buc Landfill since such work is outside the scope of the Orders. An obligation to undertake significant remediation of areas outside the scope of the Orders would have a material adverse effect on the financial condition of the Company.

       The construction at the Kin-Buc site since July 1994 has been financed in part with funds provided by SCA and in part with funds provided from negotiated settlements with certain parties to a suit that the Company initiated in June 1990 in the United States District Court for the District of New Jersey against approximately 450 generators and transporters of waste disposed of at the site for the purpose of obtaining contribution toward the cost of remediation (the "1990 Action"). The Company's cause of action against these parties arises under certain provisions of the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), which imposes joint and several liability for the remediation of certain sites upon persons responsible for the generation, transportation and disposal of wastes at such sites.

       Outstanding issues relating to the Kin-Buc site impact the liquidity of the Company in several ways. One category of expense relates to the litigation costs of continuing the 1990 Action and the defense of derivative actions and countersuits brought by defendants in the 1990 Action. These actions had been stayed through most of 1994, with only minimal discovery occurring during that time, pending the outcome of the appeals of denials of actions to dismiss. The actions have now resumed active status. As a result, the Company faces increasing costs associated with discovery that relates to transactions that occurred during the 1970's.

       The Company is also incurring costs in contesting the validity of a 1986 agreement among the Company, on the one hand, and SCA and certain of its affiliates, on the other hand ("SCA Group"). That agreement allocated to the Company 75% of the costs incurred by the parties for the remediation of the Kin-Buc site. In 1993, the Company filed a demand for arbitration (the "Company Arbitration") seeking rescission or reformation of the agreement with the SCA Group. In response thereto, SCA moved to enjoin the Company Arbitration on the grounds that the Company's demand was barred by the statute of limitations. In March 1995, the SCA Group filed its own demand for arbitration (the "SCA Arbitration") seeking reimbursement from the Company of 75% of the remediation expenses purportedly funded by SCA. SCA alleges that it is entitled to reimbursement of approximately $17 million based upon its expenditures through March 31, 1995. Certain issues raised by SCA's motion to enjoin the Company Arbitration were referred to a referee. In October 1995, the referee decided that, in 1986, the Company knew or should have known facts giving rise to its legal right to challenge its agreement with SCA. In November 1995, the Company moved to reject the referee's report. The Company cannot predict when a ruling on this motion will be issued. If the Company's motion is denied, and the referee's report is accepted by the judge and affirmed on appeal, the Company's challenge of the enforceability of the 1986 agreement will have been barred by the statute of limitations, and, accordingly, SCA's motion to permanently enjoin the Company Arbitration will be granted. Pending resolution of these issues, the SCA Arbitration is proceeding, discovery as to expenditures made by the parties with respect to the remediation and related matters is taking place and a hearing is tentatively set for March 1996. The recovery by SCA of a judgment against the Company in the SCA Arbitration would have a materially adverse effect on the financial condition of the Company, depending upon the structuring of payments pursuant to the judgment and the ability of the Company to recover a portion of such costs from insurance carriers and other parties liable for remediation of the Kin-Buc site.

       The Company believes that it has already contributed its fair share of remediation costs for the Kin-Buc site, having expended in excess of $12 million for direct remediation, carrying costs and ancillary activities related to the site (in historical dollars). The Company is advised, by consultants experienced in CERCLA cost allocation methods, that the Company's share of the cost of remediation of the site will be affected by a variety of factors that are presently being assessed. Such assessment is being developed as discovery of facts relevant thereto is made. It is expected that proceedings for discovery of relevant facts will continue in the present lawsuit for a period of six months to a year. On the basis of this assessment, the Company's share of remediation costs could range from $11 million to $37 million. Insurance proceeds and settlement payments may be available to pay a portion of the Company's share. The insurance companies from which the Company seeks recovery are expected to contest the Company's claim. In addition, the Company may be liable for the payment of some or all of certain other potentially responsible parties' ("PRPs") shares of remediation costs pursuant to disposal agreements with such PRPs which provided for indemnification of those PRPs against certain liabilities. However, the enforceability of such indemnification provisions is being contested by the Company in the pending 1990 Action. Indemnification provisions in such agreements vary greatly in scope and import, and the Company has contested them on various grounds. It is not possible to predict at this point which, if any, of these provisions will be held inapplicable or unenforceable; accordingly, the impact upon the Company of the outcome of this issue is not determinable at this time. Because the Company's share of remediation costs may exceed the $12 million thus far expended by the Company (that is, may be between $12 million (already spent) and the $37 million estimate set forth above) and may not be covered by insurance and settlement proceeds, and because of the Company's potential obligation to indemnify other PRPs, the Company may be required to contribute cash or other assets at the conclusion of the 1990 Action and the related derivative actions and countersuits. An obligation to make such additional contributions, if significant, would have a material adverse effect on the financial condition of the Company.

       Kinsley's. Kinsley's Landfill, Inc. ("Kinsley's"), a wholly-owned subsidiary of the Company, ceased accepting solid waste at its landfill in Deptford Township, New Jersey on February 6, 1987 and commenced closure of that facility at that time. Kinsley's has accrued $11.3 million for remaining costs of closure and post-closure care of this facility, of which $9.2 million is being held in interest-bearing trust accounts. Such funds are presently anticipated to be adequate to finance post-closure care at the site through the year 2016 based on current costs and absent any unforeseen changes in the condition of the site.

       Mac. Mac Sanitary Land Fill, Inc. ("Mac"), a wholly-owned subsidiary of the Company, operated a landfill in Deptford Township, New Jersey that ceased operations in 1977. The costs of maintaining and monitoring at the facility are being funded by the Company and were $39,723 and $25,316 for the nine month period ended September 30, 1995 and twelve month period ended December 31, 1994, respectively.

       Carlstadt.   In September 1995, the Court approved a
settlement of litigation regarding the allocation of the cost of remediation of a site in Carlstadt, New Jersey, on which the Company had operated a solvents recovery facility. The facility was last operated by the Company in 1970. The settlement agreement relieves the Company from future obligations to the group of responsible parties which has been financing the remediation of the site in exchange for a cash payment, proceeds of the settlement of certain insurance claims and an assignment of Carlstadt-related claims that had been filed against the Company's excess insurance carriers. Notwithstanding such settlement, the Company may have liability in connection with the site to the United States Environmental Protection Agency (the "EPA") and to parties who had not contributed to the cost of the remediation at the time the settlement was approved, but who later do so. The Company has received no indication that the EPA intends to assert a claim against any responsible party for the recovery of any costs the EPA may have incurred in overseeing remediation of the Carlstadt site. Further, the Company believes that the EPA may not have the legal right to assert such a claim. It is not possible at this time to assess the impact that such a claim, if made, would have on the Company's financial condition, as the Company has no information as to the amount of any such claim. Based on the comprehensive discovery performed during the litigation, the Company believes that substantially all responsible parties have been identified, and that the share of remediation costs that is attributable to parties who had not been contributing to those costs is de minimis. Therefore, the Company's liability to those parties, which would arise only if and when those parties actually paid their share, would not be significant.

       The impact of future events or changes in environmental laws and regulations, which cannot be predicted at this time, could result in material changes in remediation and closure costs related to the Company's past waste handling activities, possibly in excess of the Company's available financial resources.

       Actions Taken to Address Liquidity Issues.   The foregoing
liabilities of the Company have adversely affected and continue to adversely affect the Company's financial condition and ability to maintain its current operations. The Board of Directors of the Company therefore retained third parties, as described below, to develop valuations of certain of the Company's assets as part of an evaluation of potential strategic alternatives to address such liabilities, including asset sales.

       As noted above under "The Proposed Sale - The Parties - THV, HVHC and Hunt", except as otherwise expressly provided herein, references to "Hunt" with respect to matters or events preceding December 26, 1995 (the "Merger Date"), the date of the merger of Old Hunt into HVHC (the "Merger"), are references to Old Hunt, and all references to "Hunt" with respect to matters or events on or after the Merger Date are references to Hunt, as successor to Old Hunt pursuant to the Merger.

       During February 1995, the Company retained a real estate consulting firm to provide a valuation of approximately 424 acres of real property located in southern New Jersey that is owned by certain subsidiaries of the Company.

       In February 1995, the Company retained Brenner Securities Corporation ("Brenner") for a fee of $50,000 to value Hunt. Based on the facts, assumptions and procedures used by Brenner, Brenner concluded that the fair market value of Hunt was in the range of $17 million to $20 million as of May 1, 1995, (i) less interest-bearing debt obligations and (ii) adjusting for non-operating cash balances that Brenner had assumed to be zero.

       In May 1995, the Company entered into a brokerage agreement with the real estate consulting firm referred to above pursuant to which such firm was to provide a valuation of additional property owned by two subsidiaries of the Company in southern New Jersey totalling approximately 107 acres. Such firm also was granted a nine-month exclusive right to market such property.

       In June 1995, the Company retained a New Jersey-based law firm to pursue claims previously filed by the Company against certain of the Company's excess insurance carriers seeking reimbursement of and indemnity against funds the Company has spent or may spend in connection with the Kin-Buc remediation effort. The insurance carriers have contested such claims.

       To enhance liquidity, on July 7, 1995, the Company entered into a letter of intent to dispose of, and on August 31, 1995, consummated the disposition of, certain machinery, equipment and contract rights, and thereby the ongoing operations, of Cal-Lime, Inc. ("Cal-Lime"), a wholly-owned subsidiary of the Company which marketed alkali products, to an unaffiliated third party. The sale of Cal-Lime assets produced a gain for financial reporting purposes in the third quarter of 1995 of $281,000, after transaction costs and a provision for taxes of $165,000. The sale produced gross proceeds to the Company of $600,000 in cash plus future payments of up to $25,000 which are contingent upon the availability to the purchaser of lime slurry from a specified source. The decision to effect such sale and its timing were influenced by the loss of two contracts which had represented approximately 64% of Cal-Lime's revenues for the twelve months ended June 30, 1995. This loss of revenues would likely have necessitated a capital infusion to enable Cal-Lime to meet its ongoing expenses. The Company is currently liquidating the remaining assets of Cal-Lime and expects to realize additional proceeds of approximately $600,000.

       In late May, 1995, Mr. Silva, on behalf of a management group including himself, David Huberfield, President and Chief Operating Officer of Hunt, and certain other senior members of Hunt, began to seek financing for a possible acquisition of Hunt that would involve management participation. Based on their collective experience in valuing and financing transactions of this nature, and considering factors such as earnings history, stability of earnings, financial projections, market position and outlook, and the quality and experience of management, the management group concluded that a purchase price of approximately $18 million, less funded debt and transaction-related expenses, was appropriate for a transaction of this nature. Brenner's May 1995 valuation of Hunt, discussed above, was not relied upon for purposes of this valuation. Mr. Holdsworth was apprised of the foregoing activities of the management group. He did not, however, participate in formulating that group's proposed purchase price, although he was familiar with Brenner's May, 1995 valuation of Hunt. From late May 1995 through July 1995, Carleton, McCreary, Holmes & Co. ("CMHC"), on behalf of and as an advisor to Silva & Company, presented the proposed transaction on a confidential basis to approximately 50 sophisticated investor groups. All of these investor groups, other than TCR, rejected the proposal for one or more of the following reasons: (i) the proposed purchase price was too high; (ii) the environmental and/or tax issues facing the Company presented legal and economic risks that were disproportionate to the perceived value of an acquisition of Hunt at the proposed price; (iii) the investors did not favor the industries served by Hunt, including the steel, aluminum and defense industries; and (iv) a preference for other investments.

       After discussions with representatives of TCR, Mr. Silva, on behalf of Silva & Company, an entity of which Mr. Silva is a principal, negotiated the terms of a letter agreement with TCR which contemplated the acquisition of HVHC, Hunt's immediate parent company prior to the Merger, for $18 million, less funded debt, subject to the terms of a letter of intent to be negotiated with the Company. A letter agreement between TCR and Silva & Company reflecting these terms was executed on August 3, 1995. Shortly thereafter, in early August 1995, Mr. Silva advised
Arthur C. Holdsworth, III, a director of the Company, that Silva
& Company had executed a letter agreement with TCR regarding a proposed acquisition of Hunt (the "Investor Group Proposal") and that Silva & Company intended to present the Investor Group Proposal to the Company on behalf of an investor group led by TCR (the "Investor Group"). The Investor Group Proposal contemplated that the Investor Group would acquire Hunt by acquiring the capital stock of HVHC. Mr. Silva further advised Mr. Holdsworth that the Investor Group would include, in addition to TCR, minority participation by Mr. Silva and Andrew J. Mayer, Jr., who are both officers and directors of the Company, David Huberfield, who is the President and Chief Operating Officer of Hunt, and Gerald Bogner, who is a director of Hunt. Separate counsel was subsequently engaged to represent the Company and Mr. Holdsworth, in his capacity as independent director, in connection with the Investor Group Proposal.

       On August 15, 1995, Mr. Silva presented Mr. Holdsworth and his counsel with a draft letter of intent reflecting the Investor Group Proposal. Discussions subsequently ensued among Messrs. Holdsworth and Silva and their respective counsel as to the terms of the Investor Group Proposal. Such discussions related to the issues of (i) the purchase price; (ii) limitations on the scope of the Seller's representations with respect to Hunt's operations, consistent with a transaction in which members of Hunt management would be participants; (iii) financing contingencies under which the Investor Group could withdraw from the transaction if satisfactory financing was not obtained (rejected by Mr. Holdsworth); (iv) the terms of the "break-up" fee to be paid by the Seller if Hunt were eventually acquired by a third party (with such fee reduced in the course of negotiations from 5% to 2.5% of the gross purchase price);
(v) the terms of a first refusal right of the Investor Group to match competing bids; (vi) timing issues; and (vii) the terms and conditions of prepayment of Hunt's indebtedness to its secured term lenders and the repurchase or cancellation of the Lender Warrants from such lenders.

       On August 17, 1995, Mr. Holdsworth, on behalf of the Company, executed a letter of intent (the "Letter of Intent") for the purchase by the Investor Group of all of the outstanding stock of HVHC and Hunt, free and clear of liens, in consideration for an all-cash purchase price to the Company of $18,000,000, less all funded debt of Hunt. The Letter of Intent contemplated that the acquisition would be effected pursuant to a definitive purchase agreement to be prepared by the Company. The effectiveness of the Letter of Intent was made expressly contingent, however, on the conclusion of negotiations between Hunt and its secured term lenders (the "Term Lenders") with respect to the terms and conditions of prepayment of Hunt's indebtedness to such lenders (the "Term Debt") and the repurchase or cancellation of the Lender Warrants from such lenders in a manner satisfactory to the Company. The "break-up" fee agreed to in the Letter of Intent provided that, in compensation for the efforts of the Investor Group to undertake the time and expense in connection with the transaction contemplated by the Letter of Intent, the Company would, or would cause Hunt to, pay to the Investor Group a fee of 2.5% of the gross purchase price and reimburse Silva & Company for expenses incurred by it in connection with the making of the Investor Group Proposal in the event that a sale of Hunt was completed with anyone other than the Investor Group within six months of the date of the Letter of Intent. In further consideration of making such offer, the Company granted the Investor Group a thirty day right of first refusal to match a bona fide competing bid for Hunt within six months of the date of the Letter of Intent.

       The parties then began the drafting and negotiation of definitive documentation. From August 17, 1995 through
October 24, 1995, the parties engaged in discussions regarding the Proposed Sale and circulated drafts of definitive documentation.

        On October 2, 1995, a telephone conference call was held among Arthur C. Holdsworth, III (the independent member of the board of directors of the Company), representatives of Brenner, the general counsel of the Company, Marilynn C. Freund, and members of the law firm representing the Company and Mr. Holdsworth in connection with the Proposed Sale. The purpose of the call was to discuss the terms of Brenner's retention to render an opinion to the independent director on the fairness to the Company, from a financial point of view, of the Proposed Sale. During the call, a representative of Brenner identified the information on which Brenner intended to rely in providing a fairness opinion, the scope of its opinion and for whose benefit the opinion would be given.

       On October 4, 1995, Mr. Holdsworth met with Andrew J. Mayer, Jr., the Vice President-Finance and Chief Financial Officer of the Company, and with Ms. Freund to review certain updated calculations regarding the liquidity of the Company and its projected cash needs. On the basis of that review and update, Mr. Holdsworth determined that it was advisable to continue to proceed with the transactions contemplated by the Proposed Sale.

       On October 6, 1995, Mr. Holdsworth had a telephone conference with the Company's tax counsel, its special tax counsel, Mr. Mayer and Ms. Freund. Mr. Holdsworth and Ms. Freund questioned the Company's tax counsel on the status of the Company's partial settlement discussions and litigation with the Service, the impact of the partial settlements reached to date on the Company and the possible outcome of the litigation. Mr. Holdsworth questioned the Company's general and special tax counsel on the legal effect of Hunt's inclusion in the Company's consolidated tax return, and the means by which deconsolidation could be accomplished. Based on the foregoing, Mr. Holdsworth reaffirmed his view that the Company's investment in Hunt would be adversely affected by Hunt's continued membership in the Company's consolidated tax group.

       On October 12, 1995, a meeting was held at Brenner's offices at Two World Trade Center in New York City. In attendance were
Mr. Holdsworth, representatives of Brenner, Ms. Freund, a member of the firm of certified public accountants serving as the Company's independent auditors and members of the law firm representing the Company and Mr. Holdsworth in connection with the Proposed Sale. The purpose of the meeting was to review the detailed written report that Brenner had prepared for Mr. Holdsworth and that would serve as the basis for the fairness opinion Brenner would provide.

       Copies of the report were distributed to those in attendance. A representative of Brenner followed an outline of the report in making a brief presentation of its contents. Brenner representatives also answered questions about issues addressed in the presentation. A representative of Brenner began the presentation by describing the basic terms of the transaction. He then identified the information that Brenner relied upon in arriving at its opinion.

       He discussed the three valuation techniques that Brenner used to derive the range of prices that Brenner considered fair under the circumstances of the transaction. The three valuation techniques were (i) a discounted cash flow analysis, (ii) an analysis of the operating performance and market values of comparable public companies and (iii) an analysis of selected merger and acquisition transactions. He then reviewed the high, low and mean values for Hunt (without debt) that were derived from each analysis, noting that the $18 million proposed price for Hunt (without debt) was within the range of values derived from each of the three analyses.

       He explained the primary factors that were considered in deriving the discount rates used in the discounted cash flow analysis. In response to questions, he advised that the range of discount rates selected was attributable, in part, to the assumptions underlying the financial projections of Hunt.
Certain of these assumptions concerned the cyclical nature of Hunt's primary commercial base, its continued reliance on military sales and uncertainty regarding future labor costs. He then explained the primary factors that differentiated Hunt from the companies which were selected to be used in the comparable public company analysis, stating the reasons those companies were deemed to be similar or dissimilar to Hunt. He explained the methodology used in the comparable merger and acquisition transactions analysis which involved an analysis of the relationship of the purchase prices of the comparable acquisition targets to their respective annual sales. He concluded his presentation by reviewing the form of the opinion Brenner would render.

       During the course of an extended discussion, Mr. Holdsworth asked questions concerning the differences in the size of the companies used in the comparable public company and comparable merger and acquisition analyses, the makeup of their respective businesses and the effect those differences had on the analyses of value.

       Term Debt and Warrant Assignment. In September and October 1995, representatives of the Company, Hunt, the Term Lenders and the Purchaser conducted negotiations with respect to the repurchase of the Lender Warrants and the Term Debt, and with respect to the amount payable to the Term Lenders upon the prepayment of the Term Debt prior to September 27, 2001 (the "Prepayment Premium"). The Prepayment Premium was determined to be approximately $1,800,000 as of December 31, 1995. After efforts of the Company to negotiate a reduced Prepayment Premium were unsuccessful, representatives of TCR joined the negotiations and offered to purchase the Term Debt and Lender Warrants on the condition that the Term Lenders reduce the Prepayment Premium.
On October 24, 1995 (the "Term Debt Assignment Date"), the Term Lenders entered into an agreement to assign (the "Term Debt and Warrant Assignment") their entire interests in the Term Debt and the Lender Warrants, including the right to collect the Prepayment Premium and the Put Right and Special Right to Put, described above, associated with the Lender Warrants, the conditions to exercise of which have not been satisfied (see "The Proposed Sale - The Parties - THV, HVHC and Hunt"), to Terold
N.V. ("Terold"), a designee of the Purchaser, in consideration for a total of $11,822,480 paid to the Term Lenders. Terold is a wholly-owned subsidiary of Real Ltd. Real Ltd. is a party to an advisory agreement with TC Holding, Inc., which, in turn, owns 100% of the capital stock of TCR. A copy of the Term Debt and Warrant Assignment is annexed to this Proxy Statement as Annex C.

       Of the total consideration of $11,822,480 paid by Terold,
(x) $10,822,480 represented Hunt's outstanding Term Debt obligations through the Term Debt Assignment Date, consisting of $10,733,334 of principal plus $89,146 of accrued and unpaid interest on the Term Debt through the Term Debt Assignment Date,
(y) $500,000 represented payment for the Lender Warrants and (z) $500,000 was a transaction fee payable to the Term Lenders in lieu of the Prepayment Premium. Of such transaction fee, $250,000 was paid by Terold and $250,000 was paid by the Seller to induce Terold to enter into the Term Debt and Warrant Assignment and to waive its right, as assignee of the Term Debt, to collect the Prepayment Premium if the Proposed Sale is consummated, as described below. As a result of the Term Debt and Warrant Assignment, Terold has the right to minority representation on Hunt's Board of Directors, although it has not nominated any directors to date.

       In connection with the Term Debt and Warrant Assignment, the Company, the Seller, Terold and the Purchaser entered into an agreement on the Term Debt Assignment Date (the "Recapitalization Agreement"), pursuant to which the parties agreed as follows: On or before the earlier of (i) the closing of the Proposed Sale and
(ii) December 26, 1995, the Company and the Seller would cause
Old Hunt to merge with and into HVHC, with HVHC (now known as Hunt) being the surviving corporation in the merger (the
"Merger"). If the closing of the Proposed Sale did not occur by December 27, 1995, Terold would exercise the Lender Warrants
(which had an exercise price of $.01 per share) to acquire 215.79 shares, representing 19.34% of the issued and outstanding shares, of Hunt common stock. This is the same percentage as Terold would have acquired of Old Hunt if Terold had exercised the Lender Warrants prior to the Merger. Concurrently with such exercise, Terold would purchase from the Seller 18 shares of Hunt, representing 2% of the common stock of Hunt held by the Seller (the "Supplemental Stock"), for an aggregate purchase price of $50,000, or $2,777.78 per share. The Seller anticipates recognizing a loss for tax reporting purposes of approximately $36,000 on the sale of the Supplemental Stock. After giving effect to the exercise by Terold of the Lender Warrants and the purchase by Terold of the Supplemental Stock, the Company and its subsidiaries would own less than 80% of the outstanding Hunt voting stock. As a result, Hunt would at that time cease to be a member of the Company's consolidated federal income tax return filing group and therefore would not be liable for the Company's 1996 consolidated federal income taxes. If the Proposed Sale is consummated, Hunt will pay or refinance the outstanding balance of the Term Debt ($10,600,000 as of the date of this Proxy Statement) plus any accrued and unpaid interest due thereon. In addition, if the Proposed Sale is consummated, Terold will waive its right to collect the Prepayment Premium. However, if the Proposed Sale is not consummated and a person or entity other than the Purchaser acquires the business of Hunt, or if Hunt otherwise seeks to repay the Term Debt if the Proposed Sale is not consummated, Terold is not bound to waive the Prepayment Premium and may seek to collect the entire estimated amount thereof. This Prepayment Premium is the right of a holder (the "Noteholder") of Notes evidencing Term Debt (the "Notes") to a premium if the Notes are prepaid prior to maturity in September 2001. The Prepayment Premium is determined by a formula which calculates the amount a Noteholder must be paid upon prepayment to earn an equivalent rate of interest on the Notes (in this case 13%) based on current rates of interest for notes of similar risk and weighted average maturity as the Notes as if they were not prepaid. The calculation of the Prepayment Premium of $1,800,000 as of December 1995 is an estimate as of said date. Such calculation may vary depending upon interest rates in effect at the time of Prepayment Premium calculation. In such event, if Terold is paid a premium for the Term Debt and $500,000 for the Lender Warrants or the underlying Hunt common stock, then the Seller will be entitled to recover from Terold that portion of the Prepayment Premium which exceeds $250,000, up to a maximum of $250,000.

       In accordance with the foregoing, on December 26, 1995, the Merger was effected, and on December 27, 1995, Terold exercised the Lender Warrants and purchased the Supplemental Stock.

       On the Term Debt Assignment Date, the Company, the Seller and Terold also entered into an agreement (the "Bring Along Agreement") which provides that, in the event that the Seller receives a bona fide third party offer to buy all of the issued and outstanding shares of Hunt common stock during the period commencing on the Term Debt Assignment Date and ending on the earlier of (i) the termination of the Purchase Agreement and
(ii) February 17, 1996, the Seller shall have the right to require Terold to accept that offer and sell the Hunt common stock it then owns at the same per share price and subject to the same terms as that offer, provided that (x) all of the consideration to be received by Terold is in the form of cash,
(y) all payments for Hunt Common Stock are made on a pro rata basis and (z) all payments due with respect to the Term Debt, including payment of the Prepayment Premium, are paid at the closing of such transaction.

       Definitive documentation regarding the Proposed Sale was finalized and executed on October 24, 1995 after Mr. Holdsworth, upon consultation with his counsel and upon receipt of an opinion from Brenner that the consideration to be received by the Company in the Proposed Sale is fair, from a financial point of view, to the Company, authorized the execution and delivery of the definitive Purchase Agreement and related documentation and directed that the Proposed Sale be submitted to a vote at a meeting of shareholders of the Company. On January 15, 1996, the Purchase Agreement and the Recapitalization Agreement were amended to reflect the consummation of the Merger on December 26, 1995 and Terold's exercise of the Lender Warrants and acquisition of the Supplemental Stock on December 27, 1995. On February 5, 1996, the Purchase Agreement was further amended to fix the Funded Debt used in the determination of the Purchase Price at $12,721,000, thereby fixing the cash proceeds of the Proposed Sale, before transaction costs (estimated to be $798,000), at $4,779,000. Since the outstanding balance of the Revolver fluctuates daily depending upon the amount of cash received and disbursements paid on a given day, the amount of Funded Debt outstanding as of the closing of the Proposed Sale cannot be predicted. Accordingly, the Seller and the Purchaser have agreed to the Funded Debt estimate of $12,721,000 defined above as the "Funded Debt Amount." No other offers were received or considered by the Independent Director and no other bids for Hunt were solicited by the Board of Directors. See "The Purchase Agreement" for a description of the principal terms of the Purchase Agreement.

       Since October 24, 1995, the date of the Company's public announcement of the execution of the Purchase Agreement, no offers have been received by the Company concerning the sale of Hunt.

       Recommendation of the Board of Directors.

       Mr. Arthur C. Holdsworth, III, in his capacity as the sole independent member of the Company's Board of Directors in connection with the Proposed Sale (the "Independent Director"), reviewed and considered alternatives to the Proposed Sale, including (i) the sale of assets other than Hunt, (ii) the possibility of realizing additional cash flow from Hunt in lieu of a sale of Hunt, (iii) the impact on Hunt of the Company's projected consolidated federal income tax liability for 1996 and subsequent years, (iv) the ability of a potential acquiror to consummate an acquisition of Hunt in 1995 or, alternatively, to structure an acquisition so that Hunt would not become liable for the foregoing tax liability, (v) a sale of a minority participation in Hunt and (vi) a public auction of Hunt not involving management participation. Upon consideration of the foregoing alternatives and a review of the factors and considerations set forth below, Mr. Holdsworth believes that the Proposed Sale is the most desirable means of maximizing the value of Hunt to the Company and is fair to, and is in the best interests of, the Company and its stockholders. Accordingly, the Independent Director has approved the Proposed Sale and recom-mends to stockholders of the Company that they vote FOR approval of the Proposed Sale.

       In reaching this conclusion, the Independent Director considered the following material factors:

           1. The Company's need to maximize liquidity in the near term to address the Company's tax and environmental liabilities.

           2. The unavailability of other assets of the Company as significant as, and as readily liquid as, Hunt under the present circumstances.

           3. The inability of the Company to realize significant cash flow from Hunt's present operations due to provisions of Hunt's loan agreements which bar the distribution of cash to affiliates of Hunt other than as management fees
       (of which $400,000 were paid in 1995), preferred stock dividends (of which $280,000 may be payable for 1995, provided sufficient retained earnings are available at Hunt for such purpose) and tax sharing payments. In an effort to increase the cash flow available to the Company from Hunt, management of the Company sought permission from Hunt's senior lenders for Hunt to repay its debt to the Seller. This request was rejected. It was apparent to management of the Company that any request to alter the loan restrictions on cash payments from Hunt to the Seller or the Company would be denied. Accordingly, the Company sought a refinancing of Hunt's debt. Throughout 1994, management of the Company and its advisors engaged in discussions with Hunt's senior lenders in an effort to address the need to defer scheduled mandatory prepayments of the Term Debt and, during the second half of 1994, engaged in discussions with Hunt's revolving credit lender regarding the need to replace the expiring Revolver. These discussions resulted in the deferral of the scheduled prepayments as Hunt pursued a refinancing of its debt obligations. The attempt to refinance Hunt's debt obligations was abandoned, however, in early 1995 when it became apparent to management of the Company that Hunt's joint and several liability for projected consolidated tax obligations would adversely impact Hunt's ability to refinance its debt due to the adverse effect of such tax liability on a prospective revolving credit lender's secured position.

           4. The potential impact on Hunt of the Company's consolidated federal income tax liabilities that will arise in 1996 and subsequent years out of the Company's investment in computer equipment if the Company is able to establish its entitlement to the computer equipment deductions it claimed in prior years. As a member of the Company's consolidated group, Hunt would have been jointly and severally liable for these tax liabilities if the sale of Hunt were not effected by the end of 1995 or if Hunt were not otherwise removed from the Company's consolidated group by then. See "Background and Reasons for the Proposed Sale
       - Income Taxes." Absent a sale of Hunt or its removal in some other manner from the Company's consolidated group, Hunt's potential tax liability would have adversely affected its ability to obtain financing for ongoing operations. Accordingly, if Hunt were not sold by December 31, 1995 or other actions were not taken to relieve Hunt from such liability, the Company would have lost the opportunity to realize the maximum possible value for its interest in Hunt.

           5. The Company considered the alternative of effecting a sale of less than all of the stock of Hunt prior to January 1, 1996. The sale of a sufficient minority interest in Hunt before 1996 would have removed Hunt from the Company's consolidated group and thereby relieved Hunt from joint and several liability for the Company's taxes for 1996 and subsequent years. However, the Company concluded that the sale of a minority stake in Hunt would have resulted in a significant discount in the value of Hunt, would not have addressed the Company's cash needs and would thereafter have required the Company to address the concerns of the minority shareholder with respect to subsequent actions involving Hunt. In the opinion of the Company's management, a prior sale of a minority stake in Hunt would have adversely impacted the Company's ability to maximize the value of its remaining investment in Hunt. Nor would the sale of a minority interest in Hunt have altered the tax consequences of the Proposed Sale. No tax loss could be recognized on a sale of the Seller's entire interest in Hunt. Nor could a tax loss be recognized on either a sale of a minority interest in a consolidated subsidiary or a subsequent sale of the remaining interest after the subsidiary was deconsolidated. See "Federal Income Tax Consequences" as to the tax consequences of the sale of a minority interest resulting in deconsolidation, followed by a sale of the Seller's remaining interest.

           6. The fact that certain members of senior management of Hunt, including Robert V. Silva, David Huberfield, Andrew
       J. Mayer, Jr. and Gerald Bogner, through CMHC, their financial advisor, approached approximately 50 sophisticated investor groups on a confidential basis from late May through July 1995 in connection with a possible acquisition of Hunt. See "Background and Reasons for the Proposed Sale - Actions Taken to Address Liquidity Issues." Although the Company considered a public auction of Hunt without the participation of management, this alternative was rejected for the following reasons: (i) such an auction process would have necessitated the expenditure of significant time and effort to deal with multiple parties who would each have extensive due diligence demands on account of the significant tax and environmental contingencies of the Company, with no assurance that a sale would be completed by the end of 1995, and without management participation, any such bidder would likely demand extensive representations, indemnities and purchase price escrows; and (ii) such an auction would have been disruptive to Hunt's business and be of concern to Hunt's customers, including defense agencies, and Hunt's employees, particularly if such a bidder had plans to relocate or substantially restructure Hunt's operations. Accordingly, no other bids for Hunt were solicited by the Board of Directors. By contrast, the Proposed Sale was structured to provide timely assurance that, by December 31, 1995, Hunt would no longer be a member of the Company's consolidated federal income tax group and therefore would not become jointly and severally liable for the Company's consolidated tax liability, noted above. This was possible because of the Purchaser's (i) access to financing, (ii) willingness to proceed notwithstanding material tax and environmental contingencies and (iii) familiarity with the operations and workforce of Hunt on account of the involvement of certain members of Hunt management in the Proposed Sale.

           7. The ability to structure the Proposed Sale in such a manner that the sale of Hunt could be concluded after December 31, 1995 while severing Hunt from the Company's consolidated federal income tax group in 1995. This flexibility resulted from Terold's agreement to acquire and to exercise the Lender Warrants and exercise an option to purchase additional Hunt common stock by December 31, 1995, thereby effecting a deconsolidation of HVHC and Hunt in 1996, relieving Hunt from joint and several liability for the Company's taxes for 1996 and subsequent years.

           8. The terms and structure of the Proposed Sale and the terms and conditions of the Purchase Agreement, including the structuring of the Proposed Sale in a manner favorable to the Company - i.e., as a sale of stock, rather than assets; with minimal representations by the Company, as seller, as to the operations of Hunt; without a financing contingency on the part of the Purchaser; and preserving the ability of the Company, after execution of the Purchase Agreement, to consider other proposals to acquire Hunt consistent with the Board of Director's fiduciary duties, subject to certain conditions and payment of certain fees as described in the Purchase Agreement. See "The Purchase Agreement - Conditions to Closing", - " Representations and Warranties" and " - Negotiations with Others; Right of First Refusal."

           9. The opinion of Brenner, dated October 24, 1995, that, as of such date, the consideration to be received by the Company pursuant to the Proposed Sale is fair to the Company from a financial point of view. See "Opinion of Financial Advisor."

       The fact that the Company would incur a material loss for financial reporting and tax purposes was not a significant factor in the Independent Director's determination as to the fairness of the Purchase Price and the decision to approve the Proposed Sale. The Company's and the Independent Director's overriding concerns, in light of the circumstances described above, were enhancing the Company's liquidity in the near term and relieving Hunt from joint and several liability for the Company's taxes for 1996 and subsequent years.

       For information concerning certain interests of directors and executive officers of the Company and Hunt in the Proposed
Sale, See "Interests of Certain Persons in the Proposed Sale".

Opinion of Financial Advisor.

       Pursuant to an engagement letter dated September 19, 1995, Brenner was engaged by the Independent Director to render an opinion to him as to the fairness to the Company of the Proposed Sale from a financial point of view. The selection of Brenner was based on, among other things, Brenner's past association with the Company in connection with its engagement in February 1995 to perform a valuation of Hunt (see "The Proposed Sale - Background and Reasons for the Proposed Sale - Actions Taken to Address Liquidity Issues") and therefore its familiarity with the Company's operations, as well as Brenner's expertise in valuing businesses. Brenner has received from the Company a fee of $75,000 for rendering the fairness opinion. Brenner's fee for the fairness opinion was not contingent upon whether the opinion rendered was favorable or unfavorable or upon approval of the Proposed Sale.

       Brenner is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public underwritings, distributions of listed and unlisted securities, private placements and valuation of corporate and other entities.

       Brenner has delivered a written opinion to the Independent
Director that, as of October 24, 1995, the proposed consideration to be delivered in the Proposed Sale to the Company is fair, from a financial point of view, to the Company.

       The full text of Brenner's opinion, which sets forth the assumptions made, matters considered and the limits of the review undertaken, is attached as Annex B to this Proxy Statement. The Company's stockholders are urged to read this opinion in its entirety. Brenner's opinion is directed only to the consideration to be paid in the Proposed Sale and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote at the Special Meeting. The summary of Brenner's opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

       In arriving at its opinion, and as the basis therefor, Brenner (i) reviewed the Purchase Agreement; (ii) met with or had telephonic conversations with certain senior officers, directors and other representatives and advisors of the Company and Hunt to discuss the business, operations, prospects, financial condition, assets and potential contingent tax and other liabilities of Hunt; (iii) examined certain business, historical and forecast financial information and other data relating to Hunt as reflected in the Carleton, McCreary, Holmes & Co. Hunt Financing Memorandum dated September, 1995 (the "Hunt Financing Memorandum"); (iv) reviewed the audited financial statements of Hunt for the fiscal years ended December 31, 1993 and 1994;
(v) reviewed unaudited interim financial statements of Hunt as of, and for, the 7 months ended July 31, 1995; (vi) to the extent publicly available, analyzed valuation multiples derived from certain acquisition data for private and public companies deemed reasonably similar to Hunt; (vii) analyzed valuation multiples derived from historical market prices, trading activity and results of operations of certain publicly traded companies which Brenner deemed reasonably similar to Hunt; (viii) performed a discounted cash flow analysis; and (ix) conducted such other analyses and examinations and considered such other financial, economic and market criteria as Brenner deemed necessary for purposes of its opinion.

       In rendering its opinion, Brenner assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with Brenner by the Company or Hunt or their respective agents. With respect to financial forecasts and other information provided to or otherwise discussed with Brenner, Brenner assumed that such forecasts and other information were reasonably prepared or provided on bases reflecting the best currently available estimates and judgments of the managements of the Company and Hunt as to, among other things, the expected future financial condition and performance of Hunt. Brenner did not independently verify such information or assumptions, including financial forecasts. Brenner has not made or been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise), or the stock of HVHC or Hunt. Brenner's opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion. Brenner was not asked to consider, and its opinion does not address, the relative merits of the Proposed Sale as compared to any alternative strategic, financial or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Brenner's opinion is based on the market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion.

       In preparing its opinion, Brenner performed certain financial and comparative analyses, of which the material ones are summarized below. The preparation of a fairness opinion is a complex analytical process involving various determinations regarding the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Brenner did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Brenner believes that such analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion.

Discounted Cash Flow Analysis

       A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future free cash flows of such corporate entity and its future resale value and discounting such aggregated results back to the present. Brenner performed a discounted cash-flow analysis of the financial performance of Hunt based on the projections prepared by the management of Hunt and the Company (the "Projections").

       Relying on the information set forth in the Projections, Brenner calculated the estimated "free cash flow" based on projected tax-effected earnings before interest and taxes ("EBIT") for the years 1996 through 2000 adjusted for
(i) depreciation and amortization; (ii) capital investment expenditures; and (iii) changes in working capital. Brenner analyzed the Projections and discounted the stream of free cash flows provided in such Projections back to December 31, 1995 using discount rates ranging from 16% to 18%. To estimate the residual value of Hunt at the end of the Projections period, Brenner applied terminal multiples of 4x to 6x to the projected earnings before interest, taxes, depreciation and amortization ("EBITDA") in the year 2000 and discounted such value estimates back to December 31, 1995 using discount rates ranging from 16% to 18%. Brenner then added the present values of the free cash flows and the present values of the residual value to derive a range of implied enterprise values for Hunt of approximately $15,622,000 to $22,481,000 (with a mean of $18,930,000). A 16%
to 18% discount rate range was selected based upon, among other things, estimated weighted average cost of capital for The Duriron Company, Inc., Keystone International, Inc. and Watts Industries, Inc., three publicly traded companies deemed by Brenner to be reasonably similar to Hunt, reflecting certain risk assumptions (including the cyclical nature of Hunt's primary commercial customer base and its reliance on military contracts, the recent nature of managerial and operating changes which have led to significant improvements in operating performance and profitability of Hunt and the uncertainty of future operating costs due to the pending negotiation of a new union labor contract) applied by Brenner to the Projections. A 4x to 6x terminal valuation multiple was selected based upon Brenner's experience with the purchase and sale of companies similar in nature and size to Hunt.

Analysis of Public Trading Valuation of Selected Comparable
Companies

       Brenner performed an analysis of the public trading valua-tions of selected publicly traded companies that Brenner deemed reasonably comparable to Hunt. The companies that Brenner compared were: The Duriron Company, Inc., Keystone International, Inc. and Watts Industries, Inc. (the "Comparable Public Companies"). Brenner analyzed historical market prices, trading activity and enterprise value and multiples of enterprise value based upon certain financial and operating statistics of the Comparable Public Companies. Brenner compared the enterprise value of the Comparable Public Companies to sales, EBITDA and EBIT to obtain sales, EBITDA and EBIT multiples of enterprise value. The average multiples of the group of Comparable Public Companies to sales, EBITDA and EBIT were 1.39x, 9.54x and 13.45x, respectively. Because of the inherent differences between the operations of Hunt and the Comparable Public companies, including
(i) the fact that Hunt derives a significant portion of its sales from military contracts, (ii) Hunt's smaller revenue and less diversified product offerings and customer base and (iii) Hunt's highly leveraged capital structure (the "Inherent Differences"), Brenner believed that an appropriate use of comparable company analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics of Hunt and the Comparable Public Companies which would affect valuation results derived from this analysis. As a result, Brenner then applied a 30% discount to the sales, EBITDA and EBIT valuation multiples derived from this analysis to reflect certain qualitative differences between Hunt and the Comparable Public Companies, including nature of the customer base, relative size and nature of the capital structure. The choice of a 30% discount was a subjective judgment, based upon Brenner's investment banking experience and its consideration of the impact of the Inherent Differences, among other factors. The average implied enterprise values for Hunt as a multiple of sales, EBITDA and EBIT, as adjusted for the discount, were $17,626,000, $24,544,000 and $22,496,000 respectively.

Selected Merger and Acquisition Transaction Analysis

       Brenner analyzed valuation multiples derived from certain acquisition data for private and public companies immediately prior to being acquired in comparison to certain financial and operating statistics of Hunt. Brenner reviewed publicly available information on 13 acquisition transactions of companies it deemed were reasonably similar to Hunt, of which four - the acquisition of Kieky Mueller Control Valve (International Valve Corp.) by Watts Industries, Inc., the acquisition of Seabee Corp. by Kaydon Corp., the acquisition of Ruthman Pump & Engineering by Bettis Corp. and the acquisition of Imo Industries by Mark Controls (the "Selected Acquisitions") - were used by Brenner in its analysis based upon the availability of publicly disclosed financial information and comparable size to the Proposed Sale in terms of the consideration paid in the acquisition transactions. Due to the lack of publicly available financial profit information for the Selected Acquisitions, Brenner analyzed purchase prices of the Selected Acquisitions as multiples of sales and derived an implied valuation of Hunt based upon its sales. The average multiple of sales of the Selected Acquisitions was 1.03x, and the implied average enterprise value for Hunt as a multiple of sales was approximately $18,973,000.

       No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses as a comparison is identical to Hunt or the Proposed Sale. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies to which Hunt is being compared.

Joint Marketing Agreement - Hydraulik-Ring

       In June 1995, in an effort to expand Hunt's product lines from water-based valve systems to oil-based valve systems - a business segment which is more competitive than Hunt's water-based valve systems segment - Hunt entered into a five year joint marketing and distribution agreement (the "Hydraulik-Ring Agreement") with Hydraulik-Ring Antriebs-und Steuerungstechnik GMBH ("Hydraulik-Ring"), a manufacturer and distributor of industrial hydraulic products, including pumps, valves, pressure switches and power units, based in Stuttgart, Germany. Under the Hydraulik-Ring Agreement, Hydraulik-Ring granted to Hunt
(i) exclusive marketing rights in the United States to certain Hydraulik-Ring oil-based valve products ("Hydraulik-Ring Products") and (ii) non-exclusive marketing rights to such products outside the United States and Canada. In return, Hunt granted to Hydraulik-Ring the right to sell Hunt's water-based valve products in certain European countries. Each party agreed to provide the other with technical and marketing support with respect to its products to be marketed by the other party. Neither party has any financial commitment to the other under the agreement with respect to either minimum marketing investment or minimum sales levels. Hunt's sales of Hydraulik-Ring Products, which were less than $100,000 in 1995, are projected by Hunt management, based on currently available information, to reach approximately $2 million on an annual basis by 2000, although there can be no assurance that sales will reach such levels and neither the Company nor Hunt makes any representation or warranty to any person with respect thereto. Management of Hunt believes that the Hydraulik-Ring Agreement may, if successful, assist Hunt in achieving product line growth and ameliorate the impact of periodic downturns in Hunt's domestic commercial and military valve markets. Such projections have been taken into account by Hunt management in formulating the Hunt internal financial projections set forth below under the section entitled "Hunt Financing Memorandum."

Hunt Financing Memorandum

       The Hunt Financing Memorandum reviewed by Brenner (see "Opinion of Financial Advisor") was prepared by Carleton, McCreary, Holmes & Co. ("CMHC") in September 1995 based on financial information and other data provided to CMHC by Hunt management. The Hunt Financing Memorandum was given to potential senior and subordinated lenders in connection with the transactions contemplated by the Proposed Sale. CMHC was not requested to make, and did not make, findings or recommendations in such Memorandum, which was a compilation of existing financial information and other data provided by Hunt management.

       The Hunt Financing Memorandum contained a compilation of the following information: a description of the financing for the Proposed Sale, including capital to be provided by TCR and debt financing; historical financial performance of Hunt; internal management projections of Hunt's forecasted financial performance (the "Management Projections"), summarized below; investment con-siderations; an overview of the commercial and military valve and fluid power system industries; a description of Hunt's customer base and products; a listing of Hunt's principal competitors; a description of Hunt's management and employee workforce; a des-cription of Hunt manufacturing operations and the role of TCR and Robert V. Silva in forming the investor group for the proposed acquisition of Hunt. As noted above, CMHC presented no indepen-dent findings, conclusions, valuations or recommendations in the Hunt Financing Memorandum.

       Set forth below is a summary of the Management Projections for 1995 (pro forma) through 2000. The Management Projections were prepared for internal review purposes only, and neither Hunt, CMHC nor the Company makes any representation or warranty to any person with respect thereto. The Management Projections were made based on data available to management of Hunt in September 1995 and do not reflect any information available after that date. Furthermore, the Management Projections are subject to significant uncertainties and contingencies which cannot be predicted, and actual performance could vary significantly from the Management Projections. The Management Projections are based in part on Management's assumption that sales to Hunt's military markets will remain essentially flat through the year 2000 due to governmental budgetary constraints. Management of Hunt anticipates that growth in this segment will come from product line acquisitions (with respect to which no specific transactions are presently contemplated). In preparing the Management Pro-jections, Hunt management further believes that a portion of forecasted growth in Hunt's commercial segment will come from the development of new and expanded product lines within Hunt's primary metals markets. In addition, management of Hunt believes that, since Hunt's domestic markets are mature, international markets will offer opportunities for expansion by direct efforts and through marketing arrangements such as those described below under "Joint Marketing Agreement - Hydraulik-Ring."

                               HUNT VALVE COMPANY, INC.

                          Projected Financial Performance (1)
                                (Dollars in thousands)

                            Fiscal Year Ending December 31,

                 Pro-forma

                    1995     1996      1997      1998     1999     2000
Sales             $18,380  $20,528   $22,403   $22,404  $24,699  $26,337

Gross profit
 (2),(4)            8,060    9,100    10,279    10,321   11,473   12,327

Gross margin        43.9%     44.3%     45.9%     46.1%    46.5%    46.8%

EBITDA (3),(4)     3,832     4,165     4,624     4,638    5,386    5,928

EBITDA %            20.8%     20.3%     20.6%     20.7%    21.8%    22.5%

Depreciation         888       654       704       759      758      824

Capital
 Expenditures        400       400       500       500      600      600

Cash Flow (6)      3,432     3,765     4,124     4,138    4,786    5,328

Current Assets     7,452     7,711     8,106     8,323    8,869    9,328

Current Liabilities
 (4),(5)           1,939     2,087     2,246     2,260    2,490    2,641

Working Capital    5,513     5,624     5,860     6,063    6,379    6,687

Shareholders'
 Equity(4),(7)     4,000     4,774     5,847     6,331    7,471    9,125

Funded debt (5)   15,400    13,968    12,412    11,357      9,861    7,775

(1) Represent internally prepared pro forma projections of Hunt Valve management prepared for the Hunt Financing Memorandum. They were not prepared in accordance with generally accepted accounting principles as noted in footnote (4) set forth below.
(2)    Excluding depreciation.
(3)    Earnings before interest, taxes, depreciation and amortization.
(4) Excludes non-cash expenses related to the recognition of SFAS 87 (Employers' Accounting for Pensions), SFAS 106 (Employers' Accounting for Postretirement Benefits Other than Pensions) and SFAS 109 (Accounting for Income Taxes).
(5)    Reflects pro forma debt levels subsequent to the Proposed Sale.
(6)    Cash flow equals EBIDTA less capital expenditures.
(7)    Reflects pro forma capitalization subsequent to the Proposed Sale.

       CMHC is an investment firm based in Cleveland, Ohio whose senior partners have many years of experience in all aspects of corporate finance, including mergers, acquisitions, divestitures and equity and debt financings.

       CMHC had previously performed investment banking work for Hunt in late 1994 and early 1995 in connection with a search for possible acquisition opportunities for Hunt. When it became apparent that any acquisition program at Hunt could not be funded by the Company, CMHC's acquisition activities were suspended. In consideration for services provided to Hunt by CMHC during its engagement from December, 1994 through February, 1995, Hunt paid CMHC a retainer fee of $7,500 per month plus expenses.

       The Hunt Financing Memorandum did not relate to the fairness of the consideration to be paid by the Purchaser, and contained no independent findings or recommendations by CMHC, who expressly disclaimed having independently verified any information contained therein and expressly stated that it did not make any independent investigation of the financial statements or projections contained therein.

       Upon consummation of the Proposed Sale, in consideration of financial advisory services provided by CMHC and services relating to the placement of equity capital, senior debt and subordinated debt in connection therewith, CMHC will earn a fee of $600,000, to be paid by the Purchaser.

Interests of Certain Persons in the Proposed Sale

       In considering the recommendation of the Independent Director with respect to the Proposed Sale, shareholders should be aware that certain directors and executive officers of the Company and Hunt have interests in the Proposed Sale that are in addition to or different from the interests of shareholders of the Company generally. The TCR Investors intend to provide the Purchaser with approximately $10,850,000 of financing to effect the purchase of Hunt, of which $7,000,000 will be in the form of promissory notes. Of the $4,000,000 of the Purchaser's total equity capital, $3,000,000 of preferred stock will be issued to the TCR Investors. Of the $1,000,000 of common stock to be issued by the Purchaser, 85% will be issued in consideration for $850,000 to the TCR Investors, who collectively will be entitled to elect four of the Purchaser's seven directors. The remaining 15% of the Purchaser's common stock will be issued to Robert V. Silva (8%), David Huberfield (4%), Andrew J. Mayer, Jr. (1.5%) and Gerald Bogner (1.5%) (collectively, the "Management Investors") for an aggregate purchase price of $150,000. The Management Investors, together with certain other members of senior management of Hunt who have yet to be determined, also will have the opportunity to acquire from the TCR Investors, for an aggregate cost to such members of management of $2.75 million, up to an additional 15% of the Purchaser's common stock pursuant to the exercise of performance - and value-based options. Of such additional 15%, the Management Investors will have an opportunity to acquire up to an aggregate of 12.5% - 7.5% for Mr. Silva, 3% for Mr. Huberfield and 1% each for Messrs. Mayer and Bogner. In consideration of the foregoing, Mr. Silva will agree to cancel his existing warrant to purchase, for $165,279, 5% of the outstanding common stock of Hunt (which warrant, prior to the Merger, represented the right to purchase 6.2% of the outstanding common stock of HVHC, thereby representing an indirect 5% common stock interest in Hunt), and Mr. Huberfield will agree to cancel his equity appreciation right for 2% of the value of the common stock of Hunt. Neither Mr. Silva nor Mr. Huberfield will receive consideration for the cancellation of such instruments. It is presently anticipated that, on the closing of the Proposed Sale, Mr. Silva, Chairman of the Board and Chief Executive Officer and a director of each of the Company and Hunt, will serve as Chairman of the Board and Chief Executive Officer of Hunt; Mr. Huberfield, President and Chief Operating Officer of Hunt, will serve in such capacity for Hunt; Mr. Mayer, Vice President-Finance, Chief Financial Officer, Secretary and a director of the Company and Hunt will serve as Chief Financial Officer of Hunt, and Mr. Bogner, a director of Hunt, will serve as a director of Hunt. No other current or former officer, director or principal stockholder of the Company has, or presently proposes to have, any record or beneficial interest in the Purchaser.

       The Independent Director was aware of these interests and considered them, among other matters, in approving the Purchase
Agreement and the Proposed Sale.

       Messrs. Silva and Mayer will continue to serve in their present capacities as executive officers and directors of the Company after the consummation of the Proposed Sale. In the event that Messrs. Silva and Mayer are faced with conflicts of interest after the Proposed Sale on account of post-closing claims by the parties to the Purchase Agreement or otherwise, they will recuse themselves from participation in such matters on behalf of either the Seller, on the one hand, or the Purchaser or Hunt, on the other hand. Although the Company has not yet adopted specific procedures to address such potential conflicts, it will do so as any such situation warrants.

       In addition, effective October 6, 1995, to induce Messrs. Silva and Huberfield to continue their employment with Hunt notwithstanding the Proposed Sale, Hunt executed severance agreements with each of Messrs. Silva and Huberfield which entitle them to a severance payment equal to two times their annual base salary in effect immediately prior to a change of control. Hunt also will pay all legal fees and expenses incurred by such persons to enforce the Severance Agreements. A change of control for purposes of the Severance Agreements will occur if
(i) any person, other than the Company, its subsidiaries or the current directors or officers of Hunt (collectively, an "Affiliated Person"), becomes the direct or indirect beneficial owner of at least 25% of the combined voting power of the outstanding securities of the Company or any of its subsidiaries, or (ii) the stockholders of the Company or any of its subsidiaries approve any merger, sale of all or substantially all of such entity's assets or other business combination with any party other than such a transaction involving only the Affiliated Persons or persons affiliated with the Affiliated Persons. The Severance Agreements provide that the Proposed Sale will not constitute a change of control thereunder.

       Other than as described above, the Company is not aware of any potential conflicts of interest management may have in relation to the Proposed Sale.

Regulatory Filings and Approvals

       The Proposed Sale is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1979, as amended,
and the rules and regulations thereunder.   Except for regulatory
requirements of the Commission with respect to the filing of this Proxy Statement and advance notifications to defense agencies with respect to a prospective change of control of Hunt, there are no federal or state regulatory requirements that must be complied with or with respect to which approvals must be obtained in connection with the Proposed Sale.

Allocation of Proceeds

       Based on information presently available, the Company expects that the net cash proceeds of the Proposed Sale (the "Net Cash Proceeds") will be approximately $3,981,000, with such estimate due to possible variation in anticipated transaction costs of the Company with respect to the Proposed Sale, after
(i) giving effect to the Funded Debt Amount, (ii) deduction of $500,000, representing the value of the Lender Warrant Shares acquired by Terold upon exercise of the Lender Warrants and
(iii) payment of all fees and expenses relating to the Proposed Sale, as set forth in the following table:

       Gross Proceeds (Includes                      $18,000,000
         $50,000 previously paid by
         Terold to the Seller for the
         Supplemental Stock)
       Less:
             Funded Debt Amount                       12,721,000
             Value of Lender Warrant                     500,000
               Shares                                ___________

     Cash Proceeds Before
       Transaction Costs                               4,779,000
       Transaction Costs:
          Hunt Secured Loan
             Transaction Fee                             250,000
          Expenses of Sale                               548,000
       Net Cash Proceeds                              $3,981,000

       The cash proceeds before transaction costs received by the Company represents the sum of (i) repayment (principal only) of the senior subordinated note in the original principal amount of $500,000 issued by Hunt to the Seller (the "Senior Subordinated Note"), (ii) the redemption of Hunt's 7% Preferred Stock held of record by THV, and (iii) the Purchase Price. The following table sets forth the allocation of the anticipated cash proceeds before transaction costs:

       Cash Proceeds before Transaction Costs                    $4,779,000
       Less:  Repayment of Senior Subordinated Note                 571,000
               Redemption of Preferred Stock                      2,000,000
       Purchase Price                                            $2,208,000

       In the event that, in the judgment of the Independent Director and his advisors, the actual Net Cash Proceeds to be received at the closing of the Proposed Sale will be an amount that, in light of all circumstances, is materially less than $3,981,000, the Company will resolicit proxies with respect to the Proposed Sale.

       After giving effect to the Proposed Sale, the Company's gross cash flow from its investment in Hunt, consisting of the foregoing cash proceeds before transaction costs, management fees, preferred stock dividends and allocated salary expense, will have aggregated $6,233,000 through February 29, 1996. The Company's cash investment in Hunt (net of management costs which are not readily quantifiable) was $5,000,000, which consisted of $2,500,00 paid for Hunt's common stock, $2,000,000 paid for the Hunt Preferred Stock and $500,000 loaned under the Senior Subordinated Note. The principal of the Senior Subordinated Note currently equals $571,000 due to the addition of accrued unpaid interest.

     Based on the above estimate of the Net Cash Proceeds and management projections of Hunt's profitability from now through the closing, the Company will report a loss on the Proposed Sale of approximately $842,000 for financial reporting purposes assuming a closing date of January 31, 1996. The projected loss for financial reporting purposes on the Proposed Sale was calculated as follows:

       Net Cash Proceeds                                        $ 3,981,000
        Less:  Basis in Hunt Common Stock                        (2,252,000)
                Basis in Hunt Preferred Stock                    (2,000,000)
                Basis in Senior Subordinated Note                  (571,000)
        Net Loss:                                               $  (842,000)

       Upon consummation of the Proposed Sale and the extinguish-ment of Hunt's Funded Debt, the Company will recognize a charge of approximately $642,000 after deduction of minority interest and taxes of $594,000. This charge is related to the write-off of unamortized debt issuance costs and debt discounts, and the prepayment penalty on Hunt's Funded Debt in connection with the Proposed Sale. The foregoing charge will be reported as an extraordinary item.

       Plans for Operation of the Company After the Proposed Sale

       Upon consummation of the Proposed Sale, the Company intends to use the Net Cash Proceeds, together with approximately
$3 million in cash, short-term investments and marketable securities currently held by the Company and any management fees and preferred stock dividends due and payable by Hunt to the Company prior to the closing of the Proposed Sale, to fund
(i) tax obligations arising from the litigation with the Service over the Company's tax returns for the years 1980 through 1991,
(ii) the Company's projected tax liability for 1996 and 1997 arising from its investment in computer equipment, (iii) the Company's remaining continuing operations, including costs of environmental and tax litigation, (iv) expenses relating to the divestiture of certain assets, consisting primarily of approximately 530 acres of real property in New Jersey, and
(v) if any amounts remain, expansion of marketing efforts of the Company's environmental services business segment to entities outside the Company's consolidated group by means of, among other things, a joint marketing agreement entered into with a national engineering firm with respect to projects involving the closure and remediation of municipal waste sites in the northeastern United States. As described below, specific amounts projected to fund each use of proceeds cannot presently be ascertained.

       Operations. Subsequent to the consummation of the Proposed Sale, the Company's operations will consist of the parent company and 25 subsidiaries, two of which conduct active operations - one is engaged in the generation and sale of electricity from methane gas and the other is engaged in performance of environmental services. Historically, the consolidated revenues generated by the remaining operating companies have not been adequate to fund the expenses incurred by the remaining members of the consolidated group (see "Selected Consolidated Financial Information of the Company"). Exclusive of Hunt, the Company's operations have operated at a net loss. There can be no assurance that the Company will ultimately return to profitability. Any return to profitability is primarily dependent on the duration and outcome of its tax and environmental litigation, and, to a lesser degree, on the success of its efforts to maintain the capacity of its electricity generating equipment, expand UES' customer base and divest its portfolio of real property. The Company has not identified other steps to achieve profitability other than as discussed herein. Both operating companies are presently at or near break-even performance as measured by cash flow. The other subsidiaries of the Company hold assets consisting of cash and marketable securities, real property, notes receivable and contract rights. Funding requirements of the parent company and the non-operating subsidiaries will be provided through the use of the Company's existing cash reserves, the sale of marketable securities, the collection of notes receivable, income earned pursuant to a user rent-sharing agreement with respect to the Company's computer equipment and proceeds from the asset sales discussed below.

       Revenues from operations which generate electricity from methane gas were $150,000 for the nine months ended September 30, 1995, a decrease of $99,000 or 40% compared to the same period of the prior year. The decrease was due to a series of unrelated equipment failures which subjected two for the four electric generating units to significant down-time for repairs. Normal capacity was restored during September 1995. The environmental services subsidiary, United Environmental Services, Inc. ("UES"), contributed $142,000 to revenues, after elimination of the intercompany sales, compared to $200,000 for the same period of the prior year due to the completion of the construction phase of its work for a non-affiliated party. Approximately $238,000 or 63% of the environmental services subsidiary's revenues for the period, compared to $193,000 or 49% for the same period of the prior year, were either from other members of the consolidated group or from third parties providing services to another member of the consolidated group, and were therefore eliminated in consolidation.

       During the last two years, the Company has expanded the customer base of UES to entities outside the consolidated group. UES has provided, and continues to provide, quotes on construction and maintenance projects involving the closure and remediation of waste sites and contaminated properties, but has yet to obtain work to replace revenues previously generated by its work for the non-affiliated party. UES participates in a competitive market and construction projects may have bonding requirements which are beyond UES' ability to secure. In the interim, UES will continue performing closure activities on sites previously operated by other subsidiaries of the Company. UES recently negotiated a joint marketing agreement with a national engineering firm that committed each party to utilize the other's services within a designated area in the northeastern United States on projects involving the closure and remediation of municipal waste sites. Pursuant to this agreement, for an initial term of one year, UES and the engineering firm agreed to use their respective best efforts to market post-closure services involving their respective capabilities in a defined market area exclusively for their mutual benefit. Submissions to prospective clients, bids and estimates and advertising materials representing the joint relationship must be approved by both parties. The parties also agreed that each may separately pursue opportunities in the market area where a potential client requires only one or the other's individual capabilities. Further, the parties agreed that if their joint marketing efforts resulted in opportunities for the provision of joint services in the market area, they would share profits derived from the performance of such services equally under a joint venture agreement to be executed by them. Each of UES and the engineering firm agreed to be responsible for their own marketing and related costs incurred in connection with the joint marketing agreement. Either party may terminate the agreement for any reason upon ten days' notice. The one year term of the joint marketing agreement is automatically renewed at the end of each year subject to the foregoing termination right. Investments will be made in the sales and marketing efforts of UES and to meet bonding requirements. Anticipated revenues to UES under the joint marketing agreement and through its individual efforts cannot presently be ascertained. Availability of funds for environmental services marketing efforts will be subject to an evaluation of the Company's competing funding needs and the Company's limited sources of revenue in the near term.

       The direct operating costs associated with the Company's two operating subsidiaries for the nine months ended September 30, 1995 were $227,000, a decrease of 33%, or $113,000, when compared to the same period of 1994, due primarily to the decrease in sales volume and expenses incurred during 1994 for the overhaul of certain electric generation equipment.

       Consolidated selling, general and administrative expenses for the nine months ended September 30, 1995 (excluding Hunt) were $2,090,000, an increase of $482,000, or 30%, from the same period of the prior year, due to a $453,000 increase in professional fees incurred by the parent and Kin-Buc primarily relating to the Company's ongoing environmental and tax litigation, and a $50,000 charge to increase the bad debt reserve on account of a note held by the Company. The Company presently anticipates that such expenditures for professional fees will remain at the level of present expenditures until resolution of the Company's environmental and tax litigation. Administrative costs of the parent are also anticipated to remain at present levels subsequent to the Proposed Sale for as long as support of litigation, marketing and asset divestiture efforts is required. Future expenses of the Company's environmental and tax litigation cannot be presently projected pending the timing and outcome of such litigation. The operating costs of the other non-operating subsidiaries, consisting primarily of insurance and franchise, income and real estate taxes, aggregated approximately $95,000 for the nine months ended September 30, 1995 and approximately $112,000 for the twelve months ended December 31, 1994. Such expenses will decline as the Company consummates the planned divestiture of real property discussed herein.

       Other Sources and Uses of Funds. Remediation expenditures during the past two years were, for the most part, limited to obligations relating to the Mac Landfill site, amounting to $37,000 and $25,000 for the years 1993 and 1994, respectively. However, there can be no assurance that future expenditures with respect to this site will reflect historical levels.

       In the aggregate, approximately 692 acres of real property are owned by subsidiaries of the Company other than Hunt. Approximately 107 acres of the real property held by the non-operating subsidiaries have been listed for sale for an aggregate asking price of $1.3 million. It is anticipated that the Company will incur engineering, legal and other professional fees to prepare the unlisted property for sale over the next 18 to 24 months. The nature and amount of preparatory work that is required varies by site. Management believes that such preparation will enhance the market value of the property.
Future expenditures relating to asset divestitures will not be determinable until finalization of divestiture and marketing studies, which are still in preliminary stages of completion.

       On August 31, 1995 the Company completed the sale of certain assets of its subsidiary, Cal-Lime. See "The Proposed Sale - Background and Reasons for the Proposed Sale - Actions Taken to Address Liquidity Issues". The Company is currently liquidating the remaining assets of that subsidiary and expects to realize liquidation proceeds of approximately $600,000.

       Another subsidiary of the Company had purchased a clay deposit in 1988 that contained approximately 150,000 cubic yards of clay. Approximately 8,000 cubic yards of clay were subsequently utilized in the remediation of the Kin-Buc landfill. The Company is preparing an administrative appeal of the denial of a local permit that is required to mine the remaining clay.
No assurance can be made as to whether the Company will prevail in such appeal. If the administrative appeal is unsuccessful, the Company may institute judicial action to obtain a reversal of the denial of the administrative appeal. The Company may also seek a refund of the purchase price of the remaining clay from Inmar Associates, Inc., a company owned and controlled by Marvin
H. Mahan, a former director, officer and principal shareholder of the company ("Inmar"), from whom Kin-Buc, Inc. purchased the clay. There is substantial uncertainty about Inmar's ability to make such a refund since, to the best of the Company's information and belief, Inmar's assets consist of approximately 60 acres of land in Edison, New Jersey designated as a Superfund site under the EPA's orders concerning the Kin-Buc landfill and a small house used as an office building in Scotch Plains, New Jersey. In addition, the Company understands that Inmar is legally restrained from liquidating its assets to satisfy its debts.

       Pending utilization of the net proceeds from the Proposed Sale, the Company intends to invest such proceeds principally in government securities, short-term investments such as money market accounts and certificates of deposits issued by banks.

       Although the Company is pursuing the consummation of the Proposed Sale and the sale of the other assets described above, as well as the collection of a portion of the Kin-Buc remediation costs, no assurance can be given that the timing and amount of these collections will be sufficient to meet the capital require-ments of the Company, since such requirements can only be ascertained as the Company resolves its tax and environmental litigation. The Company cannot ascertain whether its remaining operations and funding sources will be adequate to satisfy its future capital requirements, including its anticipated tax and environmental liabilities. In the event that the proceeds of the Proposed Sale and the foregoing collections are insufficient to meet the Company's future capital requirements, including its tax and environmental liabilities, then, if other alternatives are unavailable at that time, the Company will be forced to consider a plan of liquidation of its remaining assets, whether through bankruptcy proceedings or otherwise.

       The Company's directors, Robert V. Silva, Andrew J. Mayer, Jr. and Arthur C. Holdsworth, III, will continue to serve in such capacities after the Proposed Sale, and Messrs. Silva and Mayer will continue to serve the Company in their present capacities as Chairman of the Board/Chief Executive Officer and Chief Financial Officer, respectively, after the Proposed Sale.


                                THE PURCHASE AGREEMENT

       The following is a summary of the material provisions of the Purchase Agreement, and is qualified in its entirety by reference to the complete text of the Purchase Agreement, as amended, which is attached (including all exhibits thereto) as Annex A to the Proxy Statement. Terms which are not otherwise defined in this summary have the meanings set forth in the Purchase Agreement.

       The Proposed Sale

       Upon the terms and subject to the conditions of the Purchase Agreement, effective on the Closing Date, the Seller will sell and transfer, and the Purchaser will purchase and acquire, all of the common stock of Hunt owned by the Seller, representing a 79.05% common equity interest in Hunt (the "Hunt Common Stock").

       Purchase Price

       The Purchase Agreement provides that the purchase price for the Hunt Common Stock (the "Purchase Price") is $2,208,000 in cash (includes $50,000 previously paid by Terold to the Seller for the Supplemental Stock), representing gross proceeds of $18,000,000, reduced by the sum of the following: (i) the Funded Debt Amount, equal to $12,721,000; (ii) the amount of $500,000, representing the value of the shares acquired by Terold upon exercise of the Lender Warrants on December 27, 1995, (iii) the amount of $2,000,000 required to redeem the Hunt Preferred Stock; and (iv) the amount of $571,000 required to be paid by Hunt to the Seller in repayment of the Senior Subordinated Note.

       Closing Date

       The Purchase Agreement provides that the closing of the purchase of the Hunt Common Stock (the "Closing") will take place February 16, 1996 or, if on such date any conditions to closing shall not have been satisfied or waived, on the second day immediately following the satisfaction or waiver of such conditions of closing, or such other date as the parties shall agree.

       Conditions to Closing

       The respective obligations of the Seller and the Purchaser under the Purchase Agreement are subject to the satisfaction of certain conditions, including, among other things: (i) the absence of any injunction, order, decree or judgment restraining or prohibiting the Closing; (ii) the absence of any action, suit, claim or proceeding commenced or pending against the Company, the Seller, Hunt, the Purchaser or any of their respective affiliates seeking to change or delay the Proposed Sale or seeking material damages in connection therewith; (iii) the payment in full of the Funded Debt and the release of all liens relating thereto;
(iv)(a) the redemption by Hunt of the Hunt Preferred Stock at its liquidation value of $2,000,000 plus all accrued and unpaid dividends; (b) the payment of all accrued and unpaid fees under
(y) the Management Agreement between Transtech and Hunt and (z) the Tax Sharing Agreement among Transtech and its subsidiaries;
(c) the payment to the Seller of the outstanding principal of and all accrued and unpaid interest on the Senior Subordinated Note;
(d) the full satisfaction of any obligations between the Company and the Seller, on the one hand, and Hunt on the other hand, and
(e) the termination of all inter-company obligations other than as set forth in the Purchase Agreement, the Tax Sharing Agreement and any other Transaction Document (defined in the Purchase Agreement to include the Purchase Agreement, the Term Debt and Warrant Assignment, the Recapitalization Agreement, the Escrow Agreement (discussed below in this section) and the Bring Along Agreement); (v) the assumption by the Purchaser of all qualified or nonqualified deferred compensation plans and health benefit plans or arrangements maintained by Hunt for its officers, directors or employees; (vi) the cancellation, without cost to Hunt, of the warrant for Hunt common stock held by Robert V. Silva and the cancellation of the equity appreciation right granted to David Huberfield for 2% of the appreciation in the value of the common stock of Hunt; and (vii) the consummation of the transactions contemplated by the Transaction Documents.

       The obligations of the Company and the Seller to consummate the Proposed Sale also are subject to the satisfaction of the following conditions: (i) the performance by the Purchaser and, where applicable, Terold of all covenants and agreements required to be performed by them prior to the Closing Date; (ii) all representations and warranties of the Purchaser and Terold in the Transaction Documents to which they are parties and in any other writing delivered pursuant thereto being accurate in all material respects on and as of the Closing Date; (iii) payment of the Purchase Price for the Hunt Common Stock; (iv) the receipt of all consents and approvals required to be delivered by the Purchaser;
(v) delivery to the Seller of closing certificates and documents customary for transactions similar to the Proposed Sale, including the receipt of a legal opinion from the Purchaser's counsel.

       The obligation of the Purchaser to consummate the Proposed Sale is also subject to the satisfaction of the following conditions: (i) the performance by the Seller and the Company of all covenants and agreements required to be performed by them prior to the Closing Date; (ii) all representations and warranties of the Seller and the Company in the Transaction Documents and in any other writing delivered pursuant thereto being accurate in all material respects on and as of the Closing Date, except to the extent that such representations or warranties speak as of an earlier time, and except for the failure of the Seller to obtain any required consents which do not materially adversely affect the business or assets of Hunt;
(iii) the absence of any material adverse change in (a) the condition of the business of Hunt during the period from August 31, 1995 to the Closing Date and (b) the financial condition of the Company from June 30, 1995 to the Closing Date; (iv) receipt of all consents and approvals required to be delivered by the Seller; (v) the resignations of each officer and director of Hunt; and (vi) delivery to the Purchaser of closing certificates and documents customary for transactions similar to the Proposed Sale, including the receipt of a legal opinion from the Seller's counsel.

       The obligations of the parties to consummate the Proposed Sale is also subject to satisfaction of the condition that Brenner shall not have withdrawn or modified in any manner its opinion to the effect that the consideration to be received by the Company pursuant to the Proposed Sale is fair, from a financial point of view, to the Company. The Company has received from Brenner an opinion dated October 24, 1995, the full text of which is attached to this Proxy Statement as Annex B.
See "Opinion of Financial Advisor."

       The obligations of the parties to consummate the transactions contemplated by the Purchase Agreement are also subject to the execution and delivery at Closing of an escrow agreement among the Seller, the Purchaser and Brown Brothers Harriman & Co., as escrow agent (the "Escrow Agreement"), pursuant to which $750,000 of the Sale Price (the "Escrowed Portion") shall be held in escrow. Such escrowed portion of the Sale Price and accrued interest thereon are intended to secure the Seller's indemnification obligations to the Purchaser under the Purchase Agreement, including indemnification for any payments made by Hunt after the Closing Date (including reasonable costs of defense) in respect of income taxes owed by the Company during the period that Hunt was a member of the Company's consolidated tax group. (See "The Purchase Agreement - Indemnification"). The Escrow Agreement will terminate upon the earlier to occur of (i) the release of all funds from escrow in accordance with the terms thereof or (ii) the later to occur of
(x) the expiration of the applicable statute of limitations for the assessment of federal income taxes for all taxable years with respect to which Old Hunt (which merged into Hunt) or Hunt (formerly known as HVHC) were members of the Company's consolidated tax group (the "Transtech Group") or (y) the satisfaction by the Company or the Seller of all assessments or other claims by the Service for taxes of the Transtech Group during such years. Although Hunt and Old Hunt are not liable for the Company's taxes under the Tax Sharing Agreement among the Company, Hunt and Old Hunt, they are jointly and severally liable under federal income tax law for tax obligations of the Transtech Group during the period that they were members of the Transtech Group.

       Representations and Warranties

       The Purchase Agreement contains certain representations and warranties of the Company and the Seller relating to, among other things: (i) the capitalization of Hunt and title to the issued and outstanding shares of Hunt; (ii) the organization and good standing of Hunt; (iii) the execution, delivery and performance of the Purchase Agreement and related agreements by Hunt, the legality, validity and enforceability thereof against Hunt and the non-contravention thereof with the certificate of incorporation, by-laws, material contracts and agreements of Hunt and with any applicable statutes, laws, rules, regulations, orders, judgments, injunctions, awards, decrees, licenses or permits relating to Hunt; (iv) the receipt of requisite consents and approvals; (v) the accuracy of certain financial statements of Hunt; (vi) the accuracy of a listing of the Funded Debt, all intercompany obligations involving the Company, the Seller, Hunt and Old Hunt and all liabilities of the Company in respect of which Hunt is jointly and severally liable and (vii) the absence of finders' and other fees in connection with the consummation of the Proposed Sale.

       The Purchase Agreement contains certain representations and warranties of the Purchaser relating to, among other things: (i) the organization and good standing of the Purchaser; (ii) the execution, delivery and performance of the Purchase Agreement and related agreements by the Purchaser, the legality, validity and enforceability thereof against the Purchaser, and the non-contravention thereof with the certificate of incorporation, by-laws, material contracts and agreements of the Purchaser and with any applicable statutes, laws, rules, regulations, orders, judgments, injunctions, awards, decrees, licenses or permits relating to the Purchaser; (iii) the Hunt Common Stock being acquired for its own account and not with an intent to distribution; (iv) the total assets or annual net sales of the "ultimate parent entity" of the Purchaser (which is the Purchaser itself) not being in excess of $100,000,000 for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1979, as amended;
(v) due diligence investigation of the Company and Hunt; (vi) the receipt of equity and loan commitments for the purpose of financing the Proposed Sale and the payment of all commitment fees in connection therewith; and (vii) the absence of finders' and other fees in connection with the consummation of the Proposed Sale.

       Certain Covenants

       The Purchase Agreement contains covenants and agreements of the Seller to (i) conduct the business of Hunt in substantially the same manner as it was conducted immediately prior to execution of the Purchase Agreement and not take certain actions with respect to the operations of Hunt and (ii) preserve the business relationships of Hunt with third parties doing business with it. In furtherance of such covenants, the Seller agreed that, until the Closing Date, Hunt will (i) continue carrying its existing insurance; (ii) not cause its assets to be subject to any liens other than in the ordinary course of business; (iii) not discharge any liability or obligations other than in the ordinary course of business; (iv) not enter into, modify or terminate any existing material contract; (v) not amend its certificate of incorporation or by-laws; (vi) not issue or sell, or create any commitments to issue or sell, any shares of capital stock or purchase or redeem any of its capital stock other than the Hunt Preferred Stock and (vii) not declare or pay any dividend or distribution with respect to its capital stock other than management fees and preferred stock dividends. The Seller further agreed that, until the Closing Date, Hunt shall not (i) sell any capital assets having a fair market value individually in excess of $25,000 or $50,000 in the aggregate; (ii) make any capital expenditures for any single item costing in excess of $25,000 or all items in the aggregate costing $50,000; (iii) enter into a lease with capital or other equipment providing for rentals aggregating in excess of $25,000 per year; (iv) dispose of any of its assets or properties other than in the ordinary course of business; (v) modify its practices with respect to the collection of receivables or the discharge of payables; (vi) write off as uncollectible any notes or other receivables or write off or dispose of any inventory, in each case other than in the ordinary course of business; (vii) cancel any debt, actions or claims for less than the stated amount except in the ordinary course of business; (viii) create or incur any indebtedness other than pursuant to an existing credit line or guaranty or otherwise become liable for any obligation of any third party; (ix) make any loans to any person other than for credit extended to customers in the ordinary course of business; (x) use its tangible property other than in the usual and ordinary course;
(xi) institute or change any bonus, pension, severance or similar arrangement or plan for employees; and (xii) increase any employee's compensation except in accordance with past practices.

       In addition, the Seller has also agreed to: (i) allow the Purchaser and its representatives reasonable access to its books, records, facilities, customers, suppliers and personnel and (ii) furnish the Purchaser with unaudited financial statements of Hunt for each month after June 1995. Both the Seller and the Purchaser agreed that each party (i) will obtain the requisite consents and approvals necessary to consummate the Proposed Sale;
(ii) will notify the other of (w) communications of any person alleging that its consent is required in connection with the Proposed Sale, (x) litigation commenced or threatened in connection with the Proposed Sale, (y) governmental notices or communications with respect to the Proposed Sale or (z) any event in connection with the Proposed Sale which would constitute a breach of any representation or warranty of, or a violation of any covenant of, a party to the Purchase Agreement; (iii) will consult with the other prior to issuing any press release or public announcement; and (iv) will bear its own expenses in connection with the Proposed Sale. The Purchaser agreed to maintain all information concerning the Company, the Seller and Hunt in confidence and to return all tangible evidence of such information if the Proposed Sale is not consummated. The Seller has agreed to maintain all confidential information concerning Hunt in confidence if the Proposed Sale is consummated.

       Negotiations with Others; Right of First Refusal

       The Company and the Seller agreed that they would not, directly or indirectly, encourage or solicit any inquiries, or engage in any discussions with any person, concerning an acquisition or other business combination involving Hunt, the sale of the shares of Hunt, or the sale of any interest in the business or assets of Hunt (an "Acquisition Proposal"), subject to such actions, which, in the good faith judgment of the Board of Directors of the Company or the Seller, based upon the advice of counsel, are required under any applicable law to be taken in the exercise of its fiduciary duties. The Seller must advise the Purchaser of any written proposal or offer to enter into an Acquisition Proposal.

       If, between the date of execution of the Purchase Agreement and February 17, 1996, the Proposed Sale has not been consummated and the Company, the Seller or Hunt desires to enter into an Acquisition Proposal with a person other than the Purchaser or its affiliates, the Seller shall notify the Purchaser of the terms of the proposed Acquisition Proposal and the Purchaser shall have the right to match such Acquisition Proposal on substantially the same terms and conditions as such proposal. In the event that (i) the Purchaser does not exercise such right of first refusal within thirty days after the notice of the Acquisition Proposal is given; (ii) the Purchaser is willing and able to consummate the Proposed Sale and the conditions to consummation that are not within the control of the Seller have been satisfied or waived; and (iii) the Seller consummates an Acquisition Proposal with a person other than the Purchaser or its affiliates on or before February 17, 1996, the Seller and the Company shall jointly and severally pay, or cause Hunt to pay, to the Purchaser at the closing of such transaction a fee of $450,000. In addition, the Company, the Seller or Hunt shall reimburse Silva & Company and the Purchaser for expenses of negotiating the Purchase Agreement, provided that such reimbursement shall not exceed $1 million in the aggregate.

       The Independent Director may withdraw or modify its recommendation with respect to the Proposed Sale, or recommend any other offer or proposal, only if (i) he determines, in good faith after consultation with Brenner, that such action is likely to result in a superior financial transaction to the Company and its stockholders and (ii) he obtains an opinion of outside counsel to the Company to the effect that failure to take such action would subject the Company's directors to a substantial risk of liability for breach of their fiduciary duties or failure to comply with applicable securities laws.

       Certain Post-Closing Covenants

       From the Closing Date until the second anniversary of the Closing Date, each of the Company and the Seller will not, directly or indirectly, own, manage, control, participate in, perform services for, provide advice to or otherwise carry on a business similar to or competitive with the business of Hunt in such geographic areas where Hunt or any of its affiliates made any significant sales in the preceding 12 months, except that ownership of not more than 2% of the issued and outstanding shares of securities regularly traded on a national securities exchange or quoted in an automated inter-dealer quotation system shall not be deemed ownership of the issuer of such shares. A business is deemed similar to or competitive with the business of Hunt if it involves the design, manufacture, sale or distribution of any products that are similar to or compete with any product category of Hunt if such product category accounted for sales by Hunt or any of its affiliates of $1 million or more in the preceding 12 months.

       The Seller and the Purchaser agreed that following the Closing, (i) they will make available to each other, at the expense of the requesting party, all books and records relating to HVHC and Hunt reasonably requested in connection with any indemnification claim or any investigation by any governmental body and (ii) they will retain, for as long as any taxable year that ends on or prior to the Closing Date remains open for tax assessment, any material records or information which may be relevant to any such tax returns or audits or other examinations relating to Hunt or Old Hunt, and will not dispose of any such records or information during such period.

       Survival; Indemnification

       The representations, warranties and covenants of the Seller and the Company shall survive the closing of the Proposed Sale for a period of six months from the Closing Date, except that (a) the representations with respect to required consents, material agreements and absence of violations of law relating to Hunt shall not survive the Closing, (b) the representations with respect to (i) the shares of Hunt, (ii) title to such shares and
(iii) authority to enter into the Purchase Agreement and related agreements shall survive for a period of six years from the Closing and (c) the covenants and agreements of the Seller and the Company relating to public announcements, confidentiality, expenses, non-competition, books and records, intercompany matters, employee benefit plans and Special Meeting matters shall survive until such covenants and agreements are complied with in accordance with their respective terms.

       The Seller agreed (i) to indemnify the Purchaser and its affiliates for any losses resulting from any breach of any representations or warranties or the failure to fulfill any agreement or covenant under the Purchase Agreement or from any misrepresentation in any certificate or document furnished pursuant thereto and for any losses in connection with a claim asserted against Hunt after the Closing Date with respect to liabilities of the Company other than taxes or those liabilities of the Company to employees of Hunt who participate in the Company's retirement savings and profit sharing plan, in respect of which Hunt agreed to be jointly or independently liable and
(ii) except as otherwise provided in the Tax Sharing Agreement, to indemnify Hunt with respect to any taxes that Hunt pays, after the Closing Date, on account of its liability for taxes of the Company and its consolidated subsidiaries (determined as if the consolidated group consisted solely of the Company and its subsidiaries other than Hunt and Old Hunt) under Section 1.1502-6 of the Treasury Regulations ("Tax Indemnity Obligations"). The Purchaser has agreed to exhaust its remedies with respect to Tax Indemnity Obligations against the Escrowed Portion prior to asserting any claim against the Company or the Seller with respect thereto.

       The Purchaser agreed to indemnify the Company and the Seller for any losses arising from (i) any breach of any representations or warranties or the failure to fulfill any agreement or covenant of the Purchaser under the Purchase Agreement or from any misrepresentation in any certificate or document furnished pursuant thereto, (ii) the breach of any representations or covenants of Hunt contained in the Tax Sharing Agreement, (iii) the conduct of the business of Hunt or the operations of Hunt or the Purchaser after the Closing Date, and (iv) any liabilities relating to Hunt employee benefit plans or employment matters arising after the Closing Date.

       Neither the Seller nor the Purchaser will have any obligation to indemnify the other until the amount of losses claimed exceeds $50,000 in the aggregate, at which time the party entitled to indemnification will be indemnified for all its losses. The indemnification obligations of the Seller shall not exceed, in the aggregate, $4 million.

       Termination

       The Purchase Agreement may be terminated at any time prior to the Closing Date (i) by mutual agreement of the Seller and the Purchaser; (ii) by the Purchaser if there is a material misrepre-sentation or breach by the Seller of its representations, warran-ties and covenants thereunder, which misrepresentation or breach is not cured within 30 days after notice by the Purchaser to the Seller; (iii) by the Seller if there is any material misrepresen-tation or breach by the Purchaser of its representations, warran-ties and covenants thereunder, which misrepresentation or breach is not cured within 30 days after notice by the Seller to the Purchaser; (iv) by any party thereto, if there is any law that would make the consummation of the transaction illegal or other-wise prohibited or if any order enjoins either party from consum-mating the transaction and such order is final and non-appeal-able; (v) by the Purchaser, if the Closing shall not have occurred by March 31, 1996 or if an Acquisition Proposal shall have been accepted from a party other than the Purchaser or any of its affiliates; or (vi) by the Seller if (1) a Closing shall not have occurred on or before the later of (A) March 31, 1996 or
(B) the date that is 45 days after the date of mailing of this Proxy Statement to the Company's stockholders, or (2) an Acquisition Proposal has been accepted from a party other than the Purchaser or any of its affiliates.

       If the parties terminate the Purchase Agreement, all obligations of the parties pursuant to the Purchase Agreement shall terminate without any further liability except (i) to the extent that a party has made a material misrepresentation or committed a breach of a material covenant or agreement there-under; (ii) to the extent that any condition to a party's obligation becomes incapable of fulfillment because of a breach by the other party of its obligation thereunder; and (iii) the covenants in the Purchase Agreement relating to (a) the Purchaser's right of first refusal and payment of a fee and related expenses if an Acquisition Proposal is consummated with another party, (b) public announcements with respect to the Proposed Sale, (c) confidentiality of information and (d) the expenses of the parties shall survive the termination of the Purchase Agreement.

       REASONS FOR SEEKING STOCKHOLDER APPROVAL OF PROPOSED SALE

       The Company is a Delaware corporation and, under Delaware law, a sale of all or substantially all of a corporation's assets must be approved by a corporation's stockholders. The valve segment to be sold pursuant to the Proposed Sale represents the following portion of the Company's business as a whole:

       Percentage of the Company's Assets                            70%
       as of June 30, 1995

       Percentage of the Company's                                   87%
       Property, Plant and Equipment
       as of June 30, 1995

       Percentage of the Company's                                   71%
         Operating Assets (the sum of
         current assets plus net
         property, plant and equipment)
         as of June 30, 1995

       Percentage of the Company's                                    98%
         Revenues for the Nine Months
         Ended June 30, 1995

       Percentage of the Company's                                  499%
         Income from Operations for the
         Six Months ended June 30, 1995

       Percentage of the Company's                                   15%
         Net Loss for the Six Months
         Ended June 30, 1995

        Based on the foregoing, together with the fact that the Proposed Sale is outside of the Company's regular course of business, the Board of Directors of the Company has determined that approval of the Purchase Agreement by the stockholders of the Company is required under Delaware law, and has conditioned the Proposed Sale on the receipt of such approval.


                           FEDERAL INCOME TAX CONSEQUENCES;
                   RIGHTS OF DISSENTING STOCKHOLDERS; VOTE REQUIRED

       Federal Income Tax Consequences

       General. The sale of the Hunt Common Stock will be a taxable transaction to the Seller. However, in general, no loss is allowed on a parent's sale of the stock of a consolidated subsidiary. Therefore, although the Seller will realize a loss of approximately $36,000 on its sale to Terold of the Supplemental Stock for $50,000, no part of this loss will be deductible. As a result of the deconsolidation of Hunt due to the sale of the Supplemental Stock and the exercise of the Lender Warrants, the Seller's basis in its retained Hunt Common Stock and Hunt Preferred Stock will be reduced to their fair market value based on the price at which the stock will be sold to the Purchaser. As a result of this basis reduction, the loss of approximately $2.6 million (if the Proposed Sale had occurred on December 31, 1995) that existed in the stock prior to the basis reduction will be eliminated and no loss will be realized or recognized on the ultimate sale of the Seller's remaining Hunt Common Stock and Hunt Preferred Stock to the Purchaser pursuant to the Purchase Agreement.

       The tax loss on the sale of the Hunt Common Stock is less than the financial accounting loss due to differences both in the way earnings are computed and the way the Proposed Sale is taken into account for tax and financial accounting purposes. Because Hunt's income and loss were different for tax and financial accounting purposes, the Seller's tax basis in Hunt was different than its financial accounting basis, resulting in different amounts of tax and financial accounting loss on the disposition of the Hunt Common Stock. In addition, unamortized discount and issuance costs related to the Seller's acquisition of Hunt are taken into account differently for tax and financial reporting purposes. This also results in differences in the amount of loss reported for tax and financial accounting purposes.

       The sale of the Hunt Common Stock will have no federal income tax consequences to stockholders of the Company.

       Accounting Treatment of Transaction. The Proposed Sale will be accounted for as a discontinued operation. Results of operations of Hunt will be reported separately as income from the operations of the discontinued business (net of applicable income taxes) in the Company's Consolidated Statement of Operations for 1991 through 1995. The loss from the sale has been recognized on the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1995.

       Rights of Dissenting Stockholders

       Dissenters' rights of appraisal will not be available under Delaware law with respect to approval of the Proposed Sale. In the event the Proposed Sale is approved, such approval may be used as a defense by the Company in any action by a shareholder of the Company against the Company or any of its representatives challenging the legality of the Proposed Sale, irrespective of whether such shareholder voted for or against, or abstained from voting with respect to, the Proposed Sale.

       Vote Required

       Approval of the Proposed Sale will require the affirmative vote of holders of at least a majority of the outstanding shares of the Company's Common Stock.

                      MARKET FOR THE COMPANY'S COMMON EQUITY AND
                              RELATED STOCKHOLDER MATTERS

       The Company's Common Stock is traded on the over-the-counter market and appears on the OTC Bulletin Board under the symbol "TRTI". The following table sets forth the range of high and low bid prices for the Common Stock during the period January 1, 1993 through December 31, 1995. The information for the period subsequent to November 11, 1993, when the Common Stock ceased trading on the NASDAQ Small-Cap Market System, was obtained from market-makers in the Common Stock. Such bid prices are interdealer quotations without retail markups, markdowns or commissions and may not represent actual transactions.

                         1995                1994                1993
                    High      Low       High      Low      High       Low

First Quarter       3/20      1/20      5/32      1/8      7/16       3/8
Second Quarter      3/25      1/20      1/10      1/16     7/16       1/8
Third Quarter       1/20      1/32      1/10      1/10     5/32       1/8
Fourth Quarter      1/32      1/32      1/10      1/10     5/32       1/8

       On January 2, 1996, there were 291 record holders of the Company's Common Stock.

       On October 23, 1995, the day immediately preceding the announcement of the Proposed Sale, the high and low bid prices for the Common Stock were 1/20 and 1/32 per share, respectively. On February 6, 1996, the last full trading day for which informa-tion was available prior to the printing and mailing of this Proxy Statement, the sole bid price for the Common Stock was 1/32. Stockholders are urged to obtain current market quotations for shares of the Common Stock.

       Under an existing loan agreement, Hunt's payment of cash and dividends to the Company is limited. However, the loans contain-ing these restrictions will be repaid or refinanced upon the consummation of the Proposed Sale. See "Allocation of Proceeds." The Company has not paid any cash dividends for the past three
(3) years and does not expect to pay such dividends in the foreseeable future.

Transtech Industries, Inc.
Selected Financial Data (a)
(In 000's, except per share data)
                  Nine Months Ended
                      Sept.30,           Year Ended December 31,
                  1995     1994  |   1994    1993   1992    1991      1990

Operating
 revenues        $ 292   $449    $   579 $   431    $   275    $   466 $   377

Operating income
(loss)           $(2,025)$(1,499)$(2,091)$(2,110)   $(2,424)   $(3,772)$(4,496)

Income from
 (writedown of)
 investment in
 leveraged lease  $  (279)$ (774)$(1,819)$(2,739)   $(2,255)   $ (402) $ 1,959

Cumulative effect
 of accounting
 change           $   -   $    - $     - $  (570)   $     -    $    -  $    -

Net income (loss)
 from continuing
 operations       $ (337)$(1,706)$(3,942)$(4,047)   $(2,024)   $(2,303)$(4,693)

Net income (loss)
 per share from
 continuing
 operations      $ (.12) $  (.60)$ (1.39)$ (1.43)   $  (.71)   $  (.81)$ (1.66)

Cash dividends
 declared per
 common share    $    -  $    -  $    -  $    -     $    -     $    -  $    -

                 As of Sept. 30,            As of December 31,
                  1995     1994  |  1994   1993       1992       1991    1990

Total assets     $15,314 $37,349 $36,354 $39,196    $41,740    $47,982 $29,616

Long-term debt   $ 360   $ 9,346 $ 9,327 $10,395(b) $14,277(b) $16,062 $ 1,712

Accrued remedia-
 tion and landfill
 closing costs   $12,740 $14,397 $14,355 $14,419    $14,421    $13,525 $13,163

Working capital  $ 6,053 $ 4,154 $ 3,155 $ 4,226(c) $ 8,455(c) $12,389 $12,809
 Stockholders'
 equity (deficit)$(2,389)$   636 $(1,652)$   649    $ 5,159    $ 7,766 $ 9,869

(a) Statement of Operations data has been restated to reflect the operations of the Company's valve manufacturing and alkali products segments as a discontinued operation.
(b) Includes long-term debt classified as current due to non-compliance with certain financial covenants.
(c) Calculated excluding long-term debt in default classified as current referred to in footnote (b) above.

           See Accompanying Notes to the Consolidated Financial Statements.

                   CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEETS

                                      (In $000's)
                                     (Unaudited)

                                        ASSETS
                                     September 30,   December 31,
                                         1995            1994
CURRENT ASSETS
  Cash and cash equivalents            $ 1,233         $   874
  Marketable securities                  2,347           2,465
  Accounts and notes receivable
    (net of allowance for doubtful
    accounts of $11)                       217             461
  Deferred income taxes                    730             587
  Prepaid expenses and other               506             472
  Net assets of discontinued operations:
    Valve mfg. segment                   4,749           5,506
    Alkali products segment                 -              173

      Total current assets               9,782          10,538

PROPERTY, PLANT AND EQUIPMENT
  Land                                     799             799
  Buildings and improvements               327             327
  Machinery and equipment                2,966           2,931
                                         4,092           4,057
  Less: accumulated depreciation         3,164           3,144

  Net property, plant and equipment        928             913

OTHER ASSETS
  Notes receivable                         797             968
  Investment in leveraged lease            280             885
  Assets held for sale                   2,410           2,421
  Clay deposits                          1,077           1,077
  Other                                     40              39

       Total other assets                4,604           5,390

TOTAL ASSETS                           $15,314         $16,841

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS, Cont'd
                                      (In $000's)
                                      (Unaudited)

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                     September 30,   December 31,
                                         1995            1994
CURRENT LIABILITIES
  Current portion of long-term debt    $    65         $    93
  Accounts payable                         516             291
  Accrued salaries and wages                35              26
  Accrued income taxes                   2,914           2,318
  Accrued miscellaneous expenses           199             225

        Total current liabilities        3,729           2,953

OTHER LIABILITIES
  Long-term debt                           360             388
  Accrued remediation and closure
    costs                               12,740          14,355
  Deferred income taxes                    874             665

        Total other liabilities         13,974          15,408

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.50 par value,
    10,000,000 shares authorized:
    4,714,840 shares issued              2,357           2,357
  Additional paid-in capital             1,516           1,516
  Retained earnings                      4,662           5,420
  Net unrealized gains on marketable
    securities                              90             201
        Subtotal                         8,625           9,494
  Treasury stock, at cost -
    1,885,750 shares                   (11,014)        (11,014)

        Total stockholders' equity
          (deficit)                     (2,389)         (1,520)

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY (DEFICIT)       $15,314         $16,841

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF OPERATIONS
                          (In $000's, except per share data)
                                      (Unaudited)

                                      For the Nine Months Ended
                                              September 30,
                                          1995           1994

REVENUES                                $  292         $  449

COST OF OPERATIONS
  Direct operating costs                   227            340
  Selling, general and
    administrative expenses              2,090          1,608
    Total cost of operations             2,317          1,948

INCOME (LOSS) FROM OPERATIONS           (2,025)        (1,499)

OTHER INCOME (EXPENSE)
  Investment income (loss)                 202            208
  Interest expense                        (258)          (117)
  Gain (loss) of sale of securities        269             -
  Income from (writedown of)
    interest in leveraged lease           (279)          (774)
  Remediation accrual reversal           1,451             -
  Other income (expense)                   227             67
    Total other income (expense)         1,612           (616)

INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES
  (CREDIT)                                (413)        (2,115)
  Income taxes (credit)                    (76)          (409)

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                              (337)        (1,706)

DISCONTINUED OPERATIONS (NOTE 2):
  Valve Manufacturing Segment
    Income from discontinued operation,
      net of taxes of $104 and $298,
      respectively                         124          1,430
    Loss on disposal of segment, net of
      tax credits of $179                 (842)            -
  Alkali Products Segment
    Income (loss) from discontinued
      operation, net of taxes (credits)
      of $18 and $(9), respectively         35            (17)
    Gain on disposal of segment, net of
      taxes of $155                        262             -
                                          (421)         1,413
NET INCOME (LOSS)                       $ (758)        $ (293)

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS, Cont'd
                          (In $000's, except per share data)
                                      (Unaudited)
                                         For the Nine Months Ended
                                                 September 30,
                                              1995           1994
INCOME (LOSS) PER COMMON SHARE:

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                             $(.12)         $(.60)

DISCONTINUED OPERATIONS:

  Income (loss) from discontinued
    operations, net of taxes (credits)     .05            .50

  Gain (loss) on disposal of
    discontinued operations               (.20)            -

NET INCOME (LOSS)                        $(.27)         $(.10)

NUMBER OF SHARES USED IN
  CALCULATION                        2,829,090      2,829,090

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS, Cont'd
                          (In $000's, except per share data)
                                      (Unaudited)

                                      For the Three Months Ended
                                             September 30,
                                           1995           1994

REVENUES                                $   80         $  134

COST OF OPERATIONS
  Direct operating costs                    79             96
  Selling, general and
    administrative expenses                803            513
    Total cost of operations               882            609

INCOME (LOSS) FROM OPERATIONS             (802)          (475)

OTHER INCOME (EXPENSE)
  Investment income (loss)                  67             90
  Interest expense                         (78)           (38)
  Gain (loss) of sale of securities         -              -
  Income from (writedown of)
    interest in leveraged lease            (35)          (166)
  Remediation accrual reversal           1,451             -
  Other income (expense)                   126             26
    Total other income (expense)         1,531            (88)

INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES
  (CREDIT)                                 729           (563)
  Income taxes (credit)                   (210)           (22)

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                               939           (541)

DISCONTINUED OPERATIONS (NOTE 2):
  Valve Manufacturing Segment
    Income from discontinued operation,
      net of taxes of $24 and $65,
      respectively                          35             82
    Loss on disposal of segment,
      net of tax credits of $179          (842)            -
  Alkali Products Segment
    Income (loss) from discontinued
      operation, net of taxes
      of $15                                -              29
    Gain on disposal of segment,
      net of taxes of $155                 262             -
                                          (545)           111
NET INCOME (LOSS)                       $  394         $ (430)

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS, Cont'd
                          (In $000's, except per share data)
                                      (Unaudited)

                                              For the Three Months Ended
                                                         September 30,
                                               1995           1994

INCOME (LOSS) PER COMMON SHARE:

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                             $ .33          $(.19)

DISCONTINUED OPERATIONS:

  Income (loss) from discontinued
    operations net of taxes (credits)      .01            .04

  Gain (loss) on disposal of
    discontinued operations               (.20)            -

NET INCOME (LOSS)                        $ .14          $(.15)

NUMBER OF SHARES USED IN
  CALCULATION                         2,829,090     2,829,090

                                   TRANSTECH INDUSTRIES, INC.
                                        AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (In $000's)
                                           (Unaudited)

                                                For the Nine Months Ended
                                                      September 30,
                                                    1995           1994
INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS

  CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash received from customers               $  433        $13,494
    Cash paid to suppliers and employees       (2,150)       (12,745)
    Interest and dividends received               152            181
    Interest paid                                 (35)        (1,326)
    Other income received                         112             58
    Cash received from discontinued
      operations                                  553             -
      Net cash provided by (used in)
        operating activities                     (935)          (338)

  CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale and maturity
      of marketable securities                  2,851          2,469
    Purchase of marketable securities          (2,604)        (1,961)
    Purchase of property, plant and
      equipment                                   (51)          (210)
    Proceeds from sale of property,
      plant and equipment                           8             33
    Collections of notes receivable               352            192
    Rent sharing payments from
      computer leases                             325            159
    (Increase) decrease in other assets            (2)            11
    Cash proceeds from sale of
      discontinued segment                        600             -
      Net cash provided by (used in)
        investing activities                    1,479            693

  CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on long-term debt          (94)          (871)
    Proceeds from issuance of long-term debt       39             -
    Payment of remediation and closure costs     (130)           (23)
      Net cash provided by (used in)
        financing activities                     (185)          (894)

  NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                   359           (539)
  CASH AND CASH EQUIVALENTS AT BEGINNING
    OF THE YEAR                                   874          1,625
  CASH AND CASH EQUIVALENTS AT END
    OF THE QUARTER                            $ 1,233        $ 1,086

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS, Cont'd
                                      (In $000's)
                                      (Unaudited)

                                        For the Nine Months Ended
                                               September 30,
                                            1995           1994
RECONCILIATION OF NET INCOME (LOSS)
 TO NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES:

  NET INCOME (LOSS)                        $ (758)        $ (293)

  ADJUSTMENTS TO RECONCILE NET INCOME
   (LOSS) TO NET CASH PROVIDED BY
   (USED IN) OPERATING ACTIVITIES:
    Loss on disposal of discontinued
      segments                                603             -
    Extraordinary gain on elimination
      of debt                                  -             (95)
    Depreciation and amortization              41          1,063
    (Gain) loss on sale of marketable
      securities                             (269)            -
    (Gain) loss on sale of property,
      plant and equipment                    (114)           (12)
    Increase (decrease) in deferred
      income taxes                            122           (166)
    Leveraged lease (revenue) charge          279            774
    Increase (decrease) in minority
      interest in consolidated subsidiary      -             285
    (Increase) decrease in assets:
      Accounts and notes receivable,
        trade-net                             174           (423)
      Inventories                              -            (561)
      Prepaid expenses and other              (85)           (93)
    Increase (decrease) in liabilities:
      Accounts payable and accrued
        expenses                              216            219
      Accrued taxes                           307            120
      Accrued remediation costs            (1,451)            -
      Accrued retiree health care
        benefit liability                      -          (1,156)

 NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                    $ (935)        $ (338)

                              TRANSTECH INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  September 30, 1995
                                      (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

   The accompanying financial statements are presented in accordance with the requirements of Form 10-QSB and consequently do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in the Company's annual Form 10-KSB filing. Accordingly, the reader of these financial statements may wish to refer to the Company's Form 10-KSB for the year ended December 31, 1994 for further information.

   The financial information has been prepared in accordance with the Company's customary accounting practices except for certain reclassifications to the 1994 financial statements in order to conform to the presentation followed in preparing the 1995 financial statements. Quarterly financial information has not been audited. In the opinion of management, the information presented reflects all adjustments necessary for a fair statement of interim results. All such adjustments are of a normal and recurring nature except as disclosed herein.

NOTE 2 - DISCONTINUED OPERATIONS

   The consolidated statements of operations have been restated to report the net results of the Company's Alkali Products and Valve Manufacturing Segments as discontinued operations. The net assets of the discontinued segments have been classified as current assets in the accompanying restated consolidated balance sheets.

   Alkali Products Segment

   On August 31, 1995, the Company sold certain machinery, equipment, contract rights and rights to the subsidiary's name, and gave a non-compete covenant, thereby effectively selling the on-going operations of its wholly-owned subsidiary, Cal-Lime, Inc. for $600,000 in cash plus future payments of up to an additional $25,000 which are contingent upon the availability of lime slurry from a specified source to the purchaser. The sale resulted in a gain of $262,000 after transaction costs and a provision for taxes of $155,000.

   The net assets of Cal-Lime sold have been classified as current assets in the accompanying restated consolidated balance sheet as of December 31, 1994. The Company intends to liquidate the remaining assets of the subsidiary and has included the property, buildings and equipment excluded from this transaction, having an aggregate book value of $365,000 and $374,000, under the caption of assets held for sale on the balance sheets as of September 30, 1995 and December 31, 1994, respectively. Such value approximates the estimated net realizable value of those assets. The consolidated statements of operations report the net
results of Cal-Lime's   operations as income (loss) from
discontinued operations.

   Summarized results of Cal-Lime's operations for the periods
January 1 through September 30, 1995 and 1994 are as follows (in
$000's):

                                            1995           1994
    Year-to-date                        Eight Months    Nine Months
      Revenues                              $582           $629
      Income (loss) before income tax         23            (26)
      Income (tax) credit                     (8)             9
      Net income (loss)                       15            (17)

    Third Quarter                         Two Months   Three Months
      Revenues                              $ 94           $280
      Income (loss) before income tax        (30)            56
      Income (tax) credit                     10            (19)
      Net income (loss)                      (20)            37

   Valve Manufacturing

   On August 17, 1995, the Company executed a letter of intent pursuant to which the Company's wholly-owned subsidiary, THV Acquisition Corp. ("THV"), agreed to sell all of the issued and outstanding stock of HVHC, Inc. ("HVHC"), the parent of Hunt Valve Company, Inc. ("Hunt"), and on October 24, 1995 the Company executed the definitive stock purchase agreement. The assets of Hunt may be deemed to represent substantially all of the assets of the Company; therefore, the sale is subject to approval by the Company's shareholders.

   The purchase agreement provides that at the closing the purchaser shall purchase the HVHC common stock from THV for $2,208,000 in cash, representing gross proceeds of $18.0 million, reduced by the sum of (i) the amount of Hunt's indebtedness for borrowed money as of the closing of the proposed sale which has been fixed by the parties solely for purposes of determining the purchase price, (ii) the amount required to redeem the minority equity position held by Hunt's senior secured note holders, (iii) the amount required to be paid by Hunt to THV upon the redemption by Hunt of its issued and outstanding 7% preferred stock, without par value, all of which is owned by THV and (iv) the amount required to be paid by Hunt to THV in repayment of the senior subordinated note issued by Hunt to THV in the original principal amount of $500,000. A portion of the net proceeds ($750,000) is to be placed in escrow to secure the Company's indemnification obligations to the purchaser under the purchase agreement, including indemnification for any payments made by Hunt after the closing in respect of income taxes owed by the Company during the period that Hunt was a member of the Company's consolidated tax group. The escrow will terminate upon the earlier to occur of
(i) the release of all funds from escrow in accordance with the terms thereof or (ii) the later to occur of (x) the expiration of the applicable statute of limitations for the assessment of federal income taxes for all taxable years with respect to which Hunt or HVHC were members of the Company's consolidated tax group and (y) the satisfaction by the Company of all assessments or other claims by the Service for taxes of the consolidated tax group during such years.

   The Company expects the sale to be completed on or before February 29, 1996 and anticipates net cash proceeds from the proposed sale of approximately $3,981,000 based on a closing on or about that date. The Company has estimated that it will incur a loss on the proposed sale of approximately $842,000 for financial reporting purposes. The loss has been reported as of August 31, 1995, the measurement date, and includes (i) estimates of costs to be incurred in connection with the sale, (ii) operating losses from the measurement date through January 31, 1996, the approximate date of disposition, (iii) an adjustment to the Company's deferred tax valuation allowance, (iv) a provision for the loss on redemption of Hunt's minority interest, and (v) $250,000 representing Hunt's share of a prepayment premium paid to its former senior secured term loan lenders in connection with the acquisition of such term loan by a designee of the entity acquiring HVHC (discussed further below). Upon consummation of the proposed sale, and the extinguishment of Hunt's funded debt, the Company will recognize a charge of approximately $642,000 after deduction of minority interest and taxes of $594,000. This charge is related to the write-off of unamortized debt issuance costs and debt discounts, and the prepayment penalty on Hunt's funded debt in connection with the sale. The foregoing charge will be reported as an extraordinary item.

    Combined results of HVHC's and Hunt's operations for the nine month periods ended September 30, 1995 and 1994 are as follows
(in $000):

                             Eight               Nine      Nine
                             Months              Months    Months
                             ended   Month of    ended     ended
                            8/31/95     9/95    9/30/95   9/30/94

Revenues                    $12,021    $1,476   $13,497   $12,823
Direct operating costs        7,437       896     8,333     7,509
Selling, general and
  administrative exp.         3,060       361     3,421     3,384
Income from operations        1,524       219     1,743     1,930
Other income (expense)
  Interest expense           (1,162)     (143)   (1,305)   (1,242)
  Other income (expense)       (177)       (1)     (178)    1,230
    Total Other              (1,339)     (144)   (1,483)      (12)
Income (loss) before taxes
  and extraordinary item        185        75       260     1,918
Provision for taxes            (104)      (30)     (134)     (298)
Income (loss) before
  extraordinary item             81        45       126     1,620
Extraordinary item               -         -         -         95
Net loss                         81        45       126     1,715
Minority interest                43        (1)       42      (285)
Net loss after minority
  interest                  $   124    $   44   $   168   $ 1,430

   The above amounts of net income or loss for the eight months ended August 31, 1995 and nine months ended September 30, 1994 have been adjusted to provide for the minority interest and exclude intercompany interest and management fees which have been eliminated in consolidation. The resulting amounts of net loss after minority interest have been reported as income from discontinued operations on the accompanying consolidated statement of operations of the Company for the nine months ended September 30, 1995 and 1994, respectively. The above net income for the month of September 30, 1995 has been included in the amount reported as loss on disposal of segment.

   Hunt experienced a $674,000, or 5.3% increase in revenues for the nine months ended September 30, 1995 when compared to the same period of 1994. Revenues from commercial valves and hydraulic systems produced and serviced by the Hunt Valve division increased by 31.5%, to $8,442,000. Revenues from products with military-related applications manufactured by Hunt's Waeco and Union Flonetics divisions decreased 21.4%, to $5,018,000. Hunt's direct costs increased 11% when compared to the same period last year, due in part to the increase in sales volume, indirect labor costs and start-up costs attributable to the introduction of new product lines. Hunt experienced a 1% increase in selling, general and administrative expenses, due primarily to an increase in salary expense. Miscellaneous income for the 1994 period includes $1,300,000 of gain resulting from a reduction in Hunt's long-term retiree health care benefit liability. The amount of the liability is determined primarily by discounting the projected future costs of health benefits based on an estimate of health care cost trend rates. Calculations performed by the Company's actuaries in 1994 projected a decline in the estimate of future costs to be incurred by the Company due in part to a reduction in the number of expected participants and, more significantly, a reduction in the assumed rate of increase in the cost of health care. The extraordinary gain on elimination of debt, net of income taxes, reported for the nine months ended September 30, 1994, recognizes the gain stemming from the restructuring of Hunt's junior subordinated notes. The minority interest in earnings/losses reflects the value of Hunt's losses attributable to the nominal exercise price warrants for Hunt's common equity held by its senior lenders. The warrants represent an aggregate 19.34% equity interest in Hunt.

   The net assets of Hunt as of September 30, 1995 and December
31, 1994 consisted of:

                                          1995       1994
  Current assets                         $7,409    $ 7,323
  Current liabilities                    (2,991)    (6,073)
  Net fixed assets                        6,168      6,504
  Other non-current assets               11,002     11,327
  Non-current liabilities               (16,839)   (13,575)
    Net assets                          $ 4,749    $ 5,506

   Four individuals affiliated with the Company, namely the Company's President and Chairman of the Board of Directors, the Company's Vice President and Chief Financial Officer, who is also a member of the board, a director of Hunt and Hunt's President and Chief Operating Officer are to acquire 15% of the equity of the purchaser for $150,000. These four individuals, together with certain other members of senior management of Hunt, will also have the opportunity to acquire up to an additional 15% of the common stock of the purchaser pursuant to the exercise of performance and value-based options at an aggregate cost to such members of management of $2.75 million. In addition, the four directors and executive officers of the Company and Hunt will be employed as officers and/or directors of Hunt after the proposed sale.

   In September and October 1995, representatives of the Company, Hunt, Hunt's senior term lenders (the "Term Lenders") and the purchaser conducted negotiations with respect to the repurchase of the warrants for Hunt's stock (the "Lender Warrants") and Hunt's senior term debt (the "Term Debt"), and with respect to the amount payable to the Term Lenders upon the prepayment of the Term Debt prior to September 27, 2001 (the "Prepayment Premium"). The Prepayment Premium was determined by the Term Lenders to be approximately $1,800,000 measured as of December 31, 1995. On October 24, 1995 (the "Term Debt Assignment Date"), the Term Lenders entered into an agreement to assign their entire interests in the Term Debt and the Lender Warrants (the "Term Debt and Warrant Assignment") to a designee of the purchaser (the "Term Debt Purchaser"), in consideration for a total of $11,822,480 paid to the Term Lenders. Of this amount, (x) $10,822,480 represented principal plus accrued and unpaid interest on the Term Debt through the Term Debt Assignment Date,
(y) $500,000 represented payment for the Lender Warrants and (z) $500,000 was a transaction fee payable to the Term Lenders in lieu of the Prepayment Premium. Such transaction fee is to be shared equally by the Term Debt Purchaser and THV. In connection with the Term Debt and Warrant Assignment, the Company, THV, the Term Debt Purchaser and the purchaser entered into an agreement on the Term Debt Assignment Date (the "Recapitalization Agreement") pursuant to which the parties agreed as follows: On or before the earlier of (i) the closing of the proposed sale and
(ii) December 26, 1995, the Company will cause Hunt to merge with and into HVHC, with HVHC being the surviving corporation in the merger (the "Merger"). If a closing of the proposed sale has not occurred by December 27, 1995, the Term Debt Purchaser will exercise the Lender Warrants to purchase such number of shares of HVHC common stock as represents an equivalent percentage of HVHC common stock as the Term Debt Purchaser would have acquired upon exercise of the Lender Warrants to purchase shares of common stock of Hunt. Concurrently with such exercise, the Term Debt Purchaser shall purchase from the Seller a number of shares representing 2% of the common stock of HVHC (the "Supplemental Stock") at a price of $50,000. Accordingly, the amount of loss reported on the proposed sale was calculated assuming a 20.95% minority interest in the common stock of HVHC. After giving effect to the exercise by the Term Debt Purchaser of the Lender Warrants and the purchase by the Term Debt Purchaser of the foregoing percentage of HVHC common stock, the Company will own less than 80% of the outstanding HVHC common stock, thereby relieving HVHC and Hunt from joint and several liability for the Company's taxes for periods beyond 1995. Furthermore, if the proposed sale is consummated, the Term Debt Purchaser will waive its right to collect the Prepayment Premium. However, if the proposed sale is not consummated and a person or entity other than the purchaser acquires the business of Hunt, the Term Debt Purchaser need not waive the Prepayment Premium. In such event, if the Term Debt Purchaser is paid a premium for the Term Debt and $500,000 for the Lender Warrants, then THV will be entitled to recover from the Term Debt Purchaser that portion of the Prepayment Premium which exceeds $250,000, up to a maximum of $250,000.

       In accordance with the foregoing, on December 26, 1995, the Merger was effected, and on December 27, 1995, the Term Debt
Purchaser exercised the Lender Warrants and purchased the Supplemental Stock.

NOTE 3 - MARKETABLE SECURITIES

   Effective January 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115 ("Accounting for Certain Investments in Debt and Equity Securities"). In accordance with the statement, the Company classifies all debt securities purchased with remaining maturities of less than one year as securities held to maturity which are carried at amortized cost. All other debt and equity securities are classified as securities available for sale which are carried at fair value as determined by quoted market prices. The aggregate excess of fair value over cost of such securities as of September 30, 1995, of $138,000, net of deferred income taxes of $48,000, is included as a separate component of stockholders' equity.

NOTE 4 - LONG-TERM DEBT

   At September 30, 1995, long-term debt consisted of the following (in $000's):

        10.5% and 11% mortgages payable due in   $390
           monthly and semi-annual installments
           through July 1996 and April 2000;
           secured by land and buildings
        Other                                      36
          Total long-term debt                    426
          Less: current portion                   (66)
                                                 $360

NOTE 5 - REMEDIATION AND CLOSURE COSTS

   The Company and certain subsidiaries were previously active in the resource recovery and waste management industries. These activities included the operation of three landfills. Although the sites are now closed, the Company continues to own and/or remediate them and has both incurred and accrued for the substantial costs associated therewith.

   The Company's accruals for closure and remediation activities equal the present value of its allocable share of the estimated future costs related to a site less funds held in trust for such purposes. Such estimates require a number of assumptions, and therefore may differ from the ultimate outcome. The costs of litigation associated with a site are expensed as incurred.

   As of September 30, 1995, the Company has accrued $22.0 million for its estimated share of remediation and closure costs in regard to the Company's former landfills, $9.2 million of which is held in trusts and maintained by trustees for financing of the $11.3 million closure plan related to the landfill owned by the Company's subsidiary, Kinsley's Landfill, Inc.

   The most significant portion of the balance of the accrual relates to remediation efforts at the landfill owned by the Company's subsidiary, Kin-Buc, Inc. ("Kin-Buc Landfill"). The Company and other respondents have been remediating the Kin-Buc Landfill under an Amended Unilateral Administrative Order issued by the United States Environmental Protection Agency ("EPA") in September 1990. In November 1992, EPA issued an Administrative Order for the remediation of certain areas neighboring the Kin-Buc Landfill. During May 1993, a $22 million contract was awarded for the construction of a containment system and leachate treatment plant at the Kin-Buc Landfill in accordance with the engineered design and standards accepted by the EPA in satisfaction of certain requirements of the 1990 Order. The contract was to be financed with funds available in the trust established in 1993 from proceeds provided from a negotiated settlement with certain parties to a suit the Company initiated in 1990 with the intent of obtaining contribution toward the cost of remediation. During May 1994, the Company met with representatives of EPA to discuss the impact delays in securing settlement proceeds would have on the Company's ability to finance the construction within the time frame required by EPA. In July 1994, after meeting with EPA, SCA Services, Inc. ("SCA"), an affiliate of WMX Technologies, Inc. ("WMX") and a respondent to the Orders, entered into a contract with the contractor installing the containment system and treatment plant, thereby alleviating the potential for delays in this phase of the construction due to financial limitations. WMX, formerly known as Waste Management, Inc., had previously provided EPA with a financial guaranty of SCA's and the Company's obligations under the Orders. In August 1994, a contract was awarded by SCA for certain activities mandated by the 1992 Order.

   The execution of the contracts between SCA and the contractors has not relieved the Company of liability for such costs since the Company entered into an agreement with SCA and certain affiliates ("SCA Group") in 1986 which allocated 75% of the costs incurred by the parties for the remediation of the site to the Company. The Company filed a demand for arbitration in 1993 seeking rescission or reformation of the agreement with the SCA Group. During March 1995, the SCA Group filed a demand for arbitration seeking reimbursement from the Company of $10.7 million, which equals 75% of the $14.3 million of remediation expenses purportedly funded by WMX through December 31, 1994.
The status of such arbitration demands, as yet unresolved, is described in Note 6 of this report.

   The contractors have essentially completed the construction required under the Orders, and the Company is awaiting EPA review and acceptance of the work performed. Operation of the treatment plant and maintenance of the facilities is being conducted by an affiliate of SCA. The total cost of the construction, operations and maintenance of remedial systems for a 30 year period plus the cost of past remedial activities has been estimated to be in the range of approximately $80 million to $100 million.

   A study to determine the nature and extent of contamination, and sources thereof, on approximately one acre of land, adjacent to the enclosed Kin-Buc site has been substantially completed.
On the basis of such study, a design for a remedial program involving the installation of a slurry cut-off wall around this one acre parcel was presented to the EPA in late January 1996 for its review and approval. The cost of such installation may range from $1 million to $2 million. It is not possible to predict, at this point, whether EPA will require additional remedial measures to be taken or will mandate long-term maintenance of the slurry wall. Other areas within the vicinity of the site may become the subject of future studies due to the historic use of the area for disposal. The cost of studies and remediation of such areas is not included in the present estimates of the total cost of the remediation since such work is outside the scope of the Orders. The Company believes that the cost of the work addressed by the Orders will not result in a significant increase in such estimates, and that the remainder of such work is outside the scope of the Orders. An obligation to undertake significant remediation of areas outside the scope of the Orders would have a material adverse effect on the financial condition, results of operations and net cash flows of the Company.

   Additional material adjustments to the Company's current accrual may also become necessary as the allocations to all respondents and potentially responsible parties are determined.

   As previously reported, the Company was named, along with a group of waste generators, to an order issued by the EPA which required remediation of a site in Carlstadt, New Jersey. In September 1995, the Court approved a settlement agreement which allocated remediation costs for the site among the Company and substantially all of the waste generators who have been remediating the site. This agreement substantially relieves the Company from future obligations for the site in exchange for a cash payment, proceeds from the settlement of certain insurance claims and an assignment of Carlstadt-related claims filed against the Company's excess insurance carriers. The Company has reversed the balance of the accrual for future expenditures related to this site, and recognized income of $1,451,000 associated with such adjustment in the period ended September 30, 1995. (See Note 7 for a further discussion of this matter).

   The impact of future events or changes in environmental laws and regulations, which cannot be predicted at this time, could result in material increases in remediation and closure costs related to the Company's past waste handling activities, possibly in excess of the Company's available financial resources. A significant increase in such costs could have a material adverse effect on the Company's financial position, results of operations and net cash flows.

Note 6 - TAXES

   In 1991, the Internal Revenue Service (the "Service") asserted numerous adjustments to the tax liability of the Company and its subsidiaries for tax years 1980 through 1988, along with interest and penalties thereon. In 1993, after the conclusion of administrative proceedings before the Service, the Service issued a deficiency notice to the Company, asserting adjustments to income of $33.3 million, and a corresponding deficiency in federal income taxes of approximately $13.5 million, as well as penalties of $2.5 million and interest on the asserted deficiency and penalties. In addition, the Service challenged the carryback of losses incurred by the Company in taxable years 1989 through 1991, thereby bringing those years, which had been the subject of an ongoing audit, into the deficiency notice. The 1989-1991 tax audit is discussed below. The Company filed a petition with the Tax Court contesting many of the proposed adjustments asserted in the deficiency notice. On June 5, 1995 and August 14, 1995 the Company and the Service executed a stipulation of partial settlement of issues in the Tax Court case and a revised stipulation of partial settlement, respectively, covering most of the adjustments asserted in the deficiency notice.

   In addition to the partial settlements that have been concluded with the Service, on September 18, 1995, the Company's Board of Directors approved a proposed partial settlement of additional issues for which the Service had sought adjustments to income totalling approximately $5.8 million. The Service has agreed in principle to the Company's proposed partial settlement. However, language reflecting the terms of the proposed partial settlement has not yet been drafted and agreed to by the parties. The Company anticipates that the proposed partial settlement will be concluded by the end of February, 1996.

   Taking into account the proposed partial settlement and the partial settlements that have already been concluded, the Company has accepted approximately $5.2 million of the $33.3 million of total proposed adjustments to income. Many of the adjustments accepted by the Company relate to issues on which the Service would likely have prevailed in court. If the Service accepts the Company's proposed partial settlement, the Service will have conceded adjustments totalling $27.4 million of taxable income and penalties. After conclusion of the proposed settlement, the Company will either settle or litigate the remaining adjustments for the 1980-1988 period and the adjustments, discussed below, asserted by the Service for the 1989-91 period.

   The Company has incurred net operating loss and tax credit carryforwards that will partly offset the settled adjustments to taxable income. Taking into account such carryforwards, the federal income tax and interest that would be due on account of the settled adjustments (including the proposed partial settlement) would be approximately $1,280,000 if payment were made on September 30, 1995 ($94,000 of taxes and $1,186,000 of interest). The settled adjustments (including the proposed partial settlement) will also result in approximately $495,000 of state liabilities ($211,000 of state income tax and $284,000 of interest calculated as of September 30, 1995), not including penalties and penalty interest that may be assessed by the states involved. Payment of the federal tax liability and interest resulting from both settled adjustments and any issues litigated before the Tax Court will be due after the conclusion of the Tax Court case. The date for payment of the state tax liabilities varies by state. The first of such payments, in the amount of approximately $284,000 (including interest to September 30, 1995) will be made in full by the end of the first quarter of 1996 absent an agreement permitting payment in installments. (All estimates of tax liabilities presented herein exclude penalties which may be sought by the jurisdictions involved. The Service has conceded penalties on all issues in the Tax Court case.)

   The use of the Company's net operating loss and tax credit carryforwards to offset the settled adjustments will reduce the net operating loss and tax credit carryforwards that would otherwise have been available to partly offset the future tax liabilities that will arise when the Company recognizes an estimated $15.8 million of taxable income from its investment in computer equipment. For federal income tax purposes, the Company has had the benefit of tax deductions for depreciation of the equipment and for interest on the long-term non-recourse debt that the Company incurred to finance the acquisition of the computer equipment. In prior years, those deductions exceeded the rental income the Company earned from leasing the equipment and offset the Company's income from other sources. During 1994 rental income began to exceed the deductions. Rental income will continue to exceed depreciation and interest deductions in 1995, 1996 and 1997. Approximately $5.8, $6.5 and $3.5 million of taxable income is anticipated for 1995, 1996 and the first seven months of 1997, respectively, on account of the computer equipment. The Company does not expect to have sufficient deductions from other sources to offset this income.

   The Company's accrual of $2,480,000 as of September 30, 1995 for taxes and interest relating to the Tax Court litigation exceeds the amount of the liability associated with the settled adjustments, including the pending partial settlement because such settlement has not yet been formally accepted by the Service.

   The Service has concluded an audit of the Company's federal income tax returns for 1989 through 1991, and has questioned certain deductions claimed by the Company in connection with its investment in the computer equipment discussed in the preceding paragraph. If the Service prevails in disallowing the computer equipment deductions, the Company's taxable income for 1989 through 1992 would be materially increased. However, in that case, its anticipated taxable income from the computer equipment for 1994 through 1997 would be reduced by a corresponding amount. Specifically, if the proposed partial settlement is approved and the Company prevails on the remaining issues from the 1980-88 and 1989-91 periods, the federal income tax liability resulting from the disallowance of the computer equipment deductions will not exceed $5.9 million of tax and $2.4 million of interest, calculated through September 30, 1995. In that case, however, the Company's deferred tax liability of $874,000 as of September 30, 1995 would be eliminated, as would most of the $6.5 million and $3.5 million of taxable income that the Company projects it will realize from the computer equipment in 1996 and 1997, respectively, as discussed in the preceding paragraph. Disallowance of the computer equipment deductions would not result in any state tax liability. The Service also challenged certain real property deductions and certain expenses that were deducted by the Company, but that the Service believes should have been capitalized. The deductions challenged by the Service for 1989 through 1991 will be addressed in the pending Tax Court litigation because those deductions resulted in net operating losses that were carried back and deducted in years covered by the Tax Court litigation. Settlement discussions on the 1989-1991 issues are in progress.

   If the Company is unsuccessful in its defense of the remaining issue from the 1980-1988 period and all issues from the 1989-1991 period, including the computer equipment deductions, and provided the proposed partial settlement is accepted by the Service, the Company will owe approximately $8 million of additional federal income taxes and $6.5 million of additional interest, calculated through September 30, 1995, in addition to the taxes and interest owed as a result of the settled adjustments and proposed partial settlement. Little or no state income tax and interest is anticipated as a result of the disallowance of these deductions.

NOTE 7 - LEGAL PROCEEDINGS

    The Company has previously reported in its Form 10-KSB for the year ended December 31, 1994 about litigation brought by a group of generators and transporters of waste handled at a site in Carlstadt, New Jersey (the "Carlstadt Site") against the Company, Inmar Associates, Inc. ("Inmar"), a company owned and controlled by Marvin H. Mahan, a former officer, director and principal shareholder of the Company, and Mr. Mahan, the purpose of which was to allocate to the Company, Inmar and Mr. Mahan a portion of the costs of remediating the Carlstadt Site under orders of the EPA mandating such remediation. In September 1995, the Court approved a settlement among Transtech, Inmar and Mr. Mahan and these generators and transporters and other parties who have contributed to the costs of the remediation pursuant to which Transtech, Inmar and Mr. Mahan agreed to (i) pay $4.1 million of proceeds from settlements with primary insurers of a coverage action brought by the Company and Inmar against their primary and excess insurers, (ii) pay an additional $145,000, $72,500 from Transtech and $72,500 from Inmar and Mr. Mahan, and
(iii) assign their Carlstadt Site-related insurance claims against an excess insurer, in exchange for a complete release from these parties of all liability arising from or on account of environmental contamination at the Carlstadt Site and the parties' remediation of the same. Notwithstanding such settlement, the Company may have liability in connection with the site to the EPA and to parties who had not contributed to the remediation at the time the settlement was approved, but who may later do so. The Company has received no indication that the EPA intends to assert a claim against any responsible party for the recovery of any costs the EPA may have incurred in overseeing remediation of the Carlstadt Site. Further the Company believes that the EPA may not have the legal right to assert such a claim.

       In 1993, the Company's demand for arbitration concerning (among other things) the enforceability of provisions of the 1986 agreement (the "1986 Agreement") among the Company, the SCA Group and others allocating the costs of the remediation of the Kin-Buc Landfill 75% to the Company (jointly and severally with others), and 25% to the SCA Group was stayed pending a decision by the Supreme Court of New York County (the "Court"), on motion of the SCA Group, that the Company's demand for arbitration was barred by the statute of limitations. In October 1995, a referee appointed by the Court to determine when the Company knew or should have known facts giving rise to its legal right to challenge the 1986 Agreement (that is, what the cost to remediate the Kin-Buc Landfill would be), found that the Company knew or should have known such facts as early as 1986. In November 1995, the Company moved to reject the referee's report. If the Company's motion is denied, and the referee's report is accepted by the judge and affirmed on appeal, the Company's challenge of the enforceability of the 1986 Agreement will have been barred by the statute of limitations, and, accordingly, SCA's motion to permanently enjoin the Company Arbitration will be granted.

       In March 1995, while the Court's referral on the Company's arbitration was pending, the SCA Group filed its own demand for arbitration (the "SCA Arbitration") demanding that an arbitrator enforce the cost allocation provisions of the 1986 Agreement by ordering the Company to reimburse it for approximately $17 million of remediation expenses purportedly funded by it through March 31, 1995. On the Company's motion, the Court narrowed the issues to be arbitrated to the amount of funds expended on the remediation and the reasonableness of such expenditures. The Court also made any findings on such issues subject to resolution of the Company's arbitration as to the enforceability of the 1986 Agreement. The arbitrators have scheduled discovery, which is
ongoing, and a hearing is tentatively set for March 1996.   The
recovery by SCA of a judgment against the Company in the SCA Arbitration would have a materially adverse effect on the financial condition, results of operations and net cash flows of the Company, depending upon the structuring of payments pursuant to the judgment and the ability of the Company to recover a portion of such costs from insurance carriers and other parties liable for remediation of the Kin-Buc site.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       As of the close of business on the Record Date, the Company has issued and outstanding 2,829,090 shares of Common Stock, which figure excludes 1,885,750 shares owned by the Company which are not outstanding and are not eligible to vote.

       Set forth below is a table showing, as of the Record Date, the number of shares of Common Stock owned beneficially by:

             (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of such Common Stock;

             (2)    each director of the Company;

             (3) the chief executive officer of the Company (the "Chief Executive Officer")

             (4) the most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose total annual salary and bonus exceeds $100,000 (the "Named Executive
Officer"); and

             (5) all officers and directors of the Company as a group.

       Unless otherwise specified, the persons named in the table below and footnotes thereto have the sole right to vote and dispose of their respective shares.



     Name and Address          Number of Shares      Percent
    of Beneficial Owner       Beneficially Owned     of Class

Name and Address of
Beneficial Owner and         Number of Shares    Percentage
Identity of Group            Owned               of Class

Roger T. Mahan               325,435 (a),(d)      11.5%
47 McGregor Avenue
Mt. Arlington, NJ 07856

Nancy M. Ernst               321,775 (a),(b),(d)  11.3%
2229 Washington Valley Rd.
Martinsville, NJ 08836

Gary A. Mahan                310,601 (a),(c),(d)  11.0%
53 Cross Road
Basking Ridge, NJ 07920

Robert V. Silva               50,000 (e)           1.8%
200 Centennial Avenue
Piscataway, NJ 08854

Arthur C. Holdsworth, III     0                     --
200 Centennial Avenue
Piscataway, NJ 08854

Andrew J. Mayer, Jr.           5,000 (f)            .2%
200 Centennial Avenue
Piscataway, NJ 08854

All executive officers        55,000 (g)           1.9%
and directors as a group
(3 in group)

       (a) Roger T. Mahan, Nancy M. Ernst and Gary A. Mahan are the children of Marvin H. Mahan, a former officer, director and principal shareholder of the Company, and his wife, Ingrid T.
Mahan. Marvin H. and Ingrid T. Mahan disclaim beneficial ownership of the shares owned by their children.

       (b) Includes 8,600 shares owned by Nancy M. Ernst's husband, Kenneth A. Ernst, and 18,200 shares owned by their minor children. Mr. Ernst was a director of the Company from June 1987 through April 29, 1994.

       (c) Includes 8,600 shares owned by Gary A. Mahan's wife,
Elizabeth Mahan, and 8,600 shares owned by their minor child.

       (d) Members of the Mahan family, consisting of Roger T. Mahan, Nancy M. Ernst and Gary A. Mahan, their spouses and children and their parents, Marvin H. Mahan and Ingrid T. Mahan, own 987,911 shares of Common Stock, which represent approximately 35% of the shares outstanding. Such stockholders have granted a proxy to the Purchaser to vote approximately 35% of the shares outstanding for the Proposed Sale. See "The Special Meeting - Voting and Record Date."

       (e) Represents incentive options to purchase 50,000 shares at $.75 per share, all of which are presently exercisable. Mr. Silva also has a warrant to purchase, for $165,279, 5% of the outstanding common stock of Hunt (which warrant, prior to the Merger, represented the right to purchase 6.2% of the outstanding common stock of HVHC, which then represented an indirect 5% common stock interest in Hunt), given to Mr. Silva in consideration for services rendered by him in identifying and presenting to the Company the opportunity to acquire Hunt, the closing of which occurred in September 1991. See "The Proposed Sale - Interests of Certain Persons in the Proposed Sale."

       (f) Represents incentive options to purchase 5,000 shares at $0.438 per share, all of which are presently exercisable.

       (g) Consists of incentive options to purchase 55,000 shares held by two officers of the Company, all of which are presently exercisable.


                                 POSSIBLE ADJOURNMENT

       In the event the requisite vote to carry the matters before the Special Meeting cannot be obtained as of the date set for the Special Meeting, it is the intention of the Board of Directors, if it deems it advisable to do so at that time, to adjourn the Special Meeting to permit the solicitation of additional proxies. Accordingly, the enclosed form of proxy authorizes a vote in favor of adjournment. However, proxies cast against the Proposed Sale will not be voted to adjourn the Special Meeting.

                                     OTHER MATTERS

       Management knows of no other matters to be presented before the Special Meeting other than those stated above. However, the enclosed proxy gives discretionary authority to each proxyholder named therein should any other matters be presented at the Special Meeting to take such action in connection therewith as shall be in accordance with his best judgment.


                       INCORPORATION OF DOCUMENTS BY REFERENCE


       The following documents previously filed by the Company with the Securities and Exchange Commission are hereby incorporated in this Proxy Statement by reference thereto: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31,
1994; (ii) the Company's Forms 10-KSB/A filed May 5, 1995 and February 7, 1996; (iii) the Company's Form 10-QSB for the quarter ended March 30, 1995; (iv) the Company's Form 10-QSB for the quarter ended June 30, 1995; (v) the Company's Form 10-QSB for the quarter ended September 30, 1995; (vi) the Company's Form 10-QSB/A for the quarter ended September 30, 1995, filed February 7, 1996 and (vii) the Company's Form 8-K filed November 1, 1995.
Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

       The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means after receipt of such request, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Such written or oral request should be directed to Transtech Industries, Inc., 200 Centennial Avenue, Suite 202, Piscataway, New Jersey 08854, Attention: Secretary, ((908) 981-0777).

_____________________________________________________________

Annex A
                               AMENDED AND RESTATED

                             STOCK PURCHASE AGREEMENT

                                      Between


                                   VALVECO INC.

                                     As Buyer


                                        and


                               THV ACQUISITION CORP.

                                     As Seller

                       _____________________________________

                           Dated as of January 15, 1996
                       _____________________________________

                                 TABLE OF CONTENTS

                                                                    Page

ARTICLE I    PURCHASE AND SALE; CLOSING                               2

SECTION 1.1  Purchase and Sale of Shares                              2
SECTION 1.2  Consideration                                            2
SECTION 1.3  Payment                                                  3
SECTION 1.4  Closing                                                  3

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF SELLER                 3

SECTION 2.1  Status of the Purchased Shares                           3
SECTION 2.2  Title to the Purchased Shares                            3
SECTION 2.3  Binding Nature of Agreements                             4
SECTION 2.4  No Conflicts; Consents                                   4
SECTION 2.5  Corporate Existence and Power;
             Subsidiaries                                             4
SECTION 2.6  Charter Documents and Corporate Records                  5
SECTION 2.7  Capitalization                                           5
SECTION 2.8  Financial Condition                                      5
SECTION 2.9  Finders; Fees                                            6
SECTION 2.10 Certain Approvals of the Contemplated
             Transactions                                             6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER                  6

SECTION 3.1  Binding Nature of Agreements                             6
SECTION 3.2  No Conflicts; Consents                                   7
SECTION 3.3  Corporate Existence and Power                            7
SECTION 3.4  Acquisition for Investment                               7
SECTION 3.5  Commitments                                              7
SECTION 3.6  HSR Matters                                              8
SECTION 3.7  Due Diligence Investigation                              8
SECTION 3.8  Finders; Fees                                            8

ARTICLE IV   COVENANTS AND AGREEMENTS                                 8

SECTION 4.1  Conduct of Business; Certain Restrictions                8
SECTION 4.2  Corporate Examinations and Investigations                10
SECTION 4.3  Additional Financial Statements                          10
SECTION 4.4  Efforts to Consummate                                    10
SECTION 4.5  Negotiations with Others                                 11
SECTION 4.6  Notices of Certain Events                                11
SECTION 4.7  Public Announcements                                     12
SECTION 4.8  Confidentiality                                          12
SECTION 4.9  Expenses                                                 13
SECTION 4.10 Restrictive Covenants                                    13
SECTION 4.11 Books and Records                                        13
SECTION 4.12 Inter-Company Relationships; Certain
             Obligations of Buyer                                     14
                             TABLE OF CONTENTS, CONT'D


SECTION 4.13 Employee Benefit Plans                                   16
SECTION 4.14 Actions Relating to Approval of
             Contemplated Transactions                                17
SECTION 4.15 Certain Ancillary Agreements                             17

ARTICLE V    CONDITIONS TO CLOSING                                    18

SECTION 5.1  Conditions to the Obligations of Seller
             and Buyer                                                18
SECTION 5.2  Conditions to the Obligations of Seller                  19
SECTION 5.3  Conditions to the Obligations of Buyer                   21

ARTICLE VI   INDEMNIFICATION                                          25

SECTION 6.1  Survival of Representations, Warranties
             and Covenants                                            25
SECTION 6.2  Obligation of Seller to Indemnify                        26
SECTION 6.3  Obligation of Buyer to Indemnify                         26
SECTION 6.4  Notice and Opportunity to Defend Third
             Party Claims                                             27
SECTION 6.5  Limits on Indemnification                                27
SECTION 6.6  Adjustment                                               28

ARTICLE VII  TERMINATION                                              28

SECTION 7.1  Termination                                              28
SECTION 7.2  Effect of Termination; Right to Proceed                  29

ARTICLE VIII MISCELLANEOUS                                            29

SECTION 8.1  Notices                                                  29
SECTION 8.2  Entire Agreement                                         30
SECTION 8.3  Waivers and Amendments;
             Non Contractual Remedies; Preservation
             of Remedies                                              31
SECTION 8.4  Governing Law                                            31
SECTION 8.5  Consent to Jurisdiction and Service of
             Process                                                  31
SECTION 8.6  Designated Buyer                                         31
SECTION 8.7  Binding Effect; No Assignment                            31
SECTION 8.8  Exhibits                                                 32
SECTION 8.9  Severability                                             32
SECTION 8.10 Counterparts                                             32

ARTICLE IX   DEFINITIONS                                              32

SECTION 9.1  Definitions                                              32
SECTION 9.2  Interpretation                                           37

EXHIBITS

Exhibit A          Form of Escrow Agreement

Exhibit B          Fairness Opinion of Brenner Securities Corporation

Exhibit C          Form of Irrevocable Proxy from Members of the
                   Mahan Family

Exhibit D          Amended and Restated Recapitalization Agreement

Exhibit E          Bring Along Agreement

SCHEDULES

Schedule A         Description of Lender Warrants

Schedule 2.1A      Restrictions on the Purchased Shares

Schedule 2.1B      Restrictions on the Company Shares

Schedule 2.4       Seller Required Consents

Schedule 2.7       Description of Silva Warrant

Schedule 2.8A      Interim Financial Statement GAAP Exceptions

Schedule 2.8B      Listing of Funded Debt as of September 30,1995

Schedule 2.8C      Listing of Intercompany Obligations as of
                   September 30, 1995

Schedule 2.8D      Listing of Transtech Liabilities Assumed by the
                   Company

Schedule 3.2       Buyer Required Consents

Schedule 3.7       Listing of Transtech's SEC Filings since
                   January 1, 1991

Schedule 4.13      Other Employee Benefit Plans of the Company
                   AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


      AMENDED AND RESTATED STOCK PURCHASE AGREEMENT dated as of
January 15, 1996 between VALVECO INC., a Delaware corporation
("Buyer"), and THV ACQUISITION CORP., a Delaware corporation
("Seller"):

      Transtech Industries, Inc. ("Transtech"), a Delaware corporation that files periodic reports and other information pursuant to the 1934 Act, owns all the issued and outstanding shares of capital stock of Seller.

      Seller and Buyer entered into a Stock Purchase Agreement (the "Original Purchase Agreement") dated as of October 24, 1995 providing (prior to the Merger described below) for the sale by Seller to Buyer of all the issued and outstanding shares of HVHC, Inc., a Delaware corporation ("Old HVHC"). As of the date of the Original Purchase Agreement, Old HVHC, in turn, owned all the issued and outstanding shares of common stock of Hunt Valve Company, Inc., an Ohio corporation ("Old Hunt") and the Seller owned all the issued and outstanding shares of preferred stock of Old Hunt.

      As contemplated by the provisions of Section 4.15 of the Original Purchase Agreement, on October 27, 1995, pursuant to a Note and Warrant Purchase Agreement ("Note and Warrant Purchase Agreement") dated as of October 24, 1995 between Terold and the original holders of the Company's 13% Senior Secured Notes in the aggregate original principal amount of $11.5 million (the "Senior Notes"), Terold acquired from such holders the Senior Notes and certain warrants held by such lenders (the "Lender Warrants") to acquire shares of common stock of Old Hunt, as more fully set forth on Schedule A hereto.

      As contemplated by section 3 of the Recapitalization Agreement (the "Original Recapitalization Agreement") dated as of October 24, 1995 among Terold NV ("Terold"), Old Hunt, Old HVHC, Transtech, Seller and Buyer: (i) on December 26, 1995 Old Hunt and Old HVHC merged (the "Merger") with Old HVHC continuing as the surviving corporation under its new name of Hunt Valve Company, Inc.; (ii) on December 27, 1995 Terold purchased 18 shares of common stock of the surviving corporation in the Merger (the "Company") for a purchase price of $50,000; and (iii) on December 27, 1995, the Company issued an additional 215.79 shares of its common stock to Terold upon the exercise by Terold of the Lender Warrants (the "Lender Warrant Shares").

      As a result of the Merger and the other transactions referred to in the preceding recital, as of the date hereof, the outstanding capital stock of the Company is held as follows:

             Name of        Shares of             Shares of
           Shareholder     Common Stock          Preferred Stock

Seller                       882.00                  200
Terold                       233.79                   --
Total:                     1,115.79                  200

      To give effect to: (i) the foregoing; (ii) certain changes set forth in an Amended and Restated Recapitalization Agreement being entered into concurrently herewith; and (iii) certain other changes to which Seller and Buyer have agreed, the parties wish to amend and restate the Original Purchase Agreement, upon the terms and conditions set forth herein (certain terms used herein having the respective meanings set forth in Article IX).

      Now, therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                     ARTICLE I
                            PURCHASE AND SALE; CLOSING

      SECTION 1.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the issued and outstanding shares of common stock owned by Seller in the Company
(the "Purchased Shares").

      SECTION 1.2 Consideration. (a) The purchase price (the "Purchase Price") for the Purchased Shares shall be $18 million reduced by the sum of the following: (i) the amount of Funded
Debt; (ii) the amount of $50,000 representing payment received by Seller from the sale of 18 shares common stock of the Company to Terold on December 27, 1995; (iii) the amount of $500,000 representing the agreed value of the Lender Warrant Shares acquired by Terold on December 27, 1995 ; (iv) the amount required to redeem the issued and outstanding shares of preferred stock held by Seller in the Company (the "Preferred Shares") and all accrued and unpaid dividends thereon; (v) the amount required to be paid by the Company to the Seller in repayment of the senior subordinated note issued by the Company to the Seller in the original principal amount of $500,000 (the "Seller Senior Subordinated Note"); and (vi) any other intercompany payments required to be made by the Company on or before the Closing Date. For purposes of this section, "Funded Debt" means (x) all amounts outstanding under the revolving portion (the "Revolver") of the Company's credit facility as reflected on the books of the Company as of the close of business on the day immediately preceding the Closing Date (the "Determination Date") (as such amount may be adjusted pursuant to Section 1.2(b)) plus (y) the outstanding principal of, plus accrued interest and penalties on (including prepayment penalties, premiums or similar payments payable to holders of Funded Debt), all other outstanding indebtedness of the Company on the Closing Date.

             (b) Post Closing Adjustment to Purchase Price. In the event that it is determined after the Closing Date that the amount of the Revolver reflected on the books of the Company as of the Determination Date should have been an amount (the "Actual Revolver Amount") other than the amount used in the calculation of the Purchase Price (the "Revolver Payment Amount") pursuant to clause (x) of Section 1.2 above, the following payments shall be made in connection with the Purchase Price: (i) if the Actual Revolver Amount exceeds the Revolver Payment Amount, then Seller shall pay by wire transfer to an account specified by Buyer, within two Business Days after the making of such determination, an amount equal to the Actual Revolver Amount minus the Revolver Payment Amount; and (ii) if the Actual Revolver Amount is less than the Revolver Payment Amount, then Buyer shall pay by wire transfer to an account specified by Seller, within two Business
Days after the making of such determination, an amount equal to the Revolver Payment Amount minus the Actual Revolver Amount.

      SECTION 1.3 Payment. At the Closing, $750,000 of the Purchase Price (the "Escrowed Portion") shall be paid to and held by the Escrow Agent subject to the terms and conditions of the Escrow Agreement, to be dated the Closing Date, among Seller, Transtech, Buyer and the Escrow Agent, substantially in the form of Escrow Agreement annexed as Exhibit A hereto (the "Escrow Agreement"). The balance of the Purchase Price will be payable in cash by wire transfer of immediately available funds to one or more accounts designated by Seller by written notice given to Buyer at least two (2) Business Day prior to the Closing Date.

      SECTION 1.4 Closing. The closing (the "Closing") of the purchase and sale of the Purchased Shares hereunder shall take place at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York at 10:00 a.m., local time, on February 16, 1996 or, if on such date the conditions to closing specified in Article V (other than conditions requiring the delivery of certificates, opinions and other instruments and documents) shall not have been satisfied or waived, on the second day following such satisfaction or waiver, or on such other date as Buyer and Seller shall agree. The time and date of the Closing is hereinafter called the "Closing Date". All transactions consummated at the Closing shall be deemed to have taken place simultaneously.

                                    ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF SELLER

      Transtech and Seller, jointly and severally, represent and warrant to Buyer that:

      SECTION 2.1 Status of the Purchased Shares. The Purchased Shares constitute 79.05% of the issued and outstanding common stock of the Company. Except as set forth on Schedule 2.1A, the Purchased Shares are subject to no restrictions on transferability other than restrictions imposed by (i) the 1933 Act and (ii) applicable state securities Laws.

      SECTION 2.2 Title to the Purchased Shares. Seller owns and holds title to the Purchased Shares and the Preferred Shares free and clear of any Lien of any kind, other than a Lien that has been granted to certain lenders of the Company. After payment of the Funded Debt and the release of Liens held by the holders of such debt, Seller will hold such shares free and clear of any Lien of any kind other than Liens created by Buyer.

      SECTION 2.3 Binding Nature of Agreements. (a) Each of Seller and Transtech has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and each other Transaction Document to which Seller or Transtech is a party and the consummation of the Contemplated Transactions to which Seller or Transtech is a party have been duly and validly authorized by Seller and the Board of Directors of Transtech and, except for obtaining the consent of holders of the stock of Transtech, no other proceedings on the part of Seller or Transtech (or any other person) are necessary to authorize the execution and delivery by Seller or Transtech of this Agreement or any other Transaction Document to which Seller or Transtech is a party or the consummation of the Contemplated Transactions to which Seller or Transtech is a party.

             (b) This Agreement and the other Transaction Documents to which Seller or Transtech is a party have been duly and validly executed and delivered by Seller and Transtech, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of Seller and Transtech enforceable against them in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 2.4 No Conflicts; Consents. The execution, delivery and performance by Seller and Transtech of this Agreement and each other Transaction Document to which Seller or Transtech is a party, the consummation of the Contemplated Transactions to which Seller or Transtech is a party and the contemplated change of control of the stock ownership of the Company, will not (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Seller, Transtech or the Company; (ii) require Seller, Transtech or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 2.4 (the "Seller Required Consents"); (iii) if the Seller Required Consents are obtained prior to Closing, to Seller's knowledge, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Seller, Transtech or the Company is a party or by which any of them or any of their assets may be bound or subject, or result in the creation of any Lien upon the Purchased Shares or upon any of the assets of the Company pursuant to the terms of any such Contract; or (iv) if the Seller Required Consents are obtained prior to Closing, to Seller's knowledge, violate any Law, Order or material Permit of any Governmental Body against, or binding upon the Company or upon its assets or the Business.

      SECTION 2.5 Corporate Existence and Power; Subsidiaries.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite powers, authorizations, consents and approvals required to carry on its respective businesses.

             (b) The Company does not have any Subsidiaries and does not directly or indirectly own any interest or investment in any other person.

      SECTION 2.6 Charter Documents and Corporate Records. Seller has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation and By-laws, or comparable instruments, of the Company as in effect on the date hereof. The stock and transfer books of the Company have been made available to Buyer for its inspection.

      SECTION 2.7 Capitalization. The authorized capital stock of the Company consists of (i) 12,000 shares of common stock, par value $.01 per share, of which 1,115.79 shares are issued and outstanding and (ii) 2,000 shares of preferred stock of which 200 shares have been designated as Series A, 7% cumulative Preferred Stock, par value $.01 per share, which shares are issued and outstanding. All of such shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other rights of shareholders. Except for (i) a warrant held by Robert V. Silva more particularly described on Schedule 2.7 hereto (the "Silva Warrant"); and (ii) certain equity appreciation rights in the common stock of the Company held by David Huberfield (the "Huberfield Rights"), there are no outstanding securities of the Company convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings with respect to the voting of the Company capital stock. Except for the Silva Warrant and the Huberfield Rights, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

      SECTION 2.8 Financial Condition. (a) Seller has previously furnished to Buyer true and complete copies of (i) Old HVHC's unaudited financial statements at and for the years ended
December 31, 1994, 1993 and 1992 and for the six months ended
June 30, 1995 and 1994, (ii) Old Hunt's (A) audited financial statements (including the footnotes thereto) at and for the years ended December 31, 1994, 1993 and 1992 and (B) unaudited financial statements at and for the eleven months ended November 30, 1995 and 1994, and (iii) Transtech's (A) audited consolidated financial statements (including the footnotes thereto) at and for the years ended December 31, 1994, 1993 and 1992 and
(B) unaudited consolidated financial statements for the nine months ended September 30, 1995 and 1994. Except as set forth in
Schedule 2.8A with respect to unaudited financial statements, the foregoing financial statements (collectively, the "Financial Statements") were prepared in accordance with GAAP and fairly present the financial condition of the respective entities as of the dates of the balance sheets included in such Financial Statements and the results of operations and, where applicable, changes in financial position of such respective entities for the periods indicated.

             (b) A listing of the Company's Funded Debt as of September 30, 1995 is set forth on Schedule 2.8B hereto.

             (c)  Schedule 2.8C sets forth, as of September 30,
1995, a listing of all intercompany obligations involving
Transtech, Seller and the Company.

             (d) Schedule 2.8D sets forth a listing of all Liabilities of Transtech in respect of which the Company has agreed to be jointly and severally or independently liable (the
"Transtech Assumed Liabilities").

      SECTION 2.9 Finders; Fees. Except for Brenner Securities Corporation ("Brenner"), which has been retained to render an opinion as to the fairness of the Contemplated Transactions to the stockholders of Transtech, and whose fees and expenses will be borne by Transtech, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Transtech, Seller or the Company who might be entitled to any fee or commission from the Company upon consummation of the Contemplated Transactions.

      SECTION 2.10  Certain Approvals of the Contemplated
Transactions.  On or before the date hereof:

             (a) The independent director of Transtech (the "Independent Transtech Director") has: (i) approved and adopted this Agreement and the Contemplated Transactions; (ii) resolved, subject to the exercise of his fiduciary duties, to recommend at all times prior to and including the Stockholders' Meeting that Transtech's stockholders approve the sale of the Company and adopt this Agreement and the Contemplated Transactions and (iii) determined that this Agreement and the Contemplated Transactions are in the best interest of Transtech and its stockholders;

             (b) Brenner has rendered to the Independent Transtech Director its written opinion (a copy of which is annexed as Exhibit B hereto) to the effect that the Purchase Price is fair to Transtech from a financial point of view (the "Fairness
Opinion").

             (c) The holders of not less than 33.8% of each of the issued and outstanding common stock of Transtech (the "Mahan
Shares") have executed an irrevocable proxy in favor of Buyer substantially in the form annexed as Exhibit C hereto.


                                    ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller that:

      SECTION 3.1 Binding Nature of Agreements. (a) Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which Buyer is a party have been duly and validly authorized and approved by Buyer's board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation of the Contemplated Transactions to which Buyer is a party.

             (b) This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery thereof by the other parties hereto) constitute the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, the consummation of the Contemplated Transactions to which Buyer is a party and the contemplated change of control of the stock ownership of the Company will not (i) violate any provision of the Certificate of Incorporation or By-laws of Buyer;
(ii) require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in
Schedule 3.2 (the "Buyer Required Consents"); (iii) if the Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Buyer is a party or by which it or its assets may be bound or subject, or (iv) if the Buyer Required Consents are obtained prior to the Closing, violate any Law, Order or material Permit of any Governmental Body against, or binding upon, Buyer or upon its assets or business.

      SECTION 3.3 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers, authorizations, consents and approvals required to carry on its business.

      SECTION 3.4 Acquisition for Investment. Buyer is acquiring the Purchased Shares for its own account and not with a present intention to make any sale, disposition, distribution or other transfer of the Purchased Shares in a manner that will be in violation of any applicable securities Laws and understands that the Purchased Shares have not been registered under the 1933 Act or under the securities Laws of any state.

      SECTION 3.5 Commitments. Buyer has obtained loan and equity commitments, copies of which have been provided to Seller, for the purpose of financing this transaction in the amount of at least $18 million and has paid or committed to pay all commitment fees due and payable on or before the date hereof related to such loan commitment.

      SECTION 3.6 HSR Matters. The "ultimate parent entity" (as such term is defined in HSR) of Buyer does not have total assets or annual net sales in excess of $100,000,000 within the meaning of HSR.

      SECTION 3.7 Due Diligence Investigation. (a) Buyer acknowledges having examined the registration statements, proxy statements, reports and other information filed by or concerning Transtech and its Subsidiaries with the Securities and Exchange Commission ("SEC") since January 1, 1991 that are listed on
Schedule 3.7 hereto. Buyer further acknowledges that certain members of its senior management have previously been associated with the Company for many years in senior positions and, as such, Buyer is fully aware of the financial condition, operations, properties, assets, liabilities and other matters relating to the Company.

             (b) Notwithstanding the provisions of Section 3.7(a), Buyer shall be entitled to rely on the representations and warranties made by Seller and Transtech in Article II hereof and the indemnification rights of Buyer relating to such representations and warranties shall not be adversely affected by the provisions of Section 3.7(a).

      SECTION 3.8 Finders; Fees. There is no investment banker, broker, finder or other intermediary (including Silva and Company) which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Transtech or the Seller upon consummation of the Contemplated Transactions.

                                    ARTICLE IV
                             COVENANTS AND AGREEMENTS

      SECTION 4.1 Conduct of Business; Certain Restrictions. (a) From and after the date hereof and until the Closing Date, Seller hereby covenants and agrees with Buyer that, unless Buyer otherwise agrees in writing:

                   (i) The Company will carry on its business and activities diligently and in substantially the same manner as has been previously carried out, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from those methods used by it as of the date of this Agreement, except as may be required by the provisions of the Agreement.

                   (ii) The Company will use its reasonable efforts to preserve its business organization intact, to keep available its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

             (b) In furtherance of, and not in limitation of the provisions set forth in Section 4.1(a):

                   (i)   The Company will continue to carry its
existing insurance, insuring its assets, business and properties, subject to variations in amounts required by the ordinary operations of its business.

                   (ii) The Company shall not cause, permit or suffer any of their respective assets to become subject to any additional Lien other than in the ordinary course of business.

                   (iii) Except in the ordinary course of business consistent with past practice, the Company shall not pay, prepay, discharge or satisfy any Liability, Lien or obligation or materially alter the aging of its payables.

                   (iv) The Company shall not in any one month (A) sell or dispose of any capital assets having a fair market value individually in excess of $25,000 or a fair market value in the aggregate for all such capital assets in excess of $50,000, (B) make any capital expenditures for any single item having a cost in excess of $25,000 or all items in the aggregate having a cost in excess of $50,000 or enter into a lease with capital or other equipment providing for rentals aggregating more than $25,000 per annum for all such leases or (C) otherwise transfer, sell, distribute or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

                   (v) The Company shall not enter into any Material Contract or modify, amend, cancel or terminate any of its existing Material Contracts.

                   (vi) The Company shall not modify its practices with respect to the collection of receivables or the discharge of payables or take any other action, out of the ordinary course, that would affect its cash position or the amount of Funded Debt, other than any action contemplated hereby;

                   (vii) Except in the ordinary course of business, the Company shall not: (A) write off as uncollectible any notes, trade accounts or other receivables or (B) write off or dispose of any inventory.

                   (viii) The Company shall not cancel or compromise any debt or Claim or settle or discharge any balance sheet receivable for less than the stated amount, except in the ordinary course of business, or otherwise cancel, compromise or waive any Claims or rights of substantial value.

                   (ix) The Company shall not create or incur any indebtedness for borrowed money other than pursuant to an existing line of credit, or guaranty, indemnify or otherwise become liable for any obligation of any third party.

                   (x) Except for credit extended to customers in the ordinary course of business, and under normal credit terms, the Company shall not make any loans, advances or extensions of credit to any person.

                   (xi) All tangible property of the Company shall be used, maintained and repaired in the usual and ordinary course.

                   (xii) With respect to its employees, the Company will not (A) make, institute, agree to or change any bonus, profit sharing, pension, retirement, severance, termination, "parachute" or similar arrangement or plan for employees and (B) except and in accordance with past practices and in similar amounts, increase the compensation payable or to become payable to any employee.

                   (xiii) Except for the redemption of the Preferred Shares and the payments referred to in Section 4.12, the Company will not (A) amend its certificate of incorporation or bylaws,
(B) issue or sell any shares of capital stock, (C) issue, sell or create any warrants, obligations, subscriptions, options, convertible securities or other agreements or commitments under which any additional shares of capital stock of any class may be directly or indirectly authorized, issued or sold, (D) declare, set aside or pay any dividend or make any distribution, directly or indirectly, in respect of its capital stock; (E) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock other than the contemplated redemption of the Preferred Shares or (F) enter into any Contract obligating it to do any of the foregoing prohibited acts.

      SECTION 4.2 Corporate Examinations and Investigations. Prior to the Closing Date, Seller agrees that Buyer shall be entitled, through the directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, "Representatives") of Buyer to make such investigation of the Assets, the Business and operations of the Company, and such examination of the books, records and financial condition of the Company, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and Seller shall, and shall cause the Company to, cooperate fully therein. In that connection, Seller shall make available and shall cause the Company to make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of the Company, all such information and copies of such documents and records concerning the affairs of the Company as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the Assets of the Company and all parts thereof and to its employees, customers, suppliers and others, and shall cause the Company's Representatives to cooperate fully in connection with such review and examination.

      SECTION 4.3 Additional Financial Statements. Prior to the Closing Date, as soon as available and in any event within thirty
(30) calendar days after the end of each monthly accounting period of the Company ending after the date of the most recent interim statement included in the Financial Statements, Seller shall furnish Buyer with unaudited financial statements of the Company for such month in the form routinely prepared by the Company, consistent with prior practice, for the Company's board of directors and lenders.

      SECTION 4.4 Efforts to Consummate. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its reasonable, good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all Seller Required Consents and Buyer Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

      SECTION 4.5 Negotiations with Others. (a) From and after the date hereof and until this Agreement shall have been terminated in accordance with its terms, Transtech and Seller agree that they will not, directly or indirectly, and will not permit the Company, directly or indirectly, to, encourage or solicit any inquiries or proposals by or engage in any discussions or negotiations with, or enter into any other Contract or understanding with, any person concerning an Acquisition Proposal subject, however, to such actions which, in the good faith judgment of the Board of Directors of Seller or Transtech, based upon the advice of counsel, are required under applicable Law to be taken by the Board of Directors of Seller or Transtech in exercise of its fiduciary duties. Seller shall advise Buyer of any written proposal or offer to enter into an Acquisition Proposal.

             (b) If, between the date hereof and February 17, 1996 (a Closing hereunder not having occurred), Transtech, Seller or the Company should wish to enter into an Acquisition Proposal with any person other than Buyer or any of its Affiliates, Seller shall give written notice thereof (the "Sales Notice") to Buyer. Such Sales Notice shall set forth or be accompanied by a full statement of the terms of the proposed Acquisition Proposal including the: (i) purchase price therefor; (ii) method of payment; (iii) proposed date of closing; and (iv) name, address and telephone number of the proposed transferee. Within thirty days after the giving of the Sales Notice, Buyer shall have the option, by giving written notice thereof to Seller, to match such other Acquisition Proposal on substantially the same terms and conditions set forth therein.

             (c) If: (i) Buyer has not exercised its rights of first refusal in accordance with Section 4.5(b); (ii) Buyer is willing and able to consummate the Contemplated Transactions and the conditions to such consummation, not within the control of Seller, have been satisfied or waived, and (iii) Seller consummates an Acquisition Proposal with any person other than Buyer or any of its Affiliates on or before February 17, 1996,

Seller and Transtech, jointly and severally, shall pay or cause the Company to pay to Buyer at the closing of such transaction a fee of $450,000 as compensation for its efforts hereunder. In addition, Transtech, Seller or the Company shall reimburse Silva and Company and Buyer for the expenses of negotiating the terms of this Agreement including the reasonable fees and expenses due to its investment bankers, investors, lawyers and advisors; provided, that, such reimbursement shall not exceed $1,000,000, in the aggregate.

      SECTION 4.6  Notices of Certain Events.  Prior to the
Closing Date, each of Seller and Buyer shall promptly notify the other of:

             (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

             (b) any notice or other communication from any Governmental Body in connection with the Contemplated
Transactions;

             (c) the commencement or written threat of any litigation against Buyer or against Seller or the Company; and

             (d) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing
Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

      SECTION 4.7 Public Announcements. Transtech and Seller, on the one hand, and Buyer, on the other, will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of Buyer or Transtech, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

      SECTION 4.8 Confidentiality. (a) Buyer shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning Transtech, Seller and the Company which it has obtained from Transtech, Seller, the Company or their respective Representatives prior to, on or after the date hereof in connection with the Contemplated Transactions, and Buyer shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.8. The foregoing provision shall not apply to any such information to the extent (i) made known to Buyer from a third party not in breach of any confidentiality requirement or
(ii) made public through no fault of Buyer or any of its Representatives. If the Contemplated Transactions are not consummated and if requested by Seller, Buyer shall return to Seller all tangible evidence of such information regarding Transtech, Seller and the Company.

             (b) If the Contemplated Transactions are consummated, Seller shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all confidential information concerning the Company which it has in its possession on or prior to the Closing Date, and Seller shall not use or disclose to others, or permit the use of or disclosure of, any such information and will not release or disclose such information to any other person, except its Representatives who need to know such information and who shall be advised of the provisions of this Section 4.8. The foregoing provision shall not apply to any such information to the extent made public through no fault of Seller, Transtech or any of their respective Representatives.

      SECTION 4.9 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

      SECTION 4.10 Restrictive Covenants. (a) In furtherance of the sale of the Business and more effectively to protect the value of the Business, each of Transtech and Seller agrees that during the two (2) year period commencing on the Closing Date (the "Restricted Period"), it will not, directly or indirectly, own, manage, operate, control, participate in, interest itself in, perform services for, provide advice to or otherwise carry on a business, for itself or on behalf of any other person, similar to or competitive with the Business in such additional geographical areas where the Company or any of its Subsidiaries or Affiliates, have made any significant sales in the preceding 12 months; provided that the ownership of not more than 2% of the issued and outstanding shares of a class of securities regularly traded on a national securities exchange or quoted in an automated inter-dealer quotation system shall not be deemed to be ownership of the issuer of such shares for purposes hereof.

             (b) For purposes of this Agreement, a business shall be deemed to be similar to or competitive with the Business if it involves the design, manufacture, sale or distribution of any products or group of products that are similar to or compete with any product category of the Company (a "Product Category") if such Product Category accounted for sales by the Company of any of its Subsidiaries or Affiliates of $1 million or more in the preceding 12 months.

             (c) Each of Transtech and Seller acknowledges and agrees that the restrictive covenants set forth in this Section
4.10 (collectively, the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

             (d) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenants, or any part thereof, and, in its modified form, such Restrictive Covenant shall then be valid and enforceable.

             (e) In the event of a breach by Transtech or Seller of any of the Restrictive Covenants, Buyer shall be entitled to a temporary restraining order, preliminary injunction and/or a permanent injunction restraining such person from continuing to breach any of said covenants.

      SECTION 4.11 Books and Records. From and after the Closing, Buyer and Seller, at the expense of the requesting party, shall make available to each other (including the right to make copies) any and all books and records of or relating to the Company reasonably requested in connection with (a) any matter for which indemnification is claimed or (b) any inquiry or investigation by any Governmental Body. Buyer and Seller shall retain, or cause to be retained, for as long as any taxable year in the Tax period (including partial periods) that ends on or prior to the Closing Date, including but not limited to any short taxable year required under Section 1.1502-76 of the Treasury regulations, shall remain open for assessment of Taxes, any material records or information which may be relevant to any such Tax returns or audits or other examinations by any Tax Authority relating to the Company, and shall not dispose of any such Tax returns, books or records relating to the Company during such period.

      SECTION 4.12  Inter-Company Relationships; Certain
Obligations of Buyer. (a) On or prior to the Closing Date, the Company shall pay to:

                   (i) Transtech all accrued and unpaid fees owing under the Management Agreement for services rendered through the Closing Date;

                   (ii) Transtech all accrued and unpaid dividends on the Preferred Shares; and

                   (iii) Transtech or Seller any and all obligations that may then be due and owing by the Company under the Tax
Sharing Agreement;

                   (iv)  Transtech or Seller any and all other
obligations that may then be owing by the Company under any other agreement or instrument pursuant to which the Company, Seller or Transtech are parties.

             (b)  On the Closing Date, the Company shall:

                   (i) Redeem the Preferred Shares at a redemption price equal to $2 million; and

                   (ii) Pay to Seller the outstanding principal of and all accrued and unpaid interest on the Seller Senior
Subordinated Note.

             (c)   On the Closing Date, Buyer shall provide the
Company with sufficient funds to enable it to make the payments referred to in Sections 4.12(b) and shall also pay all Funded
Debt.

             (d)   On or prior to the Closing Date, Transtech shall:

                   (i) Pay to the Company any and all obligations that may then be due and owing by Transtech to the Company under the Tax Sharing Agreement; and

                   (ii)  Pay to the Company any and all other
obligations that may then be owing by Transtech or Seller under any other agreement or instrument pursuant to which the Company, Seller or Transtech are parties.

             (e) As of the close of business on the Closing Date, Seller and Buyer agree that (except for their continuing obligations under this Agreement, the Tax Sharing Agreement and any Transaction Document) all agreements, instruments or indebtedness between Transtech or Seller, on the one hand, and the Company, on the other hand, or whereby Seller or Transtech agreed to assume any responsibility or liability for the obligations of the Company, or whereby the Company agreed to assume any responsibility or liability of Seller or Transtech, shall be terminated and be of no further force or effect and none of such parties shall have any further liability or responsibility to the others arising therefrom.

             (f)   Notwithstanding the foregoing provisions of this
Section 4.12 or any provision of the Tax Sharing Agreement:

                   (i) Neither Transtech nor the Company shall be required to make any payment to the other under the second, third or fourth sentence of Section 3.2 of the Tax Sharing Agreement for the taxable year of Transtech beginning January 1, 1995 (the "Final Consolidated Year").

                   (ii) Transtech shall not be required to make any payment to the Company under Section 3.3(a) of the Tax Sharing
Agreement for the Final Consolidated Year.

                   (iii) No later than 60 days prior to the due date (including duly authorized extensions) for filing the consolidated federal income tax return of Transtech for the Final Consolidated Year and for filing the return for the Company for any period beginning after the Final Consolidated Year and ending on or before the Closing Date, Transtech shall submit such return to Buyer together with relevant work papers. Buyer and Buyer's attorneys and accountants shall have 20 days in which to review such return, and during such period Transtech shall cooperate in any manner reasonably requested by Buyer in providing such information as may be reasonably required for Buyer to have a complete understanding of the material items reflected in such return. Buyer shall notify Transtech, in writing, on or before such 30th day of any material item (or the omission of any material item) with which it disagrees. The parties shall endeavor in good faith to resolve their dispute. If the parties have not resolved such dispute within 5 days, it shall be resolved in accordance with the dispute resolution mechanism set forth in Section 7.9 of the Escrow Agreement and Transtech shall file such return reflecting such resolution. If Buyer fails to notify Transtech of any such item on or before such 30th day, then Transtech may file such return on such due date.

                   (iv)  With respect to all taxable years of
Transtech for which the Company was included in its consolidated federal income tax return ("Consolidated Years"), Transtech shall not file any amended federal income tax return (or any consolidated, combined or unitary return with respect to which the Company has liability analogous to that provided for in Treas. Reg. 1.1502-6) without the consent of Buyer, which consent shall not be unreasonably withheld.

                   (v) With respect to all Consolidated Years, Buyer shall be entitled to control, from the initial audit through the final resolution of any contest, any audit of any consolidated federal return (or any consolidated, combined or unitary state return) filed for any such year to the extent that the relevant issue pertains to the Company. In furtherance of the foregoing, Transtech shall permit Buyer and Buyer's representative to participate fully in all meetings, conferences and other activities pertaining to such audit and in connection with such issues shall act in accordance with Buyer's reasonable directions. In no event shall Transtech either settle or contest any such issue without Buyer's express permission and Transtech shall take all steps reasonably possible to duly authorize Buyer to deal directly with the Internal Revenue Service (or other relevant taxing authority) in respect of such issues.
Notwithstanding the foregoing, Buyer may not settle any such issue (and Transtech may not be required to acquiesce in any such settlement) if the result of such settlement would be that Transtech would be obliged to make a refund payment to the Company under the Tax Sharing Agreement, unless Transtech shall have consented to such settlement, which consent shall not be unreasonably withheld.

                   (vi)  No election will be made under
Section 172(b)(3) of the Code with respect to the taxable year of the Company which begins on January 1, 1996 and ends on or before the Closing Date. Buyer and the Company agree to (A) do whatever is necessary to close the taxable year of the Company on the Closing Date, and (B) file any return, including any refund application or any amended return necessary for any allowable carryback of any loss or credit to any consolidated return year of Transtech.

      SECTION 4.13 Employee Benefit Plans. (a) Effective as of the Closing, Buyer will assume sponsorship of: (i) the Company's employee health care benefit plan for employees and eligible retirees; (ii) the Hunt Valve Company, Inc. Hourly Employees' Pension Plan; and (iii) the Company's other Employee Benefit Plans listed on Schedule 4.13 hereto.

             (b) On and after the date of this Agreement and prior to the Closing Date, no Employee Benefit Plan for which Buyer will have any responsibility after the Closing will be amended in any manner which: (i) would directly or indirectly increase the benefit accrued or which may be accrued by any participant thereunder, except as may be required by law or (ii) materially increase the cost to Buyer of maintaining such Plan, except as may be required by law.

             (c) Effective as of the Closing Date, Buyer shall cause the Company to terminate its participation in the Transtech Industries, Inc. Retirement Savings and Profit Sharing Plan and Trust by delivering written notice of such termination of participation to the Trustees of the Transtech Industries, Inc. Retirement Savings and Profit Sharing Plan.

             (d) On or before the Closing Date, Buyer shall establish or designate one or more existing profit sharing plans in which the employees of the Company shall participate effective as of the Closing Date. The Buyer's profit sharing plan shall be a tax-qualified plan under Section 401(a) of the Code (any related trust shall be tax exempt under Section 501(a) of the
Code). Buyer shall provide Seller written evidence reasonably satisfactory to Seller of the tax-qualified status of the Buyer's profit sharing plan and any related trust. As soon as practicable after the Closing Date, Transtech will transfer the assets of the Transtech Industries, Inc. Retirement Savings Profit Sharing Plan and Trust attributable to the employees of the Company to the profit sharing plan maintained by Buyer. Subject to and from and after the completion of such asset transfer, Buyer shall assume and be solely responsible for the pension benefit obligations in respect of the employees of the Company.

             (e) Buyer and Seller agree to use their respective diligent efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously the transfer of assets contemplated by this Section 4.13.

      SECTION 4.14 Actions Relating to Approval of Contemplated Transactions. (a) The Independent Transtech Director, acting on behalf of Transtech, may withdraw, modify or change its recommendation regarding this Agreement, or recommend any other offer or proposal, only if (i) he determines, in good faith, after consulting with his financial advisor, that such withdrawal, modification, change or recommendation is likely to result in a superior financial transaction to Transtech and its stockholders and (ii) outside counsel for Transtech provides him with a written opinion to the effect that the failure to take such actions would subject Transtech's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities Laws.

             (b) As promptly as practicable, Transtech shall use reasonable efforts to have its proxy statement cleared by the SEC, and disseminate a final proxy statement (the "Proxy Statement") containing such recommendation as required by Rule 14a-3 promulgated under the 1934 Act. Transtech and Buyer agree to correct promptly any information provided by either of them for use in the Proxy Statement that shall have become false or misleading.

             (c) Transtech shall promptly take all action necessary in accordance with Delaware law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Stockholders' Meeting") to consider and vote upon the approval and adoption of this Agreement and the sale of the Purchased Shares. The Stockholders' Meeting shall be scheduled for a date no later than February 15, 1996, which date may be postponed so long as Transtech is in compliance with its obligations in Section 4.14(a). Except in accordance with the standards set forth in Section 4.14(a), Transtech shall use reasonable efforts to (i) solicit from its stockholders proxies in favor of the sale of the Purchased Shares, and (ii) secure the vote or consent of stockholders required by Delaware law to effect the sale of the Purchased Shares.

             (d) Buyer agrees to vote the Mahan Shares in favor of any matters presented at the Stockholder's Meeting, except that Buyer shall not be required to vote such shares in favor of any transaction competing with the Contemplated Transactions.

      SECTION 4.15 Certain Ancillary Agreements. (a) There is being executed and delivered concurrently herewith an Amended and Restated Recapitalization Agreement (the "Amended
Recapitalization Agreement"), in the form of Exhibit C hereto, among Terold, the Company, Transtech, Seller and Buyer.

             (b) The Bring Along Agreement dated as of October 24, 1995 (the "Bring Along Agreement"), in the form of Exhibit E hereto, among Transtech, Seller and Terold hereby is confirmed and ratified.

                                     ARTICLE V
                               CONDITIONS TO CLOSING

      SECTION 5.1 Conditions to the Obligations of Seller and Buyer. The obligations of Buyer and Seller to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Section 5.1(b), may be waived by Buyer and Seller:

             (a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated
Transactions.

             (b) No Proceeding or Litigation. No Claim instituted by any person shall have been commenced or pending against Transtech, Seller, the Company, Buyer or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

             (c) Payment in Full of the Funded Debt. The Company or Buyer shall have paid, or caused to be paid or otherwise satisfied, all Funded Debt as of the Closing Date: (i) upon terms and conditions mutually satisfactory to Seller and Buyer and (ii) in complete extinguishment such Funded Debt and all Liens relating thereto shall have been released.

             (d) Satisfaction of Inter-Company Obligations. All obligations of the parties referred to in Sections 4.12 and 4.13 shall have been paid and satisfied in full or complied with, as the case may be.

             (e) Escrow Agreement. There shall have been delivered to Seller and Buyer fully executed counterparts of the Escrow
Agreement and the Escrowed Portion shall have been deposited with the Escrow Agent.

             (f) Silva Warrants and Huberfield Rights. The Silva Warrants and the Huberfield Rights shall have been cancelled and surrendered by the holders thereof without compensation or liability to any other person.

             (g) Amended Recapitalization Agreement. The transactions contemplated by the Amended Recapitalization
Agreement shall have been consummated in accordance with its terms on or before the dates set forth therein.

             (h) Fairness Opinion. Brenner shall not have withdrawn its Fairness Opinion or modified it in any manner.

      SECTION 5.2 Conditions to the Obligations of Seller. All obligations of Transtech and Seller hereunder are subject, at the option of Seller, to the fulfillment prior to or at the Closing of each of the following further conditions:

             (a) Performance. Buyer and, where applicable, Terold shall have performed and complied with all agreements, obligations and covenants required by this Agreement and each other Transaction Document to be performed or complied with by them at or prior to the Closing Date.

             (b)   Representations and Warranties.  The
representations and warranties of Buyer contained in this Agreement and each other Transaction Document and in any certificate or other writing delivered by Buyer or Terold, as applicable, pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent such representations and warranties speak as of an earlier time.

             (c) Purchase Price. Buyer shall have delivered by wire transfer of immediately available funds the Purchase Price as provided in Section 1.3.

             (d)   Buyer Required Consents.  All Buyer Required
Consents shall have been obtained.

             (e) Opinion of Buyer's Counsel. Seller shall have received a legal opinion, dated the Closing Date, of counsel for Buyer to the effect that:

                   (i) Buyer is a corporation validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers, authorizations, consents and approvals required to carry on its business;

                   (ii) Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated
Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which Buyer is a party have been duly and validly authorized and approved by Buyer's board of directors and no other corporate proceedings on the part of Buyer (or any other person) are necessary to authorize the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation of the Contemplated Transactions to which Buyer is a party.

                   (iii) This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery thereof by the other parties hereto) constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

                   (iv) The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, the consummation of the Contemplated Transactions to which Buyer is a party and the contemplated change of control of the stock ownership of the Company will not
(A) violate any provision of the Certificate of Incorporation or By-laws of Buyer; (B) to such counsel's knowledge, require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental
Body or any other person, except for the Buyer Required Consents, all of which have been obtained and are in full force and effect, other than those which, if not obtained, would individually or in the aggregate not be reasonably expected to have a materially adverse effect on the business, assets, financial condition or the results of operations of Buyer ("Condition of Buyer"); (C) to such counsel's knowledge, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Buyer is a party or by which it or its assets may be bound or subject other than such violations, conflicts, breaches or defaults that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of Buyer; (D) to such counsel's knowledge, violate any Law binding upon Buyer or its assets or business, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of Buyer or (E) to such counsel's knowledge, violate any Order or material Permit of any Governmental Body against, or binding upon, Buyer or upon its assets or business other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of Buyer.

                   (v) The acquisition by Buyer of the Purchased Shares and the acquisition by Terold of shares of common stock of the Company are exempt from registration under the 1933 Act and under applicable state securities Laws.

             In rendering its opinion, counsel for Buyer may rely, as to factual matters, on certificates of officers and directors of Buyer.

             (f) Documentation. There shall have been delivered to Seller the following:

                   (i) A certificate, dated the Closing Date, of the Chairman of the Board, the President or any Vice President of each of Buyer and Terold confirming the matters set forth in Sections 5.2(a) and (b) hereof.

                   (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each of Buyer and Terold certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it, including resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement (in the case of Buyer), the Transaction Documents, and each other Transaction Document to be delivered by Buyer or Terold, as the case may be, pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement (in the case of Buyer), the Transaction Documents and any certificate, document or other instrument in connection herewith.

                   (iii) a good standing certificate of Buyer and Terold.

                   (iv)  Copies of all Buyer Required Consents.

      SECTION 5.3 Conditions to the Obligations of Buyer. All obligations of Buyer hereunder are subject, at its option, to the fulfillment prior to or at the Closing of each of the following further conditions:

             (a) Performance. Seller and Transtech shall have performed and complied with all agreements, obligations and covenants required by this Agreement and each other Transaction

Document to be performed or complied with by them at or prior to the Closing Date.

             (b)   Representations and Warranties.  The
representations and warranties of Seller and Transtech contained in this Agreement and each other Transaction Document and in any certificate or other writing delivered by them pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time, except: (i) to the extent such representations or warranties speak as of an earlier time and (ii) for the failure to obtain any Seller Required Consents if such failure will not have a materially adverse effect on the business, assets, financial condition or the results of operations of the Company (collectively, the "Condition of the Business").

             (c) No Material Adverse Change. During the period from August 31, 1995 to the Closing Date there shall not have been any material adverse change in the Condition of the Business. During the period from June 30, 1995 to the Closing Date, there shall not have been any material adverse change in the financial condition of Transtech.

             (d)   Seller Required Consents.  All material Seller
Required Consents shall have been obtained.

             (e) Legal Opinion of Seller's New York Counsel. Buyer shall have received an opinion, dated the Closing Date, from Seller's New York counsel to the effect that:

                   (i) Each of Transtech and Seller is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers, authorizations, consents and approval required to carry on its respective businesses.

                   (ii) Each of Seller and Transtech has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions or any other Transaction Document to which Seller or Transtech is a party. The execution and delivery of this Agreement, and the consummation of the Contemplated Transactions to which Seller or Transtech is a party have been duly and validly authorized by Seller and Transtech and no other proceedings on the part of Seller or Transtech (or any other person) are necessary to authorize the execution and delivery by Seller or Transtech of this Agreement or any other Transaction Document to which Seller or Transtech is a party or the consummation of the Contemplated Transactions to which Seller or Transtech is a party.
                   (iii) This Agreement and the other Transaction Documents to which Seller or Transtech is a party have been duly and validly executed and delivered by Seller or Transtech, as the case may be, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding obligations of Seller and Transtech enforceable against them in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

                   (iv) The execution, delivery and performance by Seller and Transtech of this Agreement and each other Transaction Document to which either of them is a party, the consummation of the Contemplated Transactions to which either of them is a party and the contemplated change of control of the stock ownership of the Company, will not (A) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Seller, Transtech or the Company; (B) to such counsel's knowledge, require Seller or Transtech to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for the Seller Required Consents, all of which have been obtained and are in full force and effect, other than those which, if not obtained, would not be reasonably expected to have a materially adverse effect on the Condition of the Business; (C) to such counsel's knowledge, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Seller or Transtech is a party or by which any of them or any of their assets may be bound or subject, or result in the creation of any Lien upon the Purchased Shares or upon any of the assets of the Company pursuant to the terms of any such Contract, other than such violations, conflicts, breaches or defaults that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; or (D) violate any Federal or New York Law binding upon the Company or its assets, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business.

                   (v) Based solely upon an examination of the stock books of the Company, Seller owns and holds record title to the Purchased Shares.

      In rendering its opinion, counsel for Seller may rely, as to factual matters, on the representations of Seller contained in this Agreement and on certificates of officers and directors of Seller and its subsidiaries. In addition, such counsel may expressly exclude from the scope of its opinion any opinion relating to the security clearances that may be required to be obtained by the Company or its parent corporations from the Defense Investigative Agency of the United States Government.

             (f) Opinion of Seller's Ohio Counsel. Buyer shall have received an opinion, dated the Closing Date, of Ohio counsel to Seller to the effect that:

                   (i) The Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers, authorizations, consents and approval required to carry on its business.

                   (ii) The Merger became effective in the states of Delaware and Ohio on December 26, 1995.

                   (iii) The execution, delivery and performance by Seller, Transtech or the Company of this Agreement and each other Transaction Document to which either of them is a party, the consummation of the Contemplated Transactions to which either of them is a party and the contemplated change of control of the stock ownership of the Company, will not (A) to such counsel's knowledge, require the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for the Seller Required Consents, all of which have been obtained and are in full force and effect, other than those which, if not obtained, would not be reasonably expected to have a materially adverse effect on the Condition of the Business; (B) to such counsel's knowledge, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material
Contract to which the Company is a party or by which it or its their assets may be bound or subject, or result in the creation of any Lien upon any of the assets of the Company pursuant to the terms of any such Contract, other than such violations, conflicts, breaches or defaults that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; (C) violate any Ohio Law binding upon the Company or upon its respective businesses or assets, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; or (D) to such counsel's knowledge, violate any Order or material Permit of any Governmental Body against, or binding upon, the Company or upon its assets or the Business, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business.

                   (iv) The authorized capital stock of the Company consists of (A) 12,000 shares of common stock, par value $.01 per share, of which, to such counsel's knowledge, after due inquiry, 1,115.79 shares are issued and outstanding and (B) 2,000 shares of Preferred Stock of which 200 shares have been designated as Series A, 7% cumulative Preferred Stock, par value $.01 per share, which shares, to such counsel's knowledge, are intended to be redeemed on the Closing Date. To such counsel's knowledge, all of the Company's shares of common stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other rights of shareholders.
To such counsel's knowledge, there are no outstanding securities of the Company convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company. To such counsel's knowledge, there are no voting or other agreements or understandings with respect to the voting of the Company capital stock. To such counsel's knowledge, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

      In rendering its opinion, such counsel may rely, as to factual matters, on the representations of Seller contained in this Agreement and on certificates of officers and directors of Seller and its subsidiaries. In addition such counsel may expressly exclude from the scope of its opinion any opinion relating to the security clearances that may be required to be obtained by the Company or its parent corporations from the Defense Investigative Agency of the United States Government.

             (g) Documentation. There shall have been delivered to Buyer the following:

                   (i) Stock certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

                   (ii) A certificate, dated the Closing Date, of the Chairman of the Board, the President or any Vice President of each of Seller and Transtech confirming the matters set forth in Sections 5.3(a) and (b).

                   (iii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the Certificate of Incorporation of the Company, and all amendments, if any, thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Seller pursuant hereto; and (D) are the names of the directors and officers of the Company in office on the day before the Closing Date; and (E) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                   (iv) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Transtech certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the Certificate of Incorporation of Transtech, and all amendments, if any, thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it or its shareholders, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Transtech or Seller pursuant hereto; and (D) are the names and signatures of its duly elected appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                   (v)   A good standing certificate of each of
Transtech, Seller and the Company.

                   (vi) The resignations, dated on or before the Closing Date, of each director and officer of the Company.

                   (vii) Copies of all Seller Required Consents obtained by Seller.

                   (viii) Possession and control of the Assets of the Company (including all corporate books, bank accounts, records and documents).

                                    ARTICLE VI
                                  INDEMNIFICATION

      SECTION 6.1 Survival of Representations, Warranties and Covenants. (a) The representations, warranties, covenants or agreements of Transtech and Seller shall survive the Closing hereunder for a period of six months from the Closing Date except:

                   (i)   for the representations and warranties
concerning the Company contained in Sections 2.4(ii), (iii) and
(iv) and 2.8(a)(i)(B) which shall not survive the Closing hereunder;

                   (ii)  for the representations and warranties
contained in Sections 2.1, 2.2 and 2.3 which shall survive for a period of six years from the Closing Date; and

                   (iii) for the covenants and agreements contained in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13 and 4.14 which covenants and agreements shall survive until such covenants and agreements have been complied with in accordance with their respective terms. Notwithstanding the foregoing, the liability of Transtech and Seller shall not terminate as to any specific Claim or Claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, to the extent Seller shall have been given specific notice, describing any such Claim with particularity, on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a).

             (b) All representations, warranties, covenants and agreements of Buyer shall survive for the greater of 24 months after the Closing Date or such longer period as may specifically apply to any such representation, warranty, covenant or agreement. Notwithstanding the foregoing, the liability of Buyer shall not terminate as to any specific Claim or Claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, to the extent that Buyer has been given specific notice, describing any such Claim with particularity, on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(b).

      SECTION 6.2 Obligation of Seller to Indemnify. (a) Seller agrees to indemnify, defend and hold harmless Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) (collectively, the "Losses") suffered or incurred by Buyer or any of the foregoing persons arising out of or in connection with:

                   (i)   any breach of the representations,
warranties, covenants or agreements of Seller or Transtech contained in this Agreement, any Transaction Document or the Tax
Sharing Agreement; and

                   (ii) any Claim asserted against the Company after the Closing Date in respect of an obligation or liability of Transtech other than in respect of Taxes or the Transtech Assumed
Liabilities.

             (b) In addition, except as otherwise provided in the Tax Sharing Agreement, Seller agrees to indemnify the Company with respect to any Taxes that the Company, after the Closing
Date, pays resulting from any liability for Taxes of the Transtech consolidated group (determined as if the Transtech consolidated Federal income tax return consisted solely of Transtech and its consolidated subsidiaries other than the Company) under Section 1.1502-6 of the Treasury Regulations.

      SECTION 6.3 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Transtech and Seller (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against any Losses suffered or incurred by Seller or any of the foregoing persons arising out of or in connection with:

             (a) Any breach of the representations, warranties, covenants or agreements of (i) Buyer contained in this Agreement or in any Transaction Document and (ii) the Company contained in the Tax Sharing Agreement.

             (b) The conduct of the Business or the operation of the Company or Buyer after the Closing Date.

             (c) Any Liability under the Code or ERISA with respect to any Employee Benefit Plan maintained on or after the Closing
Date by Buyer or an ERISA Affiliate; or any Liabilities resulting from the termination at any time on or after the Closing Date of any Employee Benefit Plan or the termination of employment of any employees which termination occurs at any time on or after the Closing Date.

      SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, Claim, circumstance or Tax audit which would or might give rise to a Claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 6.2 or 6.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

             (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or
(ii) the Indemnitee shall have reasonably concluded that (x) there is a substantial conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more significant defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party provided, that, with respect to any litigated issue the Indemnifying Party shall not be required to pay the legal fees and costs of more than one law firm. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any Claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

      SECTION 6.5 Limits on Indemnification. Notwithstanding anything contained in this Article VI or elsewhere in this Agreement to the contrary:

             (a) Seller shall not have any obligation to indemnify Buyer pursuant to Section 6.2 hereof with respect to any Claim unless and until Buyer shall have incurred Losses in an aggregate amount in excess of $50,000 (the "Stipulated Amount") in which event Buyer shall be entitled to be indemnified for all of its Losses commencing at $1; provided that the foregoing limitation shall not apply to the obligations of Seller or Transtech under
Section 4.9 and the Tax Sharing Agreement; provided, further, that the liability of Seller hereunder shall in no event exceed
$4 million.

             (b) Buyer shall have no obligation to indemnify Seller or Transtech pursuant to Section 6.3 hereof with respect to any Claim unless and until any such person shall have incurred Losses in an aggregate amount in excess of the Stipulated Amount in which event they shall be entitled to be indemnified for all of their Losses commencing at $1; provided that the foregoing limitation shall not apply to the obligations of: (i) Buyer under Sections 1.3 and 4.9; and (ii) the Company under the Tax Sharing Agreement.

             (c) Prior to asserting any claim against Transtech or Seller for any Loss contemplated by the provisions of Section
6.2(b), Buyer agrees first to exhaust all its remedies with respect to such Loss against the Escrowed Portion in accordance with the provisions of the Escrow Agreement.

      SECTION 6.6 Adjustment. It is the intent of the parties that any amounts paid under Sections 6.2 or 6.3 shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent. Nevertheless, if any payment pursuant to Section 6.2 or 6.3 hereof would be treated by any Tax Authority as other than a Purchase Price adjustment and would, on that basis, be includable in the gross income of the Indemnitee that is reported to such Tax Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-tax basis.

                                    ARTICLE IV
                                    TERMINATION

      SECTION 7.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

             (a)   By mutual written consent of Seller and Buyer;

             (b) By Seller if (i) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Seller
(ii) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Seller; or (iii) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller;

             (c) By Buyer if (i) there has been a material misrepresentation or breach of warranty on the part of Seller in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Buyer;
(ii) Seller has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Buyer; or (iii) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer;

             (d) By Seller or by Buyer if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining Buyer or Seller from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable;

             (e) By Buyer if the Closing shall not have occurred on or before March 31, 1996 or if an Acquisition Proposal shall have been accepted from a party other than Buyer or any of its Affiliates; and

             (f) By Seller if (i) the Closing shall not have occurred on or before the later of (A) March 31, 1996 or (B) the date that is 45 days after the mailing of the Proxy Statement to

Transtech's stockholders, or (ii) an Acquisition Proposal shall have been accepted from a party other than Buyer or any of its Affiliates.

      SECTION 7.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to
Section 7.1, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of the material covenants and agreements imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by the other party of its obligations hereunder and (iii) that the covenants and agreements contained in Sections 4.5, 4.7, 4.8 and 4.9 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

                                     ARTICLE V
                                   MISCELLANEOUS

      SECTION 8.1  Notices.  (a)  Any notice or other
communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

      (i)    If to Buyer, one copy to:

                                   ValveCo Inc.
                          c/o Three Cities Research, Inc.
                                    24th Floor
                               135 East 57th Street
                             New York, New York 10022
                            Telecopier:  (212) 980-1142
                           Attention:  H. Whitney Wagner

                           with a simultaneous copy to:

                     Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                             New York, New York  10019
                             Telecopier:  212-373-2159
                         Attention: Robert M. Hirsh, Esq.

      (ii)  If to Seller or Transtech, one copy to:

                               THV Acquisition Corp.
                               200 Centennial Avenue
                                    Suite 202
                           Piscataway, New Jersey 08854
                             Telecopier:  908-981-1856
                       Attention:  Arthur C. Holdsworth, III


                           with a simultaneous copy to:

                              Baer Marks & Upham LLP
                                 805 Third Avenue
                             New York, New York  10022
                             Telecopier:  212-702-5941
                         Attention:  Joel M. Handel, Esq.

      (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

      SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

      SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by Seller and Buyer. The provisions hereof may be waived in writing by Seller and Buyer. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

      SECTION 8.5 Consent to Jurisdiction and Service of Process. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding.


      SECTION 8.6 Designated Buyer. It is understood and agreed between the parties that Buyer may cause one or more Affiliates, direct or indirect Subsidiaries or other entities designated by it (the "Designated Buyer") to carry out all or part of the Contemplated Transactions to be carried out by Buyer; provided, however, that, in addition to such Designated Buyer, Buyer nevertheless shall remain liable (as principal and not as guarantor) for all of its obligations and those of any Designated Buyer hereunder.

      SECTION 8.7 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of (i) Buyer (in the case of assignment by Seller) or, except as otherwise provided in Section 8.6, (ii) Seller (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

      SECTION 8.8 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. The disclosure contained in any one Schedule to this Agreement, if by its description in such Schedule is clearly applicable to other Sections of this Agreement, will also be deemed to have been made with respect to such other Sections even if such disclosure is not repeated in any other Schedules.

      SECTION 8.9  Severability.  If any provision of this
Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

      SECTION 8.10 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                                    ARTICLE VI
                                    DEFINITIONS

      SECTION 9.1 Definitions. (a) The following terms, as used herein, have the following meanings:

      "Acquisition Proposal" shall mean any proposal for the acquisition of, or merger or other business combination involving the Company or the sale of the Purchased Shares or the sale of any controlling equity interest in, or the Business or substantially all the Assets of, the Company, other than the transactions contemplated by this Agreement.

      "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

      "Agreement" or "this Agreement" shall mean, and the words
"herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

      "Assets" shall mean properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

      The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

      "Business" shall mean the ownership and operation of the Assets comprising the business operations of the Company.

      "Business Day" shall mean each Monday, Tuesday, Wednesday,
Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, the City of New York, are authorized or obligated by law or executive order to close.

      "Certificate of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

      "Claims" shall mean any actions, suits, claims, counterclaims or legal, administrative or arbitral proceedings or investigations of any kind.

      "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

      "Employee Benefit Plan" shall mean any qualified or nonqualified deferred compensation plan or arrangement that the Company maintains or to which the Company contributes or which the Company has ever maintained or contributed for the benefit of any director, officer or employee of the Company, including but not limited to employee benefit plans (as defined in Section 3(3) of ERISA).

      "ERISA" shall mean the Employee Retirement Income Security
Act of 1976, as amended.

      "ERISA Affiliate" shall mean any company or entity which together with the Buyer constitutes a member of the Buyer's controlled group within the meaning of Section 414 of the Code or 4001 of ERISA.

      "Escrow Agent" shall mean Brown Brothers Harriman & Co. or such other financial institution as may be mutually acceptable to Seller and Buyer and any successor thereof.

      "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

      "Governmental Body" shall mean any government or political subdivision thereof whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or any court or arbitrator.

      "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and all rules and regulations promulgated thereunder.

      "IRS" shall mean the Internal Revenue Service.

      The term "knowledge" with respect to (a) any individual shall mean actual knowledge and (b) any corporation shall mean the actual knowledge of the directors or the executive officers of such corporation; and "knows" has a correlative meaning.

      "Laws" shall mean any law, statute, code, ordinance, rule, regulation or other requirement.

      "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

      "Lien" shall mean, with respect to any asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such asset.

      "Management Agreement" shall mean the Management Agreement dated as of September 27, 1991 between Transtech and the Company as amended.

      "Material Contract" shall mean any Contract that: (i) may be terminated only on more than 30 days notice and which termination is reasonably likely to expose the Company to a potential liability in excess of $50,000; and (ii) involves payments in the aggregate during any one calendar year of more than $50,000.

      "Order" shall mean any order, judgment, injunction, award, citation, decree, consent or writ.

      "1933 Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

      "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

      "Permit" shall mean any license, permit, certificate, certificate of occupancy, order, authorization or approval.

      The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

      "Subsidiary" of a person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by such person.

      "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to the Company, the Business or the Assets (or the transfer thereof or of the Purchased Shares); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of the Company for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

      "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax
Authority.

      "Tax Sharing Agreement" shall mean the Income Tax Sharing
Agreement dated as of September 27, 1991 among Transtech, Seller,
HVHC and Old Hunt.

      "Transaction Documents" shall mean, collectively, this Agreement, the Escrow Agreement, the Note and Warrant Purchase Agreement, the Amended Recapitalization Agreement, the Bring Along Agreement and each of the other agreements and instruments executed and delivered by all or some of the parties hereto in connection with the consummation of the Contemplated Transactions.

      The term "voting power" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

      (b) The following terms are defined in the following sections of this Agreement:

Term                                               Section

Actual Revolver Amount                             1.2(b)
Amended Recapitalization Agreement                 4.15(a)
Asserted Liability                                 6.4(a)
Brenner                                            2.9
Bring Along Agreement                              4.15(b)
Buyer                                              Recital
Buyer Required Consents                            3.2
Claims Notice                                      6.4(a)
Closing                                            1.4
Closing Date                                       1.4
Company                                            Recital
Condition of the Business                          5.3(b)
Consolidated Years                                 4.12(f)(iv)
Contemplated Transactions                          2.3
Designated Buyer                                   8.6
Determination Date                                 1.2(a)(x)
Escrow Agreement                                   1.3
Escrowed Portion                                   1.3
Fairness Opinion                                   2.10(b)
Final Consolidated Year                            4.12(f)(i)
Financial Statements                               2.8
Funded Debt                                        1.2
Huberfield Rights                                  2.7
Indemnifying Party                                 6.4(a)
Indemnitee                                         6.4(a)
Independent Transtech Director                     2.10(a)
Lender Warrant Shares                              Recital
Losses                                             6.2
Mahan Shares                                       2.10(c)
Merger                                             Recital
Note and Warrant Purchase Agreement                Recital
Old HVHC                                           Recital
Original Purchase Agreement                        Recital
Original Recapitalization Agreement                Recital
Preferred Shares                                   1.2(a)
Proxy Statement                                    4.14(b)
Purchase Price                                     1.2
Purchased Shares                                   Recital
Representatives                                    4.2
Restricted Period                                  4.10(a)
Restrictive Covenants                              4.10(c)
Revolver                                           1.2(a)(x)
Revolver Payment Amount                            1.2(b)
SEC                                                3.7
Sales Notice                                       4.5(b)
Seller                                             Recital
Seller Required Consents                           2.4
Seller Senior Subordinated Note                    1.2(a)(iv)
Senior Notes                                       Recital
Silva Warrant                                      2.7
Stipulated Amount                                  6.5(a)
Stockholders' Meeting                              4.14(c)

Terold                                             4.15(a)
Transtech                                          Recital
Transtech Assumed Liabilities                      2.8(e)

      SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in
Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Stock Purchase Agreement as of the date set forth above.

                                            VALVECO INC.
                                            Buyer



                                            By:/s/ H. Whitney Wagner
                                            Name: H. Whitney Wagner
                                            Title:Chief Executive Officer


                                            THV ACQUISITION CORP.
                                            Seller



                                            By:/s/ Robert V. Silva
                                            Robert V. Silva, President

      The undersigned is signing this Agreement solely to agree to the provisions of Article II and Sections 4.4, 4.5, 4.7, 4.8,
4.9, 4.10, 4.11, 4.12, 4.13 and 4.14 hereof.  In addition, by such signature, the undersigned hereby unconditionally and irrevocably guarantees to Buyer the full and prompt performance of all the obligations imposed on Seller under the within Agreement and under any other Transaction Document.

                                            TRANSTECH INDUSTRIES INC.

                                            By: /s/ Robert V. Silva
                                            Robert V. Silva, President


      The undersigned is signing this Agreement solely to agree to the provisions of Section 4.15.


                                            TEROLD N.V.


                                            By:  /s/ H. Whitney Wagner
                                            Name: H. Whitney Wagner
                                            Title: Attorney-in-Fact


_______________________________________________________________

  EXHIBIT A



                      FORM OF
                ESCROW AGREEMENT

       ESCROW AGREEMENT (this "Agreement"), dated December
__, 1995, by and among THV Acquisition Corp. ("Seller"), a
Delaware corporation and a wholly-owned subsidiary of Transtech Industries, Inc. ("Transtech"), ValveCo Inc., a
Delaware corporation ("Buyer"), and Brown Brothers Harriman
& Co., as Escrow Agent (the "Escrow Agent").

       Buyer and Seller have entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of October __, 1995, pursuant to which Buyer is purchasing from Seller all of the issued and outstanding shares of capital stock of HVHC, Inc. ("HVHC"), the parent corporation of Hunt Valve Company, Inc., an Ohio corporation (the "Company").

       Pursuant to the Purchase Agreement, the Seller has agreed to indemnify the Buyer with respect to certain claims and liabilities, including, without limitation, any Taxes that HVHC or the Company may pay, after the Closing Date, resulting from any liability for Taxes of the Transtech Group under Section 1.1502-6 of the Treasury Regulations (as such terms are defined in the Purchase Agreement).

       The Purchase Agreement provides that, at the Closing, $750,000 representing a portion of the Purchase Price shall be paid to and held by the Escrow Agent subject to the terms and conditions of this Agreement.

       NOW, THEREFORE, the parties agree as follows:

       1. Definitions. Unless otherwise defined herein, all capitalized terms shall be used with the meaning or meanings ascribed to them in the Purchase Agreement.

       2. Establishment of Escrow Fund. The Buyer hereby deposits with the Escrow Agent $750,000 (the "Funds"), representing a portion of the Purchase Price; the Funds, together with any interest accrued thereon, shall be hereinafter referred to as the "Escrow Fund." The Escrow Fund shall be held as security for all of the Seller's obligations to indemnify the Buyer under Section 6.2 of the Purchase Agreement, including, without limitation, the Seller's indemnification obligations under Section 6.2(b) of the Purchase Agreement with respect to any Taxes that HVHC or the Company may pay after the Closing Date that result from any liability for Taxes of the Transtech Group under
Section 1.1502-6 of the Treasury Regulations. The Escrow Agent will hold, invest and dispose of the Escrow Fund in accordance with the terms and conditions hereof.

       3.   Procedure as to Distributions.

              (i) The Buyer may notify the Escrow Agent in writing, with a copy to the Seller, at any time and from time to time before the termination of this Escrow Agreement in accordance with Section 4, of any and all claims ("Buyer Claims") which, in the opinion of the Buyer, entitle the Buyer under the Purchase Agreement to the payment of any portion of the Escrow Fund. The Buyer shall notify the Escrow Agent of a Buyer Claim if the provisions of Section 6.5(c) of the Purchase Agreement apply. When the Escrow Agent receives notice of a Buyer Claim, it shall promptly notify the Seller.

             (ii) If the Escrow Agent is given any notice of a Buyer Claim, it shall, to the extent there are sufficient funds in the Escrow Fund, disburse the amount requested (not in the aggregate in excess of the Escrow
Fund) to the Buyer on the date which is twenty days after Seller receives notice of a Buyer Claim from the Escrow Agent, unless prior to the date for disbursement the Escrow Agent has received written notice from the Seller, with a copy to the Buyer, that the Buyer is not entitled to the disbursement and that the Escrow Agent is not to make the disbursement, in which event the Escrow Agent shall be entitled with respect to that portion of the Escrow Fund represented by the Buyer Claim to take any action authorized by Sections 6.4 and 6.6.

            (iii) The Seller may notify the Escrow Agent in writing, with a copy to the Buyer, of any offer (a "Settlement Offer") by the Internal Revenue Service for the satisfaction, by Transtech or the Seller, for all Consolidated Years (defined in Section 4) of all outstanding assessments and other claims for federal income taxes ("Claims") for which the Company would be severally liable. The Seller shall certify to the Escrow Agent and the Buyer in such notice the amount being sought by the Internal Revenue Service for the full satisfaction of all Claims for all Consolidated Years. When the Escrow Agent receives notice of a Settlement Offer, it shall promptly notify the Buyer.

            (iv) If the Escrow Agent is given any notice of a Settlement Offer, it shall, to the extent there are sufficient funds in the Escrow Fund to satisfy in full all Claims for all Consolidated Years, disburse the amount required (not in the aggregate in excess of the amount remaining in the Escrow Fund) to the Internal Revenue Service on the date which is twenty days after the Buyer receives notice of the Settlement Offer from the Escrow Agent, unless prior to the date for disbursement the Escrow Agent has received written notice from the Buyer, with a copy to the Seller, that the Seller is not entitled to have such funds disbursed and that the Escrow Agent is not to make the disbursement, in which case the Escrow Agent shall be entitled with respect to that portion of the Escrow Fund represented by the Settlement Offer to take any action authorized by Sections 6.4 and 6.6.

            (v) The Escrow Agent shall, to the extent there are sufficient funds in the Escrow Fund, disburse the amount in the Escrow Fund (or portions thereof) from time to time within ten days of receiving a joint written notice from the Seller and the Buyer requesting such disbursement.

       4. Termination of this Escrow Agreement. This Agreement shall terminate upon the earlier to occur of (i) the later to occur of (x) the expiration of the statute of limitations for the assessment of federal income taxes of the affiliated group of corporations for which Transtech filed a consolidated federal income tax return (the "Transtech Group") for all taxable years of the Transtech Group with respect to which HVHC or the Company or both of them were members of the Transtech Group (the "Consolidated Years") and (y) the satisfaction by Transtech or the Seller of all outstanding assessments or other claims for income taxes of the Transtech Group by the Internal Revenue Service for all Consolidated Years and (ii) the distribution and transfer of the Escrow Fund as provided above, unless sooner terminated by a written agreement of all the parties; provided, however, that the events set forth in clauses (i) and (ii) of this Section 4 shall not result in the termination of this Agreement with respect to any Buyer Claims that had previously been asserted by the Buyer with respect to any provision under the Purchase Agreement other than Section 6.2(b) thereof.

       5. Investment of the Escrow Fund. All cash held in the Escrow Fund shall be invested by the Escrow Agent in United States government issued securities and in such other investments as Seller may instruct the Escrow Agent in writing.

       6.   Escrow Agent.

            6.1 Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement.

            6.2 Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature reasonably believed by it to be genuine and signed by Buyer or Seller, as the case may be. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

            6.3 Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct.

            6.4 Resignation and Removal. The Escrow Agent or any successor as escrow agent hereafter appointed may at any time resign and be discharged of the duties imposed hereunder by giving notice to Buyer and Seller, such resignation to take effect upon the earlier of (i) the appointment of a successor escrow agent by Buyer and Seller or (ii) 90 days after the giving of such notice (provided that prior to the expiration of such 90 day period the Escrow Agent (or any successor) shall have deposited the Escrow Fund with a court of competent jurisdiction to determine the relative rights of Buyer and Seller to the Escrow Fund). Buyer and Seller, acting jointly, may at any time substitute a new Escrow Agent by giving ten days' notice thereof to the current Escrow Agent then acting and paying all fees and expenses of the current Escrow Agent.

            6.5 Compensation. The Escrow Agent shall be entitled to receive reasonable compensation, as agreed upon between the Escrow Agent, Buyer and Seller, for the Escrow
Agent's services hereunder, and to be reimbursed for its reasonable out-of-pocket expenses, including reasonable counsel fees, disbursements and other charges, incurred in the performance of its duties and the enforcement of its rights hereunder. Such compensation and expenses shall not be paid out of the Escrow Fund but shall be borne by the Buyer and Seller equally and shall be paid by them promptly following receipt of the Escrow Agent's invoices therefor.

            6.6 Limited Actions. The Escrow Agent shall not take any action by reason of any instructions given by the Buyer or Seller (together, the "Parties") or by any other person, firm or corporation, except only (i) such instructions as are herein specifically provided for, (ii) such instructions as are signed by both Parties, and (iii) such instructions as are pursuant to orders or process of any court entered or issued with competent jurisdiction. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, (a) it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by the Parties or by an order of a court of competent jurisdiction, and (b) it shall have the right (but not the obligation) to file a suit in interpleader (with its expenses covered pursuant to Section 6.5) and obtain an order from a court of appropriate jurisdiction requiring all persons involved to interplead and litigate in such court their several claims and rights among themselves and upon the conclusion thereof to instruct the Escrow Agent as to how to proceed.

            6.7  Indemnification.  The Parties hereby
jointly and severally agree to hold harmless and indemnify the Escrow Agent against any loss or claim, including reasonable counsel fees, disbursements and other charges, arising out of or in connection with the performance of the Escrow Agent's obligations hereunder, including the costs and expenses incurred in connection with the collection of its fees and expenses and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss or claim resulting from its bad faith, gross negligence or willful misconduct. Any claim by the Escrow Agent for indemnification or reimbursement hereunder shall be evidenced by a notice to the Parties describing the nature of the claim sought. The foregoing indemnities in this paragraph shall survive the resignation of the Escrow Agent or the termination of this Agreement.

       7.   Miscellaneous.

            7.1  Notices.  All notices, notifications,
demands or other communications required or permitted by this Agreement shall be in writing and shall be deemed given when delivered personally, by facsimile transmission or overnight express delivery, or three business days after being sent by registered or certified mail, postage prepaid (but notice shall be given in the same manner to every party entitled to such notice hereunder):

       (a)  If to Buyer, addressed to:

            ValveCo Inc.
            c/o Three Cities Research, Inc.
            24th Floor
            135 East 57th Street
            New York, New York  10022
            Facsimile:  (212) 980-1142
            Attention:  H. Whitney Wagner

            with a copy to:

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York 10019-6064
            Facsimile:  (212) 757-3990
            Attention:  Robert M. Hirsh, Esq.


       (b)  If to Seller, addressed to:

            THV Acquisition Corp.
            200 Centennial Avenue - Suite 202
            Piscataway, New Jersey  08854
            Facsimile:  (908) 981-1856
            Attention:  Arthur C. Holdsmith, III


            with a copy to:

            Baer Marks & Upham
            805 Third Avenue
            New York, New York 10022
            Facsimile:  (212) 702-5941
            Attention:  Joel M. Handel, Esq.

       (c)  If to the Escrow Agent, addressed to:

            Brown Brothers Harriman & Co.
            [Address]


or to any other address or addresses which shall hereafter have been designated from time to time by the respective parties by notice to the others for such purpose. A copy of any notice, notification, demand or other communication given by any party to any other party hereto, with reference to this Agreement, shall be given at the same time to the other parties to this Agreement.

            7.2  Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns.

            7.3  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            7.4  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

            7.5  Headings.  The section headings in this
Agreement are for convenience only and do not constitute part of this Agreement.

            7.6 Amendment. This Agreement can be amended only by a writing signed by Buyer, Seller, and the Escrow
Agent.

            7.7  Assignability.  This Agreement is not
assignable except by operation of law, provided, that Seller may freely assign its rights (but not its obligations) hereunder.

            7.8 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by (i) the party granting such waiver and
(ii) the Escrow Agent, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            7.9  Dispute Resolution.  Either Buyer or
Seller may elect to resolve any disputes relating to the distribution of funds held in the Escrow Fund through the appointment of KPMG Peat Marwick LLP or another so-called "Big Six" accounting firm acceptable to both Buyer and Seller (the "Independent Accountant") for such purpose.
Such election shall be binding on the other parties hereto. Upon retaining such Independent Accountant, Seller and Buyer
(i) shall each submit to the Independent Accountant in writing, no later than ten days after the Independent Accountant is retained, their respective positions with respect to the disputed matter or matters, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) shall direct the Independent Accountant to render its decision as to the dispute within 30 days after receiving the positions of both Seller and Buyer and all supplementary supporting documentation requested by the Independent Accountant. The decision of the Independent Accountant shall be final and binding on, and nonappealable by, Seller and Buyer. The fees of the Independent Accountant shall be borne equally by Buyer and Seller.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                           VALVECO INC.


                           By___________________________
                             Name:
                             Title:


                           THV ACQUISITION CORP.


                           By___________________________
                             Name:
                             Title:





BROWN BROTHERS HARRIMAN & CO.,
  As Escrow Agent



By________________________
  Name:
  Title:

____________________________________________________________________

Exhibit B

                       BRENNER SECURITIES
                           CORPORATION
               Two World Trade Center, 38th Floor
                       New York, NY 10048
                       (212) 839-7300 Tel
                       (212) 839-7339 Fax



                                   October 24, 1995



The Independent Member of the Board of Directors
Transtech Industries, Inc.
200 Centennial Avenue, Suite 202
Piscataway, NJ 08854


Sir:

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration (as hereafter defined) to be received by Transtech Industries, Inc., (the "Company") from the proposed sale of the stock of HVHC, Inc., the parent company of Hunt Valve Company, Inc. ("Hunt Valve") to a newly-formed corporation organized by Three Cities Research, Inc. in conjunction with certain management of the Company and Hunt Valve ("Purchaser") (the "Transaction"). Pursuant to the Stock Purchase Agreement dated October 24, 1995, Purchaser will pay the Company $18 million in cash for the stock of HVHC, Inc., less the amount of Hunt Valve's funded debt at closing (the "Consideration").

In arriving at our opinion, and as the basis therefor, we (i) reviewed the Stock Purchase Agreement dated October 24, 1995; (ii) met with or had telephonic conversations with certain senior officers, directors and other representatives and advisors of the Company and Hunt Valve to discuss the business, operations, prospects, financial condition, assets and potential contingent tax and other liabilities of Hunt Valve; (iii) examined certain business, historical and forecast financial information and other data relating to Hunt Valve reflected in the Carleton, McCreary, Holmes & Co. "Hunt Valve Financing Memorandum" dated September, 1995; (iv) reviewed the audited financial statements of Hunt Valve for the fiscal years ended December 31, 1993 and 1994; (v) reviewed unaudited interim financial statements of Hunt Valve as of, and for, the 7 months ended, July 31, 1995; (vi) to the extent publicly available, analyzed valuation multiples derived from certain acquisition data for private and public companies which we deemed reasonably similar to Hunt Valve; (vii) analyzed valuation multiples derived from historical market prices, trading activity and results of operations of certain publicly traded companies which we deemed reasonably similar to Hunt Valve; (viii) performed a discounted cash flow analysis; and (ix) conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary for purposes of the opinion expressed herein.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us by the Company or Hunt Valve or their respective agents. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared or provided on bases reflecting the best currently available estimates and judgments of the managements of the Company and Hunt Valve as to, among other things, the expected future financial condition and performance of Hunt Valve. We have not independently verified such information or assumptions, including
financial forecasts.   We have not made or been provided with an
independent evaluation or appraisal of the assets, liabilities (contingent or otherwise), or the stock of HVHC, Inc. or Hunt Valve.

Our opinion herein is necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion. We have not been requested to solicit or entertain any other offers for the purchase of the stock or assets of Hunt Valve or any other transaction involving Hunt Valve. We have not been asked to consider, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative strategic, financial or business strategies that might exist for the Company or the decision of the Board of Directors of the Company to proceed with the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transaction.

We have previously performed an analysis of the fair market value of Hunt Valve for the Company for which we received customary compensation. In addition, in the ordinary course of Brenner's business, we may actively trade the equity securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion may not be reproduced, summarized, described, referred to or given to any other person, nor shall any public reference to our firm or any of its affiliated entities or persons be made, without our prior written consent, except for: (i) inclusion of our opinion in full in the proxy statement to be sent to the Company's shareholders in connection with obtaining shareholder approval of the Transaction, or (ii) any references to our firm or any of its affiliated entities or persons may be made only subsequent to our review and with our prior written approval.

Based upon and subject to the foregoing, we are the opinion, as investment bankers, that, as of the date hereof, the Consideration to be paid to the Company by Purchaser in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,


BRENNER SECURITIES CORPORATION


______________________________________________________________
Exhibit C


                        IRREVOCABLE PROXY

     The undersigned shareholder of Transtech Industries, Inc., a Delaware corporation ("Transtech"), hereby grants to ValveCo Inc., a Delaware corporation ("ValveCo"), an irrevocable proxy to
vote       shares of common stock, par value $.50 per share, of
Transtech held by the undersigned at a Special Meeting of Stockholders of Transtech in favor of the transaction involving the sale by THV Acquisition Corp., a wholly owned subsidiary of Transtech, of all of the issued and outstanding shares of common stock of HVHC, Inc. and Hunt Valve Company, Inc. to ValveCo, substantially as such transaction is described in the October , 1995 draft of the Proxy Statement (the "Proxy Statement") relating to such transaction. This proxy is irrevocable but shall expire on March 31, 1996. The undersigned acknowledges that he has been provided with and has reviewed a copy of the Proxy Statement.

                                   _________________________



Dated:              , 1996


_____________________________________________________________

Exhibit D


                      AMENDED AND RESTATED
                   RECAPITALIZATION AGREEMENT

     AMENDED AND RESTATED RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of January 15, 1996, among Terold N.V. ("Terold"), Hunt Valve Company, Inc., a Delaware corporation (the "Company") previously known as HVHC, Inc. ("HVHC") prior to the merger (the "Merger") on December 26, 1995 of Hunt Valve Company, Inc., an Ohio corporation ("Old Hunt"), with and into HVHC, Transtech Industries, Inc. ("Transtech"), THV Acquisition Corp. ("THV") and ValveCo Inc. ("ValveCo").

     The parties previously entered into that certain Recapitalization Agreement (the "Old Agreement") dated as of October 24, 1995 (the "Commitment Date"), pursuant to which the parties, among other things, (i) agreed to effect the Merger and
(ii) provided for the acquisition by Terold N.V. of shares of common stock of the Company, including through Terold's exercise of certain warrants (the "Warrants").

     On the Commitment Date, ValveCo and THV entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which ValveCo agreed to purchase from THV, and THV agreed to sell to ValveCo, all of the issued and outstanding shares of common stock of HVHC, the then direct parent corporation of Old Hunt. In accordance with Section 3(iii) of the Old Agreement, the Stock Purchase Agreement is being amended and restated on the date hereof to reflect the Merger and the other matters described in such section and to reflect certain other agreements between the parties thereto, including the purchase by ValveCo from THV of approximately 79.05%, rather than all, of the shares of the Company's issued and outstanding common stock.

     As contemplated by the Old Agreement, on October 27, 1995 Terold acquired certain notes of Old Hunt (the "Notes") and the Warrants pursuant to the Purchase Agreement dated as of October 24, 1995 among Terold and the former holders of such instruments (the "Textron Agreement").

     As required by Section 3(ii) of the Old Agreement, on December 27, 1995 Terold (i) exercised the Warrants and thereby acquired
215.27 shares of common stock of the Company and (ii) acquired from THV an additional 18 shares (the "Additional Shares") of common stock of the Company.

     The parties wish to amend the Old Agreement to, among other things, reflect the Merger, the exercise of the Warrants, the acquisition of the Additional Shares and certain amendments to the Stock Purchase Agreement.

     In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Payment to Terold.

     In order to induce Terold to purchase the Notes and the Warrants and to enter into the Textron Agreement and the Old Agreement, THV paid to Terold on the date of the Closing (as defined in the Textron Agreement) the sum of $250,000. In consideration of such payment, Terold hereby agrees with THV that in the event a premium is received in the future in connection with the prepayment at par of the Notes, then THV shall be entitled to receive from Terold concurrently with Terold's receipt of such payment the portion of such premium that exceeds $250,000, but excluding amounts in excess of $500,000, for a payment to THV of a maximum amount of $250,000.

     2.   Representations and Warranties of Transtech,
          THV and the Company.

     Each of Transtech, THV and the Company hereby confirms, as of the Commitment Date, the following representations and warranties to Terold:

          (i) Except as set forth on Schedule A hereto, the Company has not obtained any waivers relating to any period following the date of the Closing (as defined in the Textron Agreement) with respect to any defaults under or provisions of the Note Agreement (as defined in the Old Agreement); and

          (ii) There are no agreements or other documents that affect or relate to the rights or obligations of the Holders (as defined in the Textron Agreement) or any other person with respect to the Notes or the Warrants (and the agreements relating thereto) that are not listed on Schedule A to the Textron Agreement.

     3.   Merger: Exercise of Warrants.

     Transtech, THV and the Company hereby represent to Terold and ValveCo that (i) the Merger became effective in the states of Delaware and Ohio on December 26, 1995 and (ii) immediately following Terold's purchase of the Additional Shares and Terold's exercise of the Warrants on December 27, 1995, each of Transtech and THV owned, directly or indirectly, less than 80% of the outstanding shares of common stock of the Company.

     4.   Redemption of Notes.

          (i) Transtech, THV and the Company hereby agree that if ValveCo's purchase of the shares of common stock of the Company pursuant to the Stock Purchase Agreement, as amended on the date hereof, is consummated, then the Company will promptly redeem the Notes with no prepayment penalty.

          (ii) In connection with the redemption of the Notes described in paragraph 4(i) above, ValveCo hereby agrees to pay to Terold the amount of $250,000 on the date of such redemption.

     5.   Further Assurances.

     Each of the parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     6.   Governing Law.

     THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO
AGREEMENTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

     7.   Consent to Jurisdiction and Service of Process.

     The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding,

(c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding. Terold hereby irrevocably appoints Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, as its agent for the purpose of accepting the service of any process within the State of New York.

     8.   Counterparts.

     This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

     9.   Headings.

     The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                   TEROLD N.V.


                                   By:/s/ H. Whitney Wagner
                                   Name: H. Whitney Wagner
                                   Title:Attorney-in-Fact


                                   VALVECO INC.


                                   By: /s/ H. Whitney Wagner
                                   Name: H. Whitney Wagner
                                   Title:CEO


                                   TRANSTECH INDUSTRIES, INC.


                                   By: /s/ Robert V. Silva
                                   Name: Robert V. Silva
                                   Title:Chairman


                                   THV ACQUISITION CORP.


                                   By: /s/ Robert V. Silva
                                   Name: Robert V. Silva
                                   Title: President


                                   HUNT VALVE COMPANY, INC.


                                   By: /s/ Robert V. Silva
                                   Name: Robert V. Silva
                                   Title:Chairman



__________________________________________________________________

Exhibit E


                      BRING ALONG AGREEMENT


                              among

                   TRANSTECH INDUSTRIES, INC.,


                           TEROLD N.V.

                               and


                      THV ACQUISITION CORP.


                        October 24, 1995









TABLE OF CONTENTS

                                                            Page

1.   Third Party Offer for All Outstanding Shares           2

1.1  Sale of the Company                                    2
1.2  Conditions                                             2
1.3  Obligation to Sell                                     3
1.4  Prepayment of Notes                                    4

2.   Specific Performance                                   4

3.     Definitions                                          4

4.   Miscellaneous                                          5

4.1  Notices                                                5
4.2  Severability                                           6
4.3  Entire Agreement; Amendment                            6
4.4  Waiver                                                 6
4.5  Term of Agreement                                      7
4.6  Variations in Pronouns                                 7
4.7  Consent to Jurisdiction and Service of Process         7
4.8  Governing Law                                          8
4.9  Further Assurances                                     8
4.10  Successors and Assigns                                8
4.11  Counterparts                                          8




                      BRING ALONG AGREEMENT

       BRING ALONG AGREEMENT, dated as of October 24, 1995, among Transtech, Inc., a Delaware corporation ("Transtech"),
THV Acquisition Corp, a Delaware corporation (the "Seller"), and Terold N.V. ("Terold").

       WHEREAS, pursuant to a Stock Purchase Agreement dated as of the date hereof between ValveCo Inc. ("ValveCo") and THV Acquisition Corp. (the "Seller"), ValveCo has agreed to purchase from the Seller, and the Seller has agreed to sell to ValveCo, all of the issued and outstanding shares (the "Shares") of common stock of HVHC, Inc. ("HVHC"), the parent corporation of Hunt Valve Company, Inc. ("Hunt" or the "Company").

       WHEREAS, pursuant to an agreement dated the date hereof, Terold has agreed to purchase from certain persons the outstanding 13.00% Senior Secured Notes of the Company (the "Notes") in an aggregate original principal amount of $11,500,000 and warrants (the "Warrants") to purchase common stock of the Company, which Notes and Warrants were issued by the Company pursuant to the terms of a certain Note Agreement, dated as of August 15, 1991, among Hunt and the purchasers named therein (the "Note Agreement").

       WHEREAS, the parties hereto wish to provide for take along rights under certain circumstances.

       Certain capitalized terms used herein are defined in
Section 3 hereof.

       NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

       1.   Third Party Offer for All Outstanding Shares.

            1.1 Sale of the Company. Subject to Sec tion 1.2, during the Effective Period, whenever the Seller has received a bona fide third party offer to buy all the outstanding Shares and the Warrants, if then outstanding (including, without limitation, pursuant to a merger)(the "Offer"), the Seller shall have the right (the "Take Along Right") to cause Terold to accept the Offer and shall give notice (the "Take Along Notice") to Terold stating that it proposes to effect such transaction and containing the name and address of the offeror and the purchase price under the Offer (the "Third Party Price"), and attaching a copy of all writings between the Seller and the other parties to such transaction necessary to establish the terms of such transaction.

            1.2 Conditions. Subject to Section 1.4, the Seller shall have the right to exercise the Take Along Right pursuant to this Section 1 (i) if the Offer shall propose a Third Party Price in which the consideration to be received by Terold would be paid wholly in cash and (ii) provided that all payments, whether designated for stock, covenants not to compete or otherwise, shall be made on a pro rata basis according to the number of Shares owned by each stockholder of HVHC, and provided further that if any of the Warrants are outstanding at such time, then for this purpose Terold shall be deemed to own the number of Shares (in addition to all outstanding Shares it owns) issuable upon exercise of the Warrants pursuant to Section 3 of the Recapitalization Agreement, dated as of the date hereof, among Terold, Hunt, HVHC, the Seller, Transtech and ValveCo.

            1.3 Obligation to Sell. Upon receipt of the Take Along Notice, Terold agrees that it shall be obligated to sell all Shares held by it (including the Warrants, if applicable) upon the terms and conditions of such transaction and in accordance with Section 1.3.1 (and otherwise take all necessary action to cause the Seller or Transtech to consummate the proposed transaction, including voting such Shares in favor of such transaction), provided that Terold shall only be obligated as provided above in this Section 1.3 if (a) it receives per share consideration of equivalent value as the per share consideration received by the Seller or Transtech, as the case may be, and (b) all of the consideration to be received by Terold is in the form of cash.

                 1.3.1  Sale to Offeror.  Terold shall sell
all of its Shares (including the Warrants) to the Offeror upon the terms and conditions of the Offer (or otherwise take all necessary action to cause the Seller or Transtech to consummate the proposed transaction) at a closing to be held at the principal office of the Seller on such date and at such time and place as the parties to the transaction shall agree.

            1.4  Prepayment of Notes.  Notwithstanding
anything to the contrary in this Section 1, the Seller shall not have the right to exercise its Take Along Right unless any principal of, accrued interest on and any fees payable under or in connection with the Notes are paid no later than concurrently with the closing of any sale pursuant to the exercise of such right by the Seller.

       2. Specific Performance. The parties hereto intend that each of the parties have the right to seek damages and/or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

       3. Definitions. The following terms shall have the meanings set forth below:

            "Effective Period" means the period beginning on the date hereof and ending on the earlier of (i) the termination of the Purchase Agreement and (ii) February 17,
1996.

            "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

       4.   Miscellaneous.

            4.1  Notices.  All notices or other communi
cation required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telecopied or sent by certified, registered or express mail or, if mailed, five days after the date of deposit in the United States mail, as follows:

  (i)  If to the Seller or Transtech, to it at:
       THV Acquisition Corp. or Transtech Industries, Inc.
       200 Centennial Avenue
       Suite 202
       Piscataway, New Jersey 08854

       Facsimile: 908-981-1856
       Attention: Arthur C. Holdsworth, III

       with a copy to:

       Baer Marks & Upham
       805 Third Avenue
       New York, New York 10022

       Facsimile: 212-702-5941
       Attention: Joel M. Handel, Esq.

   (ii)     If to Terold, in care of:

       Three Cities Research, Inc.
       135 East 57th Street
       New York, New York 10022

       Facsimile:  (212) 980-1142
       Attention:   H. Whitney Wagner

       with a copy to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, New York  10019-6064

       Facsimile:  (212) 757-3990
       Attention:  Robert M. Hirsh, Esq.


Any party may by notice given in accordance with this
Section 4.1 designate another address or person for receipt of notices hereunder.

            4.2 Severability. In the event any provi sion hereof is held void or unenforceable by any court, then such provisions shall be severable and shall not effect the remaining provisions hereof.

            4.3  Entire Agreement; Amendment.  This
Agreement is the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether oral or written, among the parties hereto with respect to such subject matter. Any amendment or modification of this Agreement must be in writing and duly signed by Transtech, the Seller and Terold.

            4.4 Waiver. Any failure by a party hereto to comply with any obligation, agreement or condition herein may be expressly waived in writing by each of the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.

            4.5 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall continue in effect until the earlier to occur of (i) February 17, 1996, unless prior to such date the Seller has given to the Buyer a Take Along Notice in connection with an Offer received before such date, in which case this date shall be extended through the earlier of the termination or the closing of such transaction, but in no event later than June 30, 1996, and (ii) the execution of a written agreement by the parties hereto to terminate this Agreement.

            4.6 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

            4.7  Consent to Jurisdiction and Service of
Process. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding. Terold hereby irrevocably appoints Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, as its agent for the purpose of accepting the service of any process within the State of New York.

            4.8  Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

            4.9 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

            4.10  Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

            4.11  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed, or have cause to be executed, this Agreement as of the date first written above.

                                   TRANSTECH INDUSTRIES, INC.


                                   By: /s/ Robert V. Silva
                                   Name: Robert V. Silva
                                   Title:Chairman



                                   THV ACQUISITION CORP.


                                   By: /s/ Robert V. Silva
                                   Name: Robert V. Silva
                                   Title: President



                                   TEROLD N.V.

                                   By: /s/ H. Whitney Wagner
                                   Name: H. Whitney Wagner
                                   Title:Attorney-in-Fact



_________________________________________________________________


                   TRANSTECH INDUSTRIES, INC.
                      THV ACQUISITION CORP.
                      200 Centennial Avenue
                            Suite 202
                  Piscataway, New Jersey  08854
                   Telephone:  (908) 981-0777
                   Telecopier:  (908) 981-1856



                                   February 5, 1996

ValveCo Inc.
c/o Three Cities Research, Inc., 20th Floor
135 East 57th Street
New York, New York  10022
Attention:  Mr. H. Whitney Wagner

     Re:  Amended and Restated Stock Purchase Agreement (the
          "Purchase Agreement") dated as of January 15, 1996
          Between ValveCo Inc.(the "Buyer") and THV Acquisition
          Corp. (the "Seller")

Dear Mr. Wagner:

     Reference is made to the following:

     (i)       The preliminary proxy statement filed by Transtech
Industries, Inc. (Transtech") with the Securities and Exchange
Commission (the "SEC") on January 16, 1996;

     (ii)      The Purchase Agreement as defined above; and

     (iii) The comments of the staff of the SEC dated, respectively, January 26, 1996 and January 31, 1996, as well as the oral comments transmitted by the Staff on February 1, 1996.

     Terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement.

     In compliance with the comments of the staff of the SEC referred to in paragraph (iii) above, Transtech and the Buyer have agreed to fix the computation of the Purchase Price by (i) agreeing in advance on the amount of Funded Debt and (ii) eliminating any deduction from the Purchase Price for intercompany payments required by Section 4.12 of the Purchase Agreement.

     To give effect to the foregoing, Section 1.2(a) and (b) of the Purchase Agreement hereby is deleted in its entirety and in substitution therefor the following is substituted:

     "SECTION 1.2 Consideration. Seller and Buyer acknowledge that the purchase price for (a) the Purchased Shares (as set forth in the next sentence of this Section 1.2) and (b) the 18 shares of common stock of the Company previously sold by Seller to Terold on December 27, 1995, aggregates $2,208,000. The purchase price (the "Purchase Price") for the Purchased Shares shall be $2,158,000 representing gross proceeds of $18 million reduced by the sum of the following: (i) the amount of Funded Debt as of the Closing Date which, for purposes of this determination only, the parties agree to fix at $12,721,000;
     (ii) the amount of $50,000 representing payment received by Seller from the sale of 18 shares of common stock of the Company to Terold on December 27, 1995; (iii) the amount of $500,000 representing the agreed value of the Lender Warrant Shares acquired by Terold on December 27, 1995; (iv) the amount of $2,000,000 required to redeem the issued and outstanding shares of preferred stock held by Seller in the Company (the "Preferred Shares") and (v) the amount of $571,000 required to be paid by the Company to the Seller in repayment of the senior subordinated note issued by the Company to the Seller in the original principal amount of $500,000 (the "Seller Senior Subordinated Note"). For purposes of this Agreement, "Funded Debt" means the outstanding principal of, plus accrued interest and penalties on (including prepayment penalties, premiums or similar payments payable to holders of Funded Debt), all outstanding indebtedness of the Company on the Closing Date other than the Seller Senior Subordinated Note."

          This letter agreement supersedes the letter agreement dated January 29, 1996. Accordingly, the January 29, 1996 letter agreement shall be of no further force or effect.

     Please reflect your agreement to the foregoing, by signing the additional copy of this letter and returning it to us.

                                   Very truly yours,

                                   TRANSTECH INDUSTRIES, INC.
                                   THV ACQUISITION CORP.

                                   /s/ Robert V. Silva
                                   Robert V. Silva
                                   President

ACCEPTED AND AGREED TO:

VALVECO INC.

By:   /s/ H. Whitney Wagner
Name:  H. Whitney Wagner
Title: Chief Executive Officer



_____________________________________________________________________

ANNEX B

                       BRENNER SECURITIES
                           CORPORATION
               Two World Trade Center, 38th Floor
                       New York, NY 10048
                       (212) 839-7300 Tel
                       (212) 839-7339 Fax



                                   October 24, 1995



The Independent Member of the Board of Directors
Transtech Industries, Inc.
200 Centennial Avenue, Suite 202
Piscataway, NJ 08854


Sir:

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration (as hereafter defined) to be received by Transtech Industries, Inc., (the "Company") from the proposed sale of the stock of HVHC, Inc., the parent company of Hunt Valve Company, Inc. ("Hunt Valve") to a newly-formed corporation organized by Three Cities Research, Inc. in conjunction with certain management of the Company and Hunt Valve ("Purchaser") (the "Transaction"). Pursuant to the Stock Purchase Agreement dated October 24, 1995, Purchaser will pay the Company $18 million in cash for the stock of HVHC, Inc., less the amount of Hunt Valve's funded debt at closing (the "Consideration").

In arriving at our opinion, and as the basis therefor, we (i) reviewed the Stock Purchase Agreement dated October 24, 1995; (ii) met with or had telephonic conversations with certain senior officers, directors and other representatives and advisors of the Company and Hunt Valve to discuss the business, operations, prospects, financial condition, assets and potential contingent tax and other liabilities of Hunt Valve; (iii) examined certain business, historical and forecast financial information and other data relating to Hunt Valve reflected in the Carleton, McCreary, Holmes & Co. "Hunt Valve Financing Memorandum" dated September, 1995; (iv) reviewed the audited financial statements of Hunt Valve for the fiscal years ended December 31, 1993 and 1994; (v) reviewed unaudited interim financial statements of Hunt Valve as of, and for, the 7 months ended, July 31, 1995; (vi) to the extent publicly available, analyzed valuation multiples derived from certain acquisition data for private and public companies which we deemed reasonably similar to Hunt Valve; (vii) analyzed valuation multiples derived from historical market prices, trading activity and results of operations of certain publicly traded companies which we deemed reasonably similar to Hunt Valve; (viii) performed a discounted cash flow analysis; and (ix) conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary for purposes of the opinion expressed herein.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us by the Company or Hunt Valve or their respective agents. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared or provided on bases reflecting the best currently available estimates and judgments of the managements of the Company and Hunt Valve as to, among other things, the expected future financial condition and performance of Hunt Valve. We have not independently verified such information or assumptions, including
financial forecasts.   We have not made or been provided with an
independent evaluation or appraisal of the assets, liabilities (contingent or otherwise), or the stock of HVHC, Inc. or Hunt Valve.

Our opinion herein is necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion. We have not been requested to solicit or entertain any other offers for the purchase of the stock or assets of Hunt Valve or any other transaction involving Hunt Valve. We have not been asked to consider, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative strategic, financial or business strategies that might exist for the Company or the decision of the Board of Directors of the Company to proceed with the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transaction.

We have previously performed an analysis of the fair market value of Hunt Valve for the Company for which we received customary compensation. In addition, in the ordinary course of Brenner's business, we may actively trade the equity securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion may not be reproduced, summarized, described, referred to or given to any other person, nor shall any public reference to our firm or any of its affiliated entities or persons be made, without our prior written consent, except for: (i) inclusion of our opinion in full in the proxy statement to be sent to the Company's shareholders in connection with obtaining shareholder approval of the Transaction, or (ii) any references to our firm or any of its affiliated entities or persons may be made only subsequent to our review and with our prior written approval.

Based upon and subject to the foregoing, we are the opinion, as investment bankers, that, as of the date hereof, the Consideration to be paid to the Company by Purchaser in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,


BRENNER SECURITIES CORPORATION



______________________________________________________________

ANNEX C

                  PURCHASE AGREEMENT


       PURCHASE AGREEMENT (this "Agreement"), dated as of
October 24, 1995, among Rhode Island Trust National Bank as
Trustee for the Textron Collective Investment Trust Fund B
("Textron"), Balboa Life Insurance Company ("BLIC") and
Balboa Insurance Company ("BIC") (each a "Holder" and collectively, the "Holders"), and Terold N.V. ("Terold").

       Textron is the holder of 13.00% Senior Secured Note (a "Note") No. R-1 of Hunt Valve Company, Inc. ("Hunt" or the "Company") in the original principal amount of $11,000,000, BLIC is the holder of Note. No. R-2 in the original principal amount of $250,000 and BIC is the holder of Note No. R-3 in the original principal amount of $250,000 (collectively, the "Notes"), and Textron, BLIC and BIC are holders of Warrant Nos. W-1, W-2 and W-3, respectively, to purchase common stock of the Company (collectively, the "Warrants"), all of which Notes and Warrants were issued by Hunt pursuant to the Note Agreement (the "Note Agreement") dated as of August 15, 1991 among Hunt and the Purchasers named in Schedule I thereto.

       Terold desires to purchase from the Holders, and the Holders desire to sell to Terold, all of the Holders' right and interest in the Notes and the Warrants upon the terms and subject to the conditions set forth in this Agreement.

       In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

       1.   Purchase and Sale of Notes and Warrants.

            Terold hereby agrees to purchase from the Holders, and each Holder hereby agrees to sell to Terold, all of such Holders' interests in the Notes and the Warrants, together with all of such Holders' other rights and interests arising under or in connection with the Note Agreement and all other documents related thereto including, without limitation, the rights of the Holders under the security documents (including all Uniform Commercial Code filings) entered into in connection with the Note Agreement (all such rights and interests, the "Textron Interests").

       2.   Payment of Purchase Price.

            The aggregate purchase price (the "Purchase
Price") for the Textron Interests shall be $11,822,480.28 in cash, consisting of (i) $10,822,480.28 representing the outstanding principal balance of the Notes on the date hereof plus accrued and unpaid interest on the Notes through such date, (ii) $500,000 in payment for the Warrants, and
(iii) a $500,000 transaction fee payable to the Holders, all of which will be paid by Terold. Schedule A sets forth the portion of the Purchase Price payable to each Holder.

       3.   Closing.

            The closing of the sale and purchase of the
Notes and the Warrants hereunder (the "Closing") shall occur on October 27, 1995 at such place and time in New York City as shall be selected by the Holders upon two days' prior written notice to Terold of the place and time of the Closing. Delivery of the Notes and the Warrants shall be against payment of the Purchase Price in Federal Funds or other immediately available funds transmitted as follows or to such other account(s) as the Holders may direct: (1) for Textron, $11,307,437.83 to Bank of Boston, ABA #011-000-390,
Institutional Trust Services, Canton Office, Mail Stop 45-01-11, for credit to the account of Textron Collective
Investment Trust Fund B,   Account No. 4-3510023; (2) for
BIC, $257,521.20 to Bank of America, Los Angeles, CA, ABA #121-000-358, Advantage/South Coast, Account # 12574-03335,
Attn: Karen Stanfield, for credit to the account of Balboa Insurance Co. - Casualty, Account No. QA-7-20045-0; and (3) for BLIC, $257,521.25 to Bank of America, Los Angeles, CA, ABA #121-000-358, Advantage/South Coast, Account #12574-03335, Attn: Karen Stanfield, for credit to the account of Balboa Life Insurance Co., Account No. QA-7-20044-0.

       4.   Representations and Warranties of the Holders.

            Each Holder hereby represents and warrants to Terold as follows: (i) such Holder is the lawful owner of the Note and the Warrant to be sold by such Holder pursuant to this Agreement and has good and valid title to such Note and Warrant, free and clear of any claim, lien, encumbrance, security interest, restriction on transfer or other defect in title; (ii) except for its interest in the Note and the Warrant to be sold by such Holder, such Holder has no other claim, interest or right in, against, or with respect to, the Company; (iii) the Holders have delivered to Terold copies of the Note Agreement, the Notes, the Warrants and the security agreements relating to the Textron Interests (including all amendments to any of such documents) (collectively, the "Documents"); and (iv) all of the Documents are listed on Schedule B hereto.

       5.   Further Assurances.

            Each of the parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

       6.   Governing Law.

            THIS AGREEMENT SHALL BE GOVERNED BY AND
INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK APPLICABLE TO AGREEMENTS TO BE MADE AND PERFORMED
ENTIRELY WITHIN SUCH STATE.

       7.   Counterparts.

            This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

       8.   Headings.

            The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                 RHODE ISLAND TRUST NATIONAL BANK AS
                                 TRUSTEE FOR THE TEXTRON COLLECTIVE
                                 INVESTMENT TRUST FUND B



                                 By:   /s/ David E. Makin
                                 Name: David E. Makin
                                 Title:


                                 BALBOA LIFE INSURANCE COMPANY


                                 By:   /s/ Lawrence G. Knowles, Jr.
                                 Name: Lawrence G. Knowles, Jr.
                                 Title:Second Vice President


                                 BALBOA INSURANCE COMPANY


                                 By:   /s/ Lawrence G. Knowles, Jr.
                                 Name: Lawrence G. Knowles, Jr.
                                 Title:Second Vice President


                                 TEROLD N.V.


                                 By:   /s/ H. Whitney Wagner
                                 Name: H. Whitney Wagner
                                 Title:Attorney-in-Fact


                 Schedule A to
                 Purchase Agreement


                          Accrued     Interest
                          Interest    10/20         Warrants
                          through     through         and
Holder    Principal       10/19/95    10/23/95        Fee         Total

Textron  $10,265,739.84  $70,434.38  $14,828.28  $  956,435.33 $11,307,437.83
BLIC         233,797.84    1,604.11      337.68      21,782.33     257,521.20
BIC          233,797.08    1,604.11      337.72      21,782.34     257,521.25

Total    $10,733,334.00  $73,642.60  $15,503.68  $1,000,000.00 $11,822,480.28




                 Schedule B to
                 Purchase Agreement






1. Note Agreement dated as of August 15, 1991 among Hunt Valve Company, Inc. (the
         "Company"), Rhode Island Hospital Trust
         National Bank, as Trustee for the
         Textron Collective Investment Trust Fund
         B ("Textron"), Balboa Life Insurance
         Company ("BLIC") and Balboa Insurance
         Company ("BIC") (the "Note Agreement").

2. Open-End Mortgage and Security Agreement dated as of August 15, 1991 from the Company to Textron, BLIC and BIC.

3. Pledge and Security Agreement dated as of August 15, 1991 between HVHC, Inc.
         ("HVHC") and Textron, BLIC and BIC.

4.       Intercreditor Agreement dated as of
         September 27, 1991 between StanChart
         Business Credit, Inc. and Textron, BLIC
         and BIC.

5. Management Subordination Agreement dated as of August 15, 1991 among Textron, BLIC,
         BIC, Transtech Industries, Inc. and the
         Company.

6.       Guaranty Agreements, each dated as of
         August 15, 1991, by HVHC in favor of
         each of (i) Textron; (ii) BIC; and (iii)
         BLIC.

7.       Rights Agreement dated as of September 27,
         1991 among HVHC, the Company, Textron,
         BLIC and BIC (the "Rights Agreement").

8.       First Amendment - Note Agreement dated
         March 31, 1993 among the parties to the
         Note Agreement.

9.       Amendment to Rights Agreement dated March
         31, 1993 among the parties to the Rights
         Agreement.

10. Amendment, dated March __, 1993, to Warrant to Purchase Common Shares of the Company.


11.      Warrant No. W-1 to purchase 1,834.894
         Common Shares of Hunt Valve Company,
         Inc., dated September 27, 1995, issued
         by the Company to Textron.

12.      Warrant No. W-2 to purchase 41.702 Common
         Shares of Hunt Valve Company, Inc.,
         dated September 27, 1991, issued by the
         Company to BLIC.

13.      Warrant No. W-3 to purchase 41.702 Common
         Shares of Hunt Valve Company, Inc.,
         dated September 27, 1991, issued by the
         Company to BIC.

14.      13.00% Senior Secured Note No. R-1 of the
         Company dated September 27, 1991 in
         favor of Textron in the principal amount of $11,000,000.

15.      13.00% Senior Secured Note No. R-2 of the
         Company dated September 27, 1991 in
         favor of BLIC in the principal amount of $250,000.

16.      13.00% Senior Secured Note No. R-3 of the
         Company dated September 27, 1991 in
         favor of BIC in the principal amount of
         $250,000.

17. Second Amendment - Note Agreement, dated as of July 30, 1993 (effective September
         30, 1992), among the Company, Textron,
         BLIC and BIC.

18.      Third Amendment Agreement, dated as of
         August 15, 1991, among the Company,
         Textron, BLIC and BIC amending the Note
         Agreements.

19.      Stock Certificate representing 8,000 shares
         of common stock of the Company.
___________________________________________________________________


                   TRANSTECH INDUSTRIES, INC.
                      200 Centennial Avenue
                  Piscataway, New Jersey  08854

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Arthur C. Holdsworth, III and Andrew J. Mayer, Jr., and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Transtech Industries, Inc. held of record by the undersigned on January 2, 1996, at the special meeting to be held on February 29, 1996, or any adjournments thereof.


1. PROPOSAL TO APPROVE THE PROPOSED SALE BY THV ACQUISITION CORP. OF ALL THE ISSUED AND OUTSTANDING STOCK OF HUNT VALVE COMPANY INC. PURSUANT TO THE STOCK PURCHASE AGREEMENT DATED AS OF OCTOBER 24, 1995, AS AMENDED, BETWEEN THV ACQUISITION CORP. AND VALVECO INC.


             FOR            AGAINST         ABSTAIN

              __               __              __

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the same manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized partner.


                              Dated_____________________, 1996

                              ________________________________
                                        Signature

                              ________________________________
                                 Signature, if held jointly

                              PLEASE MARK, SIGN, DATE AND RETURN
                              THE PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE.